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                                                        EXECUTION COPY











                             AGREEMENT AND PLAN OF MERGER

                                        AMONG

                                 PRIME RETAIL, INC.,

                                 PRIME RETAIL, L.P.,

                                 HORIZON GROUP, INC.,

                                  SKY MERGER CORP.,

                                   SKY NEWCO, L.P.

                                         AND

                   HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

                            DATED AS OF NOVEMBER 12, 1997

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                                  TABLE OF CONTENTS

                                                                          PAGE
ARTICLE I
    THE MERGERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
    1.1  THE PARTNERSHIP MERGER  . . . . . . . . . . . . . . . . . . . . . .  3
    1.2  THE HORIZON/SUBSIDIARY MERGER. . . . . . . . . . . . . . . . . . . . 4
    1.3  THE PRIME/HORIZON MERGER . . . . . . . . . . . . . . . . . . . . . . 4
    1.4  CLOSING OF MERGERS . . . . . . . . . . . . . . . . . . . . . . . . . 5
    1.5  EFFECTIVE TIMES. . . . . . . . . . . . . . . . . . . . . . . . . . . 5
    1.6  EFFECT OF PRIME/HORIZON MERGER ON ARTICLES OF INCORPORATION
         AND BYLAWS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
    1.7  EFFECT OF PARTNERSHIP MERGER ON AGREEMENT OF LIMITED PARTNERSHIP . . 6
    1.8  DIRECTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
    1.9  EFFECT ON SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . 6
    1.10 EFFECT ON PARTNERSHIP INTERESTS  . . . . . . . . . . . . . . . . . . 6
    1.11 MERGER CONSIDERATION . . . . . . . . . . . . . . . . . . . . . . . . 6
    1.12 REGISTRATION RIGHTS AGREEMENT. . . . . . . . . . . . . . . . . . . . 7
    1.13 APPRAISAL RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . 8
    1.14 EXCHANGE OF CERTIFICATES; PRE-CLOSING DIVIDENDS; FRACTIONAL SHARES . 8
    1.15 CONTRIBUTION AND DISTRIBUTION  . . . . . . . . . . . . . . . . . . .14
    1.16 INVESTMENT IN NEWCO  . . . . . . . . . . . . . . . . . . . . . . . .14
ARTICLE II
    REPRESENTATIONS AND WARRANTIES OF HORIZON . . . . . . . . . . . . . . . .15
    2.1  ORGANIZATION, STANDING AND POWER OF HORIZON. . . . . . . . . . . . .15
    2.2  HORIZON SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . .16
    2.3  CAPITAL STRUCTURE. . . . . . . . . . . . . . . . . . . . . . . . . .17
    2.4  OTHER INTERESTS. . . . . . . . . . . . . . . . . . . . . . . . . . .18
    2.5  AUTHORITY; NONCONTRAVENTION; CONSENTS. . . . . . . . . . . . . . . .18
    2.6  SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES . . . .20
    2.7  ABSENCE OF CERTAIN CHANGES OR EVENTS . . . . . . . . . . . . . . . .21
    2.8  LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
    2.9  PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .22
    2.10 LEASES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .24
    2.11 RENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .25
    2.12 ENVIRONMENTAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . .26
    2.13 RELATED PARTY TRANSACTIONS . . . . . . . . . . . . . . . . . . . . .27
    2.14 EMPLOYEE BENEFITS  . . . . . . . . . . . . . . . . . . . . . . . . .27
    2.15 LABOR MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . . . .29
    2.16 TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
    2.17 NO PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS  . . . . . . . . . .31
    2.18 BROKER; SCHEDULE OF FEES AND EXPENSES  . . . . . . . . . . . . . . .31
    2.19 COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . . . .31

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    2.20 CONTRACTS; DEBT INSTRUMENTS. . . . . . . . . . . . . . . . . . . . .31
    2.21 OPINION OF FINANCIAL ADVISOR . . . . . . . . . . . . . . . . . . . .33
    2.22 STATE TAKEOVER STATUTES  . . . . . . . . . . . . . . . . . . . . . .33
    2.23 INVESTMENT COMPANY ACT OF 1940 . . . . . . . . . . . . . . . . . . .34
    2.24 HORIZON NOT AN INTERESTED STOCKHOLDER  . . . . . . . . . . . . . . .34
    2.25 VOTE REQUIRED  . . . . . . . . . . . . . . . . . . . . . . . . . . .34
    2.26 TRADEMARKS, PATENTS AND COPYRIGHTS . . . . . . . . . . . . . . . . .34
    2.27 INSURANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .34
    2.28 DEFINITION OF KNOWLEDGE OF HORIZON . . . . . . . . . . . . . . . . .35


ARTICLE III
    REPRESENTATIONS AND WARRANTIES OF PRIME . . . . . . . . . . . . . . . . .35
    3.1  ORGANIZATION, STANDING AND POWER OF PRIME  . . . . . . . . . . . . .35
    3.2  PRIME SUBSIDIARIES . . . . . . . . . . . . . . . . . . . . . . . . .35
    3.3  CAPITAL STRUCTURE  . . . . . . . . . . . . . . . . . . . . . . . . .36
    3.4  OTHER INTERESTS  . . . . . . . . . . . . . . . . . . . . . . . . . .38
    3.5  AUTHORITY; NONCONTRAVENTION; CONSENTS  . . . . . . . . . . . . . . .38
    3.6  SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES   . . .39
    3.7  ABSENCE OF CERTAIN CHANGES OR EVENTS   . . . . . . . . . . . . . . .40
    3.8  LITIGATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . .40
    3.9  PROPERTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
    3.10 LEASES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .43
    3.11 RENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44
    3.12 ENVIRONMENTAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . .44
    3.13 TAXES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46
    3.14 BROKERS; SCHEDULE OF FEES AND EXPENSES . . . . . . . . . . . . . . .46
    3.15 COMPLIANCE WITH LAWS . . . . . . . . . . . . . . . . . . . . . . . .47
    3.16 CONTRACTS; DEBT INSTRUMENTS  . . . . . . . . . . . . . . . . . . . .47
    3.17 OPINION OF FINANCIAL ADVISOR . . . . . . . . . . . . . . . . . . . .47
    3.18 STATE TAKEOVER STATUTES  . . . . . . . . . . . . . . . . . . . . . .47
    3.19 INVESTMENT COMPANY ACT OF 1940 . . . . . . . . . . . . . . . . . . .47
    3.20 DEFINITION OF KNOWLEDGE OF PRIME . . . . . . . . . . . . . . . . . .47
    3.21 VOTE REQUIRED  . . . . . . . . . . . . . . . . . . . . . . . . . . .48

ARTICLE IV
    COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .48
    4.1  CONDUCT OF HORIZON'S, HORIZON PARTNERSHIP'S AND SKY MERGER'S
         BUSINESS PENDING MERGERS . . . . . . . . . . . . . . . . . . . . . .48
    4.2  CONDUCT OF PRIME'S AND PRIME PARTNERSHIP'S BUSINESS
         PENDING MERGERS  . . . . . . . . . . . . . . . . . . . . . . . . . .52
    4.3  NO SOLICITATION. . . . . . . . . . . . . . . . . . . . . . . . . . .53
    4.4  AFFILIATES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .55
    4.5 OTHER ACTIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .55

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ARTICLE V
    ADDITIONAL COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . .56
    5.1 PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT; HORIZON SHAREHOLDERS AND PARTNERS MEETINGS AND PRIME SHAREHOLDERS
         AND PARTNERS MEETINGS  . . . . . . . . . . . . . . . . . . . . . . .56
    5.2  ACCESS TO INFORMATION; CONFIDENTIALITY . . . . . . . . . . . . . . .59
    5.3  REASONABLE BEST EFFORTS; NOTIFICATION. . . . . . . . . . . . . . . .60
    5.4  TAX TREATMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . .61
    5.5  PUBLIC ANNOUNCEMENTS . . . . . . . . . . . . . . . . . . . . . . . .62
    5.6  LISTING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .62
    5.7  TRANSFER AND GAINS TAXES . . . . . . . . . . . . . . . . . . . . . .63
    5.8  BENEFIT PLANS AND OTHER EMPLOYEE ARRANGEMENTS. . . . . . . . . . . .63
    5.9  INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . . .64
    5.10 DECLARATION OF DIVIDENDS AND DISTRIBUTIONS . . . . . . . . . . . . .66
    5.11 TRANSFER OF SHARES/INTERESTS IN NON-WHOLLY OWNED SUBSIDIARIES
         OF HORIZON . . . . . . . . . . . . . . . . . . . . . . . . . . . . .66
    5.12 NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .67
    5.13 RESIGNATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . .67
    5.14 THIRD PARTY MANAGEMENT AGREEMENTS  . . . . . . . . . . . . . . . . .67
    5.15 CONTRIBUTION AGREEMENT . . . . . . . . . . . . . . . . . . . . . . .67
    5.16 NEWCO PREFERRED SECURITIES . . . . . . . . . . . . . . . . . . . . .67
    5.17 ACTIONS UPON ISSUANCE OF INJUNCTION OR RESTRAINT . . . . . . . . . .67

ARTICLE VI
    CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .68
    6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGERS. . . . .68
    6.2  CONDITIONS TO OBLIGATIONS OF PRIME AND PRIME PARTNERSHIP . . . . . .69
    6.3  CONDITIONS TO OBLIGATIONS OF HORIZON AND HORIZON PARTNERSHIP . . . .70

ARTICLE VII
    TERMINATION, AMENDMENT AND WAIVER . . . . . . . . . . . . . . . . . . . .72
    7.1  TERMINATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . .72
    7.2  CERTAIN FEES AND EXPENSES. . . . . . . . . . . . . . . . . . . . . .73
    7.3  EFFECT OF TERMINATION. . . . . . . . . . . . . . . . . . . . . . . .75
    7.4  AMENDMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .75
    7.5  EXTENSION; WAIVER. . . . . . . . . . . . . . . . . . . . . . . . . .75

ARTICLE VIII
    GENERAL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . .75
    8.1  NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . .75

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    8.2  NOTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .76
    8.3  INTERPRETATION . . . . . . . . . . . . . . . . . . . . . . . . . . .77
    8.4  COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .77
    8.5  ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES . . . . . . . . . . .77
    8.6  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . . .77
    8.7  ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .77
    8.8  ENFORCEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . .77
    8.9  SEVERABILITY . . . . . . . . . . . . . . . . . . . . . . . . . . . .78

EXHIBITS

EXHIBIT A          CONTRIBUTION AND DISTRIBUTION AGREEMENT
EXHIBIT B          DELAWARE CERTIFICATE OF MERGER
EXHIBIT C-1        HORIZON/SUBSIDIARY ARTICLES OF MERGER (MARYLAND)
EXHIBIT C-2        HORIZON/SUBSIDIARY CERTIFICATE OF MERGER (MICHIGAN)
EXHIBIT D          PRIME/HORIZON ARTICLES OF MERGER (MARYLAND)
EXHIBIT E          SKY MERGER AMENDED AND RESTATED ARTICLES OF INCORPORATION
EXHIBIT F          SKY MERGER BYLAWS
EXHIBIT G          SECOND AMENDED AND RESTATED PRIME PARTNERSHIP AGREEMENT
EXHIBIT H          AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

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                                INDEX OF DEFINED TERMS

ACQUISITION PROPOSAL  . . . . . . . . . . . . . . . . . . . . . . .      4.3(a)
AFFILIATE . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2.13
AFFILIATES  . . . . . . . . . . . . . . . . . . . . . . . . . . . .        4.4
AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   PREAMBLE
AICPA STATEMENT . . . . . . . . . . . . . . . . . . . . . . . . . .     5.1(b)
AMENDED AND RESTATED PRIME PARTNERSHIP AGREEMENT  . . . . . . . . .        1.7
BASE AMOUNT . . . . . . . . . . . . . . . . . . . . . . . . . . . .        7.2
BREAK-UP EXPENSES . . . . . . . . . . . . . . . . . . . . . . . . .        7.2
BREAK-UP FEE  . . . . . . . . . . . . . . . . . . . . . . . . . . .        7.2
BREAK-UP FEE TAX OPINION  . . . . . . . . . . . . . . . . . . . . .        7.2
CALL AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . .  RECITAL Q
CERTIFICATES  . . . . . . . . . . . . . . . . . . . . . . . . . . . 1.14(c)(i)
CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1.4
CLOSING DATE  . . . . . . . . . . . . . . . . . . . . . . . . . . .        1.4
CODE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  RECITAL K
COMMITMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     4.1(i)
COMMON EXCHANGE FUND  . . . . . . . . . . . . . . . . . . . . . . . 1.14(b)(i)
CONFIDENTIALITY AGREEMENT . . . . . . . . . . . . . . . . . . . . .        5.2
CONTRIBUTED PRIME PROPERTIES  . . . . . . . . . . . . . . . . . . .    1.16(b)
CONTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . .  RECITAL D
CONTRIBUTION AGREEMENT  . . . . . . . . . . . . . . . . . . . . . .  RECITAL D
CONTROLLED GROUP MEMBER . . . . . . . . . . . . . . . . . . . . . .       2.14
CORPORATE CONTRIBUTION  . . . . . . . . . . . . . . . . . . . . . .  RECITAL D
CORPORATE DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . .  RECITAL F
DELAWARE CERTIFICATE OF MERGER  . . . . . . . . . . . . . . . . . .  RECITAL H
DELAWARE SECRETARY  . . . . . . . . . . . . . . . . . . . . . . . .     1.5(a)
DISSENTING SHARES . . . . . . . . . . . . . . . . . . . . . . . . .    1.13(b)
DISTRIBUTED NEWCO PREFERRED SECURITIES  . . . . . . . . . . . . . .    1.16(a)
DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . .  RECITAL F
DRULPA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1.1
EMPLOYEE PLAN . . . . . . . . . . . . . . . . . . . . . . . . . . .       2.14
ENCUMBRANCES  . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.9(a)
ENVIRONMENTAL LAWS  . . . . . . . . . . . . . . . . . . . . . . . .       2.12
ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2.14
EXCESS SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . .1.14(g)(ii)
EXCHANGE ACT  . . . . . . . . . . . . . . . . . . . . . . . . . . .        1.8
EXCHANGE AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . .    1.14(a)
EXCHANGE FUND   . . . . . . . . . . . . . . . . . . . . . . . . . .1.14(b)(ii)
EXCHANGE TRUST  . . . . . . . . . . . . . . . . . . . . . . . . . .1.14(g)(ii)
FINAL COMPANY DIVIDEND  . . . . . . . . . . . . . . . . . . . . . . 1.14(d)(i)
GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        2.6
GOVERNMENTAL ENTITY . . . . . . . . . . . . . . . . . . . . . . . .     2.5(d)

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HAZARDOUS SUBSTANCES  . . . . . . . . . . . . . . . . . . . . . . .       2.12
HORIZON . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   PREAMBLE
HORIZON ARTICLES OF INCORPORATION . . . . . . . . . . . . . . . . .        2.1
HORIZON BYLAWS  . . . . . . . . . . . . . . . . . . . . . . . . . .        2.1
HORIZON CAPITAL BUDGET  . . . . . . . . . . . . . . . . . . . . . .     4.1(i)
HORIZON COMMON SHARE  . . . . . . . . . . . . . . . . . . . . . . .        1.2
HORIZON DIRECTOR STOCK OPTION PLAN  . . . . . . . . . . . . . . . .     2.3(b)
HORIZON DISCLOSURE LETTER . . . . . . . . . . . . . . . . . . . . .     2.2(a)
HORIZON ECONOMIC LOSSES . . . . . . . . . . . . . . . . . . . . . .     6.2(a)
HORIZON ENVIRONMENTAL REPORTS . . . . . . . . . . . . . . . . . . .       2.12
HORIZON FINANCIAL STATEMENT DATE  . . . . . . . . . . . . . . . . .        2.7
HORIZON LEASES  . . . . . . . . . . . . . . . . . . . . . . . . . .    2.10(b)
HORIZON LONG-TERM INCENTIVE PLAN  . . . . . . . . . . . . . . . . .     2.3(b)
HORIZON MATERIAL ADVERSE CHANGE . . . . . . . . . . . . . . . . . .        2.7
HORIZON MATERIAL ADVERSE EFFECT . . . . . . . . . . . . . . . . . .        2.1
HORIZON/MERGER ARTICLES OF INCORPORATION  . . . . . . . . . . . . .        2.1
HORIZON/MERGER BYLAWS . . . . . . . . . . . . . . . . . . . . . . .        2.1
HORIZON OP UNIT . . . . . . . . . . . . . . . . . . . . . . . . . . 1.14(d)(i)
HORIZON PARTNER APPROVALS . . . . . . . . . . . . . . . . . . . . .     5.1(g)
HORIZON PARTNERSHIP . . . . . . . . . . . . . . . . . . . . . . . .   PREAMBLE
HORIZON PERMITS . . . . . . . . . . . . . . . . . . . . . . . . . .       2.19
HORIZON PROPERTIES  . . . . . . . . . . . . . . . . . . . . . . . .     2.9(a)
HORIZON SEC DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . .        2.6
HORIZON SHAREHOLDER APPROVALS . . . . . . . . . . . . . . . . . . .     2.5(a)
HORIZON SHAREHOLDERS MEETING  . . . . . . . . . . . . . . . . . . .     5.1(d)
HORIZON STOCK OPTIONS . . . . . . . . . . . . . . . . . . . . . . .     2.3(b)
HORIZON SUBSIDIARIES  . . . . . . . . . . . . . . . . . . . . . . .     2.2(a)
HORIZON/SUBSIDIARY ARTICLES OF MERGER . . . . . . . . . . . . . . .  RECITAL I
HORIZON/SUBSIDIARY CERTIFICATE OF MERGER  . . . . . . . . . . . . .  RECITAL I
HORIZON/SUBSIDIARY MERGER . . . . . . . . . . . . . . . . . . . . .  RECITAL I
HORIZON/SUBSIDIARY MERGER EFFECTIVE TIME  . . . . . . . . . . . . .     1.5(b)
HORIZON TITLE INSURANCE POLICIES  . . . . . . . . . . . . . . . . .     2.9(b)
HORIZON 1993 STOCK OPTION PLAN  . . . . . . . . . . . . . . . . . .     2.3(b)
HORIZON 1997 STOCK OPTION PLAN  . . . . . . . . . . . . . . . . . .     2.3(b)
INDEBTEDNESS  . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.20(b)
INDEMNIFIED LIABILITIES . . . . . . . . . . . . . . . . . . . . . .     5.9(a)
INDEMNIFIED PARTIES . . . . . . . . . . . . . . . . . . . . . . . .     5.9(a)
INTERESTED STOCKHOLDER  . . . . . . . . . . . . . . . . . . . . . .       2.24
IRS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2.14(b)
KNOWLEDGE OF PRIME  . . . . . . . . . . . . . . . . . . . . . . . .       3.20
KNOWLEDGE OF HORIZON  . . . . . . . . . . . . . . . . . . . . . . .       2.28
LAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.5(d)
LIENS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.2(b)
MARYLAND DEPARTMENT . . . . . . . . . . . . . . . . . . . . . . . .     1.5(b)

MBCA  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1.2
MERGERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  RECITAL A
MERGER CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . .    1.11(e)
MGCL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        1.2
MICHIGAN DEPARTMENT . . . . . . . . . . . . . . . . . . . . . . . .     1.5(b)
NEWCO . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  RECITAL C
NEWCO LP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   PREAMBLE
NEWCO OP UNIT . . . . . . . . . . . . . . . . . . . . . . . . . . .    1.11(c)
NEWCO PARTNER APPROVALS . . . . . . . . . . . . . . . . . . . . . .     5.1(g)
NEWCO PREFERRED SECURITIES  . . . . . . . . . . . . . . . . . . . .       1.16
NYSE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1.14(g)(ii)
OUTSIDE PROPERTY MANAGEMENT AGREEMENTS  . . . . . . . . . . . . . .    2.20(f)
PARTNER APPROVALS . . . . . . . . . . . . . . . . . . . . . . . . .     5.1(g)
PARTNERSHIP CONTRIBUTION  . . . . . . . . . . . . . . . . . . . . .  RECITAL D
PARTNERSHIP DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . .  RECITAL E
PARTNERSHIP EXCHANGE FUND . . . . . . . . . . . . . . . . . . . . .1.14(b)(ii)
PARTNERSHIP MERGER  . . . . . . . . . . . . . . . . . . . . . . . .  RECITAL G
PARTNERSHIP MERGER CONSIDERATION  . . . . . . . . . . . . . . . . .    1.11(e)
PARTNERSHIP MERGER EFFECTIVE TIME . . . . . . . . . . . . . . . . .     1.5(a)
PAYOR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        7.2
PENSION PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . .       2.14
PERSON  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.2(a)
PRIME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   PREAMBLE
PRIME ARTICLES OF INCORPORATION . . . . . . . . . . . . . . . . . .        3.1
PRIME BYLAWS  . . . . . . . . . . . . . . . . . . . . . . . . . . .        3.1
PRIME COMMON SHARES . . . . . . . . . . . . . . . . . . . . . . . .     3.3(a)
PRIME COMMON UNIT . . . . . . . . . . . . . . . . . . . . . . . . .    1.11(c)
PRIME DISCLOSURE LETTER . . . . . . . . . . . . . . . . . . . . . .     3.2(a)
PRIME ECONOMIC LOSSES . . . . . . . . . . . . . . . . . . . . . . .     6.3(a)
PRIME/HORIZON ARTICLES OF MERGER  . . . . . . . . . . . . . . . . .  RECITAL J
PRIME/HORIZON MERGER EFFECTIVE TIME . . . . . . . . . . . . . . . .     1.5(c)
PRIME/HORIZON MERGER  . . . . . . . . . . . . . . . . . . . . . . .  RECITAL J
PRIME/HORIZON MERGER CONSIDERATION  . . . . . . . . . . . . . . . .    1.11(d)
PRIME FINANCIAL STATEMENT DATE  . . . . . . . . . . . . . . . . . .        3.7
PRIME LEASES  . . . . . . . . . . . . . . . . . . . . . . . . . . .    3.10(b)
PRIME MATERIAL ADVERSE CHANGE . . . . . . . . . . . . . . . . . . .       3.7
PRIME MATERIAL ADVERSE EFFECT . . . . . . . . . . . . . . . . . . .       3.1
PRIME NEWCO DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . .   1.16(a)
PRIME OP UNITS  . . . . . . . . . . . . . . . . . . . . . . . . . .    3.3(e)
PRIME PARTNER APPROVALS . . . . . . . . . . . . . . . . . . . . . .    5.1(g)
PRIME PARTNERSHIP . . . . . . . . . . . . . . . . . . . . . . . . .  PREAMBLE
PRIME PARTNERSHIP AGREEMENT . . . . . . . . . . . . . . . . . . . . 1.14(d)(i)
PRIME PERMITS . . . . . . . . . . . . . . . . . . . . . . . . . . .       3.15
PRIME PREFERRED SHARES  . . . . . . . . . . . . . . . . . . . . . .     3.3(a)

PRIME PROPERTIES  . . . . . . . . . . . . . . . . . . . . . . . . .     3.9(a)
PRIME REGULAR QUARTERLY DISTRIBUTIONS . . . . . . . . . . . . . . .        3.7
PRIME SEC DOCUMENTS . . . . . . . . . . . . . . . . . . . . . . . .        3.6
PRIME SERIES A PREFERRED SHARES . . . . . . . . . . . . . . . . . .     3.3(a)
PRIME SERIES B PREFERRED SHARES . . . . . . . . . . . . . . . . . .     3.3(a)
PRIME SERIES C PREFERRED SHARES . . . . . . . . . . . . . . . . . .     3.3(a)
PRIME SERIES A PREFERRED UNITS  . . . . . . . . . . . . . . . . . .     3.3(e)
PRIME SERIES B PREFERRED UNIT . . . . . . . . . . . . . . . . . . .    1.11(c)
PRIME SHAREHOLDER APPROVALS . . . . . . . . . . . . . . . . . . . .     3.5(a)
PRIME SHAREHOLDERS MEETING  . . . . . . . . . . . . . . . . . . . .     5.1(c)
PRIME STOCK OPTIONS . . . . . . . . . . . . . . . . . . . . . . . .     3.3(b)
PRIME SUBSIDIARIES  . . . . . . . . . . . . . . . . . . . . . . . .        3.1
PRIME TITLE INSURANCE POLICIES  . . . . . . . . . . . . . . . . . .     3.9(b)
PROHIBITED TRANSACTION  . . . . . . . . . . . . . . . . . . . . . .    2.14(c)
PROPERTY RESTRICTIONS . . . . . . . . . . . . . . . . . . . . . . .     2.9(a)
PROXY STATEMENT . . . . . . . . . . . . . . . . . . . . . . . . . .     5.1(a)
QUALIFYING INCOME . . . . . . . . . . . . . . . . . . . . . . . . .        7.2
RECIPIENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        7.2
RECORD DATE . . . . . . . . . . . . . . . . . . . . . . . . . . . .  RECITAL E
REGISTRATION STATEMENT  . . . . . . . . . . . . . . . . . . . . . .     5.1(a)
REIT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      16(b)
REIT REQUIREMENTS   . . . . . . . . . . . . . . . . . . . . . . . .        7.2
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.5(d)
SECURITIES ACT  . . . . . . . . . . . . . . . . . . . . . . . . . .        1.8
SERIES C PREFERRED UNITS  . . . . . . . . . . . . . . . . . . . . .     3.3(e)
SHAREHOLDER APPROVALS . . . . . . . . . . . . . . . . . . . . . . .     3.5(a)
SKY MERGER  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   PREAMBLE
SKY MERGER ARTICLES OF INCORPORATION  . . . . . . . . . . . . . . .        2.1
SKY MERGER BYLAWS . . . . . . . . . . . . . . . . . . . . . . . . .        2.1
SKY MERGER COMMON SHARE . . . . . . . . . . . . . . . . . . . . . .        1.2
SKY MERGER SHAREHOLDER APPROVALS  . . . . . . . . . . . . . . . . .     2.5(b)
STOCK PURCHASE AGREEMENT  . . . . . . . . . . . . . . . . . . . . .  RECITAL P
SUBSIDIARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . .     2.2(a)
SUPERIOR ACQUISITION PROPOSAL . . . . . . . . . . . . . . . . . . .     4.3(d)
SURVIVING COMPANY . . . . . . . . . . . . . . . . . . . . . . . . .        1.3
SURVIVING COMPANY COMMON SHARE  . . . . . . . . . . . . . . . . . .    1.11(d)
SURVIVING COMPANY SERIES B PREFERRED SHARE  . . . . . . . . . . . .    1.11(d)
SURVIVING PARTNERSHIP . . . . . . . . . . . . . . . . . . . . . . .        1.1
TAKEOVER STATUTE  . . . . . . . . . . . . . . . . . . . . . . . . .       2.22
TAXES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2.16(a)
TAX PROTECTION AGREEMENTS . . . . . . . . . . . . . . . . . . . . .    2.20(j)
THIRD PARTY PROVISIONS    . . . . . . . . . . . . . . . . . . . . .        8.5
TRANSFER AND GAINS TAXES  . . . . . . . . . . . . . . . . . . . . .        5.7
WELFARE PLAN  . . . . . . . . . . . . . . . . . . . . . . . . . . .       2.14

1940 ACT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       2.23

                             AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of November 12, 1997 by and among PRIME RETAIL, INC., a Maryland corporation ("Prime"), PRIME RETAIL, L.P., a Delaware limited partnership ("Prime Partnership"), HORIZON GROUP, INC., a Michigan corporation ("Horizon"), SKY MERGER CORP., a Maryland corporation ("Sky Merger"), SKY NEWCO, L.P., a Delaware limited partnership ("Newco LP"), and HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP, a Delaware limited partnership ("Horizon Partnership").

                                   R E C I T A L S:

    A. The Board of Directors of each of Prime and Horizon deems it advisable and in the best interests of their respective shareholders, upon the terms and subject to the conditions contained herein, that Prime acquire certain of the assets and business of Horizon and operate under the name "Prime Retail, Inc.", such acquisition to be effected by the consummation of the transactions set forth herein, including without limitation, the Contribution, the Distribution, the Partnership Merger, the Horizon/Subsidiary Merger and the Prime/Horizon Merger (each as defined below; the Partnership Merger, the Horizon/Subsidiary Merger and the Prime/Horizon Merger are collectively referred to herein as the "Mergers").

    B. Newco LP is a Delaware limited partnership which, prior to the date hereof, has issued general partnership interests to Horizon and limited partnership interests to Horizon Partnership.

    C. Upon the terms and subject to the conditions set forth herein, as soon as practicable following the date hereof and prior to the consummation of the Mergers, Horizon shall form a new corporation to be organized as a Maryland corporation (such new corporation to be referred to herein as "Newco"), as its wholly-owned subsidiary.

    D. Upon the terms and subject to the conditions set forth herein, immediately prior to the consummation of the Mergers and after the formation of Newco, it is contemplated that on the Closing Date (as hereinafter defined) (i) Horizon Partnership shall contribute certain of its assets to Newco LP, and that Newco LP shall assume certain obligations of Horizon Partnership (collectively, the "Partnership Contribution"), and (ii) Horizon shall contribute to Newco all of its partnership interests in Horizon Partnership (the "Corporate Contribution", and together with the Partnership Contribution, the "Contribution"), all as provided in the Contribution and Distribution Agreement in substantially the form attached hereto as Exhibit A (the "Contribution Agreement").

    E. Upon the terms and subject to the conditions set forth herein, on the Closing Date and immediately prior to the consummation of the Mergers and after the consummation of the Contribution, Horizon Partnership shall declare and make a distribution of all of its limited partnership interests in Newco LP (the "Partnership Distribution") made on a pro rata basis to the record holders of limited partnership interests in Horizon Partnership on the date of consummation of the Mergers (the "Record Date"), as provided in the Contribution Agreement.

    F. Upon the terms and subject to the conditions set forth herein, on the Closing Date and immediately prior to the consummation of the Mergers and after the consummation of the Partnership Distribution, Horizon shall declare and make a distribution (the "Corporate Distribution" and together, with the Partnership Distribution, the "Distribution") of the capital stock of Newco, such Corporate Distribution to be made on a pro rata basis on the Closing Date to the record holders of Horizon Common Shares (as defined below) on the Record Date, all as provided in the Contribution Agreement.

    G. Under the terms and subject to the conditions set forth herein, after the consummation of the Corporate Distribution, Prime, as the sole general partner of Prime Partnership, and Horizon, as the sole general partner of Newco LP, deem it advisable and in the best interests of their respective limited partners, subject to the conditions and other provisions contained herein, that Newco LP shall merge with and into Prime Partnership, with the holders of partnership interests in Newco LP receiving the consideration set forth herein (the "Partnership Merger").

    H. Upon the terms and subject to the conditions set forth herein, Prime Partnership and Newco LP shall execute a Certificate of Merger (the "Delaware Certificate of Merger") in substantially the form attached hereto as Exhibit B and shall file such Delaware Certificate of Merger in accordance with Delaware law to effectuate the Partnership Merger.

    I. Upon the terms and subject to the conditions set forth herein, immediately following the consummation of the Partnership Merger, Horizon and Sky Merger shall execute (i) the Articles of Merger (the "Horizon/Subsidiary Articles of Merger") in substantially the form attached hereto as Exhibit C-1 and shall file such Horizon/Subsidiary Articles of Merger in accordance with Maryland law and (ii) the Certificate of Merger (the "Horizon/Subsidiary Certificate of Merger") in substantially the form attached hereto as Exhibit C-2 and file such Horizon/Subsidiary Certificate of Merger in accordance with Michigan law, in each case to effectuate the merger of Horizon into Sky Merger (the "Horizon/Subsidiary Merger") pursuant to which Sky Merger shall survive as a Maryland corporation.

    J. Upon the terms and subject to the conditions set forth herein, immediately following the consummation of the Horizon/Subsidiary Merger, Prime and Sky Merger shall execute the Articles of Merger (the "Prime/Horizon Articles of Merger") in substantially the form attached hereto as Exhibit D and shall file such Prime/Horizon Articles of Merger in accordance with Maryland law in order to effectuate the merger of Prime and Sky Merger (the "Prime/Horizon Merger") pursuant to which Sky Merger shall survive as a Maryland corporation.

    K. For federal income tax purposes, it is intended that the Partnership Merger, regardless of form, be treated as a contribution by Newco LP of all of its assets to Prime Partnership in exchange for partnership interests in Prime Partnership, as provided for herein, under Section 721 of the Internal Revenue Code of 1986, as amended (the "Code"), and a liquidating distribution of such partnership interests by Newco LP to its partners under Section 731 of the Code.

    L. For federal income tax purposes, it is intended that the Horizon/Subsidiary Merger shall qualify as a tax-free reorganization under
Section 368(a)(1)(F) of the Code, and that this Agreement shall constitute a plan of reorganization under Section 368(a)(1)(F) of the Code.

    M. For federal income tax purposes, it is intended that the Prime/Horizon Merger shall qualify as a tax-free reorganization under Section 368(a)(1)(A) of the Code, and that this Agreement shall constitute a plan of reorganization under Section 368(a)(1)(A) of the Code.

    N. Prime, Prime Partnership, Horizon and Horizon Partnership have each received a fairness opinion relating to the transactions contemplated hereby as more fully described herein.

    O. Prime, Prime Partnership, Horizon and Horizon Partnership desire to make certain representations, warranties and agreements in connection with the Mergers.

    P. Concurrently with the execution of this Agreement and as an inducement to Prime and Prime Partnership to enter into this Agreement, Ronald Piasecki has entered into a Stock Purchase Agreement relating to the voting capital stock of each of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp. and Second HGI, Inc., (the "Stock Purchase Agreement"), providing for the sale by Ronald Piasecki of all of the outstanding voting capital stock (other than any such voting capital stock held by Horizon Partnership) of such companies to Prime Retail Services, Inc. or its designees or assigns.

    Q. Within five (5) days of the execution of this Agreement, each of Cheryl McArthur and Alan Glen, each being a holder of Horizon OP Units (as defined below), and Prime Partnership will enter into an agreement (each, a "Call Agreement") under which Prime Partnership is granted the right to purchase certain of their Horizon OP Units (as defined below), in accordance with the terms of each Call Agreement.

    NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                      ARTICLE I

                                     THE MERGERS

    1.1 THE PARTNERSHIP MERGER. Upon the terms and subject to the conditions of this Agreement, and in accordance with Title 6, Chapter 17 of the Delaware Code Annotated, as amended (the "DRULPA"), Newco LP shall be merged with and into Prime Partnership with Prime Partnership as the surviving limited partnership (the "Surviving Partnership"), with the holders of partnership interests in Newco LP receiving the consideration set forth in Sections 1.10 and 1.11(c).

    1.2 THE HORIZON/SUBSIDIARY MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Maryland General Corporation Law ("MGCL") and the Michigan Business Corporation Act ("MBCA"), immediately following the Partnership

Merger Effective Time (as defined below), Horizon shall be merged with and into Sky Merger, with Sky Merger as the surviving company. Following the Horizon/Subsidiary Merger, the separate corporate existence of Horizon shall cease, and Sky Merger shall succeed to all the rights and obligations of Horizon in accordance with the MGCL and the MBCA. The articles of incorporation of Sky Merger and the bylaws of Sky Merger shall each be amended and restated pursuant to the Horizon/Subsidiary Merger substantially in the forms attached hereto as Exhibits E and F, respectively (the "Horizon/Merger Articles of Incorporation" and the "Horizon/Merger Bylaws", respectively), and shall continue in full force and effect thereafter until further amended in accordance with applicable Maryland law. In the Horizon/Subsidiary Merger, each outstanding share of common stock of Sky Merger held by Horizon shall be canceled, and each issued and outstanding share of common stock, $0.01 par value per share of Horizon (each, a "Horizon Common Share") (other than Horizon Common Shares owned by Horizon or any Horizon Subsidiary, which shall automatically be canceled and retired and all rights with respect thereto shall cease to exist), shall be converted into one share of common stock, $0.01 par value per share, of Sky Merger (each, a "Sky Merger Common Share"). Each certificate representing issued and outstanding Horizon Common Shares shall upon consummation of the Horizon/Subsidiary be deemed to represent the same number of Sky Merger Common Shares, until consummation of the Prime/Horizon Merger in accordance with Section 1.3. There shall be no further registration of transfers on the stock transfer books of Horizon of the Horizon Common Shares which were outstanding immediately prior to the Horizon/Subsidiary Merger Effective Time (as defined below). If, after the Horizon/Subsidiary Merger Effective Time, Certificates (as defined below) are presented to the Surviving Company (as defined below) for any reason, they shall be canceled and exchanged as provided in Section 1.14. As of the Horizon/Subsidiary Merger Effective Time, each outstanding Horizon Stock Option (as defined in Section 2.3(b)) shall be assumed by Sky Merger and shall be deemed to constitute an option to acquire (each a "Sky Merger Stock Option"), on the same terms and conditions applicable under such Horizon Stock Option, the same number of Sky Merger Common Shares as the holder of such Horizon Stock Option would have been entitled to receive pursuant to the Horizon/Subsidiary Merger had such holder exercised such Horizon Stock Option in full immediately prior to the Horizon/Subsidiary Merger Effective Time at a price per share equal to the aggregate exercise price for the shares subject to such Horizon Stock Option divided by the number of full Sky Merger Common Shares deemed to be purchasable pursuant to such Horizon Stock Option.

    1.3 THE PRIME/HORIZON MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGCL, immediately following the Horizon/Subsidiary Merger Effective Time, Prime shall be merged with and into Sky Merger with Sky Merger as the surviving company (the "Surviving Company"). Following the Prime/Horizon Merger, the separate corporate existence of Prime shall cease, and Sky Merger as Surviving Company shall continue and shall succeed to assume all the rights and obligations are in accordance with the MGCL. The name of the Surviving Company shall be "Prime Retail, Inc."

    1.4 CLOSING OF MERGERS. The closing of the Mergers (the "Closing") will take place at 10:00 a.m., local time on the date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Article 6) shall be no later than the third business day after satisfaction or waiver of the conditions set forth in Section 6.1(a) (the "Closing Date"), at the offices of Winston & Strawn, 35 West Wacker Drive, Chicago, Illinois 60601, unless another date or place is agreed to in writing by the parties.

    1.5 EFFECTIVE TIMES. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article 6:

         (a) Prime Partnership and Newco LP shall execute and file the Delaware Certificate of Merger, executed in accordance with the DRULPA, with the Office of the Secretary of State of the State of Delaware (the "Delaware Secretary"). The Partnership Merger shall become effective (the "Partnership Merger Effective Time") at such time as shall be specified in the Delaware Certificate of Merger.

         (b) Immediately following the Partnership Merger Effective Time, Horizon and Sky Merger shall execute and file (i) the Horizon/Subsidiary Articles of Merger, executed in accordance with the MGCL, with the State Department of Assessments and Taxation of Maryland (the "Maryland Department"), and (ii) the Horizon/Subsidiary Certificate of Merger, executed in accordance with the MBCA, with the Department of Commerce of the State of Michigan (the "Michigan Department"). The Horizon/Subsidiary Merger shall become effective (the "Horizon/Subsidiary Merger Effective Time") at such time as shall be specified in the Horizon/Subsidiary Articles of Merger and the Horizon/Subsidiary Certificate of Merger.

         (c) Immediately following the Horizon/Subsidiary Merger Effective Time, Sky Merger and Prime shall execute and file the Prime/Horizon Articles of Merger, executed in accordance with the MGCL, with the Maryland Department. The Prime/Horizon Merger shall become effective (the
"Prime/Horizon Merger Effective Time") at such time as shall be specified in the Prime/Horizon Articles of Merger.

Prime, Prime Partnership, Horizon, Sky Merger, Newco LP, Horizon Partnership and the Surviving Company shall execute and file all other filings and recordings required, with respect to the Horizon/Subsidiary Merger and the Prime/Horizon Merger, under the MGCL or the MBCA or, with respect to the Partnership Merger, under the DRULPA. Unless otherwise agreed, the parties shall cause the each Prime/Horizon Merger Effective Time, the Horizon Subsidiary Effective Time and the Partnership Merger Effective Time to occur on the Closing Date in the sequence provided for in the Recitals hereto.

    1.6 EFFECT OF PRIME/HORIZON MERGER ON ARTICLES OF INCORPORATION AND BYLAWS. The Articles of Incorporation and the Bylaws as in effect immediately after the Horizon/Subsidiary Merger, shall continue in full force and effect after the Prime/Horizon Merger until further amended in accordance with applicable Maryland law.

    1.7 EFFECT OF PARTNERSHIP MERGER ON AGREEMENT OF LIMITED PARTNERSHIP. The Second Amended and Restated Agreement of Limited Partnership of Prime Partnership in substantially the form of Exhibit G attached hereto (the "Second Amended and Restated Prime Partnership

Agreement"), shall continue in full force and effect after the Partnership Merger until further amended in accordance with applicable Delaware law.

    1.8 DIRECTORS. At the Prime/Horizon Merger Effective Time, the directors of the Surviving Company shall consist of twelve persons, including those nine persons named in the Prime/Horizon Articles of Merger (or such other persons as shall be designated by Prime prior to the Closing), each of whom shall serve for the terms specified in the Prime/Horizon Articles of Merger or until their earlier death, resignation or removal, as the case may be, together with three persons to be designated by Horizon prior to Closing, each of whom shall, on the third business day after the Prime/Horizon Merger Effective Time (or such earlier time as shall be required in order to comply with applicable disclosure requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), become a director of the Surviving Company with one of such three persons having terms expiring at the third, second and first annual meeting of shareholders of the Surviving Company held following the Prime/Horizon Merger Effective Time. The names of the three persons designated by Horizon and their respective terms of office shall be furnished to Prime prior to the time the Proxy Statement (as hereinafter defined) is mailed to the shareholders of Prime and Horizon. Prime and Horizon agree to take whatever action may be necessary to accomplish the foregoing.

    1.9 EFFECT ON SHARES. The effect of the Horizon/Subsidiary Merger on the shares of capital stock of Horizon and Sky Merger shall be as provided in the Horizon/Subsidiary Articles of Merger and the Horizon/Subsidiary Certificate of Merger. The effect of the Prime/Horizon Merger on the shares of capital stock of Prime and Sky Merger shall be as provided in Section 1.14 and in the Prime/Horizon Articles of Merger.

    1.10 EFFECT ON PARTNERSHIP INTERESTS. The effect of the Partnership Merger on the partnership interests of Newco LP shall be as provided in
Section 1.11(c) and in the Delaware Certificate of Merger. The Partnership Merger shall not change the partnership interests of Prime Partnership outstanding immediately prior to the Partnership Merger.

    1.11 MERGER CONSIDERATION.

         (a) In connection with the Horizon/Subsidiary Merger, each issued and outstanding Horizon Common Shares and each outstanding Horizon Stock Option shall be treated as set forth in Section 1.2.

         (b) As of the Prime/Horizon Merger Effective Time, each Horizon Common Share and Sky Merger Common Share that is owned by Horizon or any Horizon Subsidiary (as defined below) shall in each case automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no Prime/Horizon Merger Consideration (as defined below) shall be delivered in exchange therefor. As of the Partnership Merger Effective Time, the Newco OP Units (as defined below) that are owned by Horizon shall convert into the right to receive that number of Prime Common Units and Prime Series B Preferred Units equal to the number of Surviving Company Common Shares and Surviving Company Series B Preferred Shares, respectively, into which the Horizon Common Shares are converted pursuant to the Prime/Horizon Merger Consideration.

         (c) Subject to Section 1.14(g), each issued and outstanding common unit of Newco LP (each a "Newco OP Unit") (other than units held by Horizon or any Horizon Subsidiary) shall be converted by the Partnership Merger into the right to receive, at the election of each holder of Newco OP Units, either (i) 0.20 of a convertible Series B preferred unit of Prime Partnership (each a "Prime Series B Preferred Unit") and 0.597 of a common unit of Prime Partnership (each a "Prime Common Unit") or (ii) $7.125 in cash and 0.4595 of a Prime Common Unit (the "Partnership Merger Consideration"). As of the Partnership Merger Effective Time, all such Newco OP Units shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of record of Newco OP Units shall cease to have any rights thereto, except the right to receive the Partnership Merger Consideration, any dividend or other distribution to which such holder is entitled pursuant to Section 1.14(d) and any cash in lieu of fractional units to be issued or paid in consideration therefor upon surrender of such Newco OP Units in accordance with Section 1.14(g), without interest.

         (d) Subject to Section 1.14(g), each issued and outstanding Sky Merger Common Share (other than shares held by Horizon or any Horizon Subsidiary) shall be converted by the Prime/Horizon Merger into the right to receive 0.20 of a share of 8.5% Series B Cumulative Participating Convertible Preferred Stock, $.0.01 par value per share, of the Surviving Company (the "Surviving Company Series B Preferred Share") and 0.597 of a share of common stock, $0.01 par value per share, of the Surviving Company (the "Surviving Company Common Share") (the "Prime/Horizon Merger Consideration"). As of the Prime/Horizon Merger Effective Time, all such Sky Merger Common Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Sky Merger Common Shares shall cease to have any rights thereto, except the right to receive the Prime/Horizon Merger Consideration, any dividend or other distribution to which such holder is entitled pursuant to Section 1.14(d) and any cash in lieu of fractional shares to be issued or paid in consideration therefor upon surrender of such certificate in accordance with
Section 1.14(g), without interest.

         (e) "Merger Consideration" shall mean either the Partnership Merger Consideration or the Prime/Horizon Merger Consideration, as the context may require.

    1.12 REGISTRATION RIGHTS AGREEMENT. On the Closing Date, the Surviving Company will enter into the Amended and Restated Registration Rights Agreement substantially in the form of Exhibit H attached hereto under which Surviving Company will assume in writing and succeed to all rights and obligations of Horizon and Prime pursuant to the Registration Rights Agreements listed on Schedule 2.3(g) to the Horizon Disclosure Letter and pursuant to the Registration Rights Agreements listed on Schedule 3.3(h) to the Prime Disclosure Letter, respectively.

    1.13 APPRAISAL RIGHTS.

         (a) NO APPRAISAL RIGHTS. The holders of Horizon Common Shares, Prime Common Shares, Prime Series B Preferred Shares, Sky Merger Common Shares, Newco OP Units, Sky Partnership OP Units and Prime OP Units (as defined in Section 3.3(e)) are not entitled under applicable law to appraisal rights as a result of the Mergers.

         (b) PRIME SERIES A AND SERIES C PREFERRED SHARES. Notwithstanding anything in this Agreement to the contrary, holders of Prime Series A Preferred Shares and Prime Series C Preferred Shares (each as defined in
Section 3.3(a)) that have, as of the Effective Time, complied with all procedures necessary to assert appraisal rights in accordance with the MGCL, if applicable, shall have such rights, if any, as they may have pursuant to
Section 3-202 of the MGCL and such Prime Series A Preferred Shares and Prime Series C Preferred Shares shall not be converted or be exchangeable as provided in this Article I, but such holders shall be entitled to receive such payment as may be determined to be due to such holders pursuant to the MGCL; PROVIDED, HOWEVER, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the MGCL, such holder's Prime Series A Preferred Shares and Prime Series C Preferred Shares shall thereupon be deemed to have been converted and to have become exchangeable, as of the Prime/Horizon Merger Effective Time, into the Prime/Sky Merger Consideration. The Prime Series A Preferred Shares and Prime Series C Preferred Shares described in this Section 1.13(b) held by holders who exercise and perfect appraisal rights are referred to herein as "Dissenting Shares." Sky Merger shall give Prime prompt notice of any demands for appraisal of shares received by Sky Merger (and shall also give Prime prompt notice of any withdrawals of such demands for appraisal rights) and Prime shall have the opportunity and right to participate in and direct all negotiations with respect to such demands. Sky Merger shall not, except with the prior written consent of Prime, make any payment with respect to, settle or otherwise negotiate or offer to settle any such demand for appraisal rights. Prime agrees that it shall make all payments with respect to appraisal rights and that the funds therefor shall not come, directly or indirectly, from Sky Merger.

    1.14 EXCHANGE OF CERTIFICATES; PRE-CLOSING DIVIDENDS; FRACTIONAL SHARES.

         (a) EXCHANGE AGENT. Prior to the Closing Date, Prime shall appoint American Stock Transfer and Trust Company, or another bank or trust company reasonably acceptable to Horizon, to act as exchange agent (the "Exchange Agent") for the exchange of the Prime/Horizon Merger Consideration upon surrender of certificates representing issued and outstanding Sky Merger Common Shares and the exchange of the Partnership Merger Consideration in connection with the Partnership Merger.

         (b)  MERGER CONSIDERATION.

              (i) The Surviving Company shall provide or cause to be provided to the Exchange Agent on or before the Partnership Merger Effective Time, for the benefit of those Persons who are holders of Sky Merger Common Shares after the Horizon/Subsidiary Merger Effective

Time, Surviving Company Common Shares and Surviving Company Series B Preferred Shares (the "Common Exchange Fund") issuable in exchange for the issued and outstanding Horizon Common Shares pursuant to Section 1.11. Horizon shall provide to the Exchange Agent on or before the Partnership Merger Effective Time, for the benefit of the holders of Horizon Common Shares, cash payable in respect of any dividends required pursuant to Section 1.14(d)(i) or (ii).

              (ii) Prime Partnership shall provide to the Exchange Agent, for the benefit of the holders of Newco OP Units, cash payable for, or any Prime Common Units and Prime Series B Preferred Units (the "Partnership Exchange Fund", and together with the Common Exchange Fund, the "Exchange Fund") issuable in exchange for, issued and outstanding Newco OP Units pursuant to
Section 1.11. Horizon shall provide to the Exchange Agent on or before the Partnership Merger Effective Time, for the benefit of the holders of Newco OP Units, cash payable in respect of any distributions required pursuant to
Section 1.14(d).

         (c)  EXCHANGE PROCEDURE.

              (i) As soon as reasonably practicable after the Prime/Horizon Merger Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Prime/Horizon Merger Effective Time represented outstanding Sky Merger Common Shares (the "Certificates") whose shares were converted into the right to receive the Prime/Horizon Merger Consideration pursuant to Section 1.11 (d) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in a form and have such other provisions as the Surviving Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Prime/Horizon Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Surviving Company, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Prime/Horizon Merger Consideration into which the Sky Merger Common Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.11, as well as any dividends or other distributions to which such holder is entitled pursuant to Section 1.14(d), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Sky Merger Common Shares which is not registered in the transfer records of Sky Merger, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment either shall pay any transfer or other taxes required by reason of such payment being made to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Company that such tax or taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 1.14, each Certificate shall be deemed at any time after the Prime/Horizon Merger Effective Time to represent only the right to receive upon such surrender the Prime/Horizon Merger Consideration, without interest, into which the Sky Merger Common Shares theretofore represented by such Certificate shall have been converted pursuant to Section 1.11, and any dividends or other distributions to which such holder is entitled pursuant to Section 1.14(d). No interest will be paid or will accrue on the Prime/Horizon Merger Consideration upon the surrender of any Certificate or on any cash payable pursuant to Section 1.14(d) or Section 1.14(g).

              (ii) Contemporaneous with or as soon as reasonably practicable after the Partnership Merger Effective Time, Prime Partnership shall mail or otherwise make available to each holder of record of Newco OP Units whose interest in Newco LP was converted into the right to receive the Partnership Merger Consideration a letter of transmittal with instructions for execution and delivery of the Amended and Restated Prime Partnership Agreement which shall specify that delivery of the Partnership Merger Consideration shall be effected only upon execution and delivery of the Amended and Restated Prime Partnership Agreement and such other documentation as Prime Partnership may reasonably specify as necessary in connection with the consummation of the transactions contemplated hereby. Upon execution and delivery of the Amended and Restated Prime Partnership Agreement and such other documentation as is reasonably specified by Prime Partnership in connection with the consummation of the transactions contemplated hereby, each holder of Newco OP Units shall be entitled to receive from Prime Partnership a copy of the Amended and Restated Prime Partnership Agreement, duly amended to reflect the Partnership Merger Consideration to be received by such holder pursuant to Section 1.11, as well as any dividends or distributions to which such holder is entitled pursuant to Section 1.14(d). Only holders of record on the books and records of Newco LP shall be entitled to the Partnership Merger Consideration and to become a limited partner in Prime Partnership pursuant to this Agreement. Until the execution and delivery of the Amended and Restated Prime Partnership Agreement by a holder of Newco OP Units, and the other documentation reasonably specified by Prime, such Newco OP Units shall be deemed at any time after the Partnership Merger Effective Time to represent only the rights to receive the Partnership Merger Consideration into which such Newco OP Units shall have been converted pursuant to Section 1.11 hereof, without interest, and any dividends or other distributions to which such holder is entitled pursuant to Section 1.14(d), without interest.

              (iii) To the extent permitted by law, (A) Horizon may transmit the form of election to receive the Partnership Merger Consideration in cash and Prime Common Units or in Prime Preferred Units and Prime Common Units to the holders of Horizon Units concurrently with the delivery of the Proxy Statement (as defined in Section 5.1 (a)), and (B) the period within which the holders of Newco OP Units may deliver such election shall terminate three (3) business days after the Closing.

         (d) RECORD DATES FOR FINAL DIVIDENDS; DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES.

              (i)  To the extent necessary to satisfy the requirements of
Section 857(a)(1) of the Code for the taxable year of Prime ending at the Closing Date (and avoid the payment of tax with respect to undistributed income), Prime shall (i) declare a dividend (the "Final Company Dividend") first to holders of Prime Preferred Shares (as defined below) and then, and only to the extent necessary, to holders of Prime Common Shares (as defined below), the record date for which shall be the close of business on the last business day prior to the Closing Date, in an amount equal to the minimum dividend sufficient to permit Prime to satisfy such requirements and (ii) Prime Partnership shall pay a corresponding distribution to holders of Prime OP Units (as defined in Section 3.3(e)) pursuant to Section 6.2 of the Amended and Restated Agreement of Limited Partnership of Prime Retail, L.P. dated as of September 8, 1997, as amended
(the "Prime Partnership Agreement"). If Prime determines it necessary to declare a portion of the Final Company Dividend to holders of Prime Common Shares, it shall notify Horizon at least ten (10) days prior to the date for the Prime Shareholders Meeting (as defined in Section 5.1), and Horizon shall
(i) declare a dividend per share to holders of Horizon Common Shares, the record date for which shall be the close of business on the last business day prior to the Closing Date, in an amount per Horizon Common Share equal to the product obtained by multiplying (x) the Final Company Dividend per Prime
Common Share paid by Prime by (y) 0.9193. Horizon Partnership shall pay a corresponding distribution to the holders of issued and outstanding common units of Horizon Partnership (the "Horizon OP Units") pursuant to the Horizon Partnership Agreement. The dividends payable hereunder to holders of Horizon Common Shares shall be paid upon presentation of the certificates of Horizon Common Shares for exchange in accordance with this Section 1.14 and the distributions payable to holders of Horizon OP Units shall be paid upon delivery of the executed Second Amended and Restated Prime Partnership
Agreement in accordance with this Section 1.14.

              (ii) (A) No dividends or other distributions with respect to Surviving Company Common Shares or Surviving Company Series B Preferred Shares with a record date after the Closing Date shall be paid to the holder of any unsurrendered Certificate with respect to the Surviving Company Common Shares or Surviving Company Series B Preferred Shares represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.14(g), in each case until the surrender of such Certificate in accordance with this Section 1.14. Subject to the effect of applicable escheat laws, following surrender of any such Certificate there shall be paid to the holder of such Certificate, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of any fractional Surviving Company Common Shares or Surviving Company Series B Preferred Shares to which such holder is entitled pursuant to Section 1.14(g) and (ii) if such Certificate is exchangeable for one or more whole Surviving Company Common Shares or Surviving Company Series B Preferred Shares, (x) at the time of such surrender the amount of dividends or other distributions with a record date after the Closing Date theretofore paid with respect to such whole Surviving Company Common Shares or Surviving Company Series B Preferred Shares and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole Surviving Company Common Shares or Surviving Company Series B Preferred Shares.

                   (B) No dividends or distributions with respect to Surviving Company Common Units or Surviving Company Series B Preferred Units with a record date after the Closing Date shall be paid to any holder of Newco OP Units, and no cash payable in lieu of fractional units shall be paid to any such holder pursuant to Section 1.14(g), in each case until such holder has executed and delivered the Amended and Restated Prime Partnership Agreement and other documentation in accordance with this Section 1.14. Subject to the effect of the applicable escheat laws, following execution and delivery of requisite documents as contemplated by this

Section 1.14, there shall be paid to a holder of Newco OP Units, without interest, (i) at the time of such delivery, the amount of any cash payable in lieu of any fractional Prime Common Units or Prime Series B Preferred Units to which such holder is entitled pursuant to Section 1.14(g) and (ii) if such Newco OP Units are exchangeable into one or more whole Prime Common Units or Prime Series B Preferred Units, (x) the amount of any dividend or other distributions with a record date after the Closing Date theretofore paid with respect to such whole Prime Common Units or Prime Series B Preferred Units, and (y) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Closing Date but prior to such date and with a payment date subsequent to such date, which are payable with respect to such whole Prime Common Units or Prime Series B Preferred Units.

         (e) NO FURTHER OWNERSHIP RIGHTS IN HORIZON COMMON SHARES, SKY MERGER COMMON SHARES AND NEWCO OP UNITS.

              (i) All Prime/Horizon Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Section 1.14 (and any cash paid pursuant to Section 1.14(g)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the Horizon Common Shares and Sky Merger Common Shares, theretofore represented by such Certificates; provided, however, that Horizon shall transfer to the Exchange Agent cash sufficient to pay any dividends or make any other distributions with a record date prior to the Closing Date which may have been declared or made by Horizon on such Horizon Common Shares which were converted into Sky Merger Common Shares pursuant to the Horizon/Subsidiary Merger in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Closing Date and have not been paid prior to such surrender, and there shall be no further registration of transfers on the stock transfer books of Sky Merger of the Sky Merger Common Shares which were outstanding immediately prior to the Closing Date. If, after the Closing Date, Certificates are presented to the Surviving Company for any reason, they shall be canceled and exchanged as provided in this Section 1.14.

              (ii) All Partnership Merger Consideration payable to holders of Newco OP Units pursuant to the terms of this Section 1.14 (and any cash payable pursuant to Section 1.14(g)) shall be payable, and when paid shall be deemed to have been paid, in full satisfaction of all rights pertaining to Newco OP Units.

         (f)  NO LIABILITY. None of Horizon, Prime, the Surviving Company,
Prime Partnership, Horizon Partnership, Newco, Newco LP or the Exchange Agent shall be liable to any person in respect of any Prime/Horizon Merger Consideration or dividends or distributions delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Exchange Fund delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for six (6) months after the Closing Date shall be redelivered by the Exchange Agent to Prime, upon demand, and any holders of Certificates or Newco OP Units who have not theretofore complied with Section 1.14(c) shall thereafter look only to Prime for delivery of the Partnership Merger Consideration and any unpaid dividends or distributions, subject to applicable escheat and other similar laws.

         (g)  NO FRACTIONAL SHARES.

              (i) No certificates or scrip representing fractional Surviving Company Common Shares or Surviving Company Series B Preferred Shares shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any other rights of a shareholder of Surviving Company.

              (ii) Notwithstanding any other provision of this Agreement, each holder of Sky Merger Common Shares exchanged pursuant to the Prime/Horizon Merger who would otherwise have been entitled to receive a fraction of a Surviving Company Common Share or a Surviving Company Series B Preferred Share (after taking into account all Certificates delivered by such holder) shall receive, from the Exchange Agent in accordance with the provisions of this
Section 1.14(g), a cash payment in lieu of such fractional shares, as applicable, representing such holder's proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions (which sale transactions shall be made at such times, in such manner and on such terms as the Exchange Agent shall determine in its reasonable discretion) on behalf of all such holders of the aggregate of the fractional Surviving Company Common Shares and Surviving Company Series B Preferred Shares, as applicable, which would otherwise have been issued (the "Excess Shares"). The sale of the Excess Shares by the Exchange Agent shall be executed on the New York Stock Exchange (the "NYSE") through one or more member firms of the NYSE and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of Certificates, the Exchange Agent will hold such proceeds in trust (the "Exchange Trust") for the holders of Certificates. Prime shall pay all commissions, transfer taxes and other out-of-pocket transaction costs, including the expenses and compensation of the Exchange Agent, incurred in connection with this sale of the Excess Shares. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates in lieu of any fractional Surviving Company Common Shares or Surviving Company Series B Preferred Shares, as applicable, the Exchange Agent shall make available such amounts to such holders of Certificates without interest.

              (iii) No fractional Prime Common Units or Prime Series B Preferred Units shall be issued in exchange for Newco OP Units, and no fractional interests shall entitle any holder thereof to vote, receive distributions or have any other rights in, from or to Prime Partnership. In lieu of the issuance of any fractional Prime Common Units or Prime Series B Preferred Units, each holder of Newco OP Units who does not elect to receive the Partnership Merger Consideration in cash, upon execution and delivery of the documentation contemplated by this Section 1.14, shall be paid an amount in cash (without interest), rounded to the nearest cent, equal to the sum of (A) the product of (1) the average price at which Surviving Company Common Shares constituting Excess Shares sold by the Exchange Agent pursuant to the foregoing clause (ii) and (2) the fractional amount of Prime Common Units which such holder would otherwise be entitled to receive under this Section 1.14 and (B) the product of (1) the average price at which Series B Preferred Shares constituting Excess Shares are sold by the Exchange Agent pursuant to the foregoing clause (ii) and (2) the fractional amount of Prime Series B Preferred Units which such holder could otherwise be entitled to receive under this
Section 1.14.

         (h) WITHHOLDING RIGHTS. (A) The Surviving Company or the Exchange Agent shall be entitled to deduct and withhold from the Prime/Horizon Merger Consideration otherwise payable pursuant to this Agreement to any holder of Sky Merger Common Shares such amounts as the Surviving Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Surviving Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Sky Merger Common Stock in respect of which such deduction and withholding was made by Surviving Company or the Exchange Agent.

              (B) Prime Partnership shall be entitled to deduct and withhold from the Partnership Merger Consideration otherwise payable pursuant to this Agreement to a holder of Newco OP Units such amounts as Prime Partnership is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Prime Partnership, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Newco OP Units in respect of which such deduction and withholding was made by Prime Partnership.

         (i) At the Prime/Horizon Merger Effective Time, each certificate representing an outstanding Prime Common Share, Prime Series A Preferred Share, Prime Series B Preferred Share and Prime Series C Preferred Share will, without any action on the part of the holder thereof, thereafter represent one Surviving Company Common Share, one share of Surviving Company 10.5% Series A Senior Cumulative Preferred Stock, $.01 par value per share, one Surviving Company Series B Preferred Share or one share of Surviving Company Series C Cumulative Convertible Redeemable Preferred Stock, $0.01 par value per share, as the case may be, pursuant to the terms of the Prime/Horizon Articles of Merger.

    1.15 CONTRIBUTION AND DISTRIBUTION. As provided in the Contribution Agreement, (a) prior to the consummation of the Partnership Merger, and subject to receipt of all necessary consents and approvals, Horizon Partnership and Newco LP shall effect the Partnership Contribution and Horizon shall effect the Corporate Contribution, and (b) prior to the Partnership Merger and after consummation of the Contribution, Horizon Partnership shall declare and make the Partnership Distribution and Horizon shall declare and make the Corporate Distribution.

    1.16 INVESTMENT IN NEWCO.  (a) Horizon hereby acknowledges and agrees that
(i) on or prior to the Closing Date Prime and/or Prime Partnership may make an investment in Horizon Partnership and/or Newco in the form of cash, extensions of credit and/or its interests in any other assets or properties; provided that such contribution of other assets or properties does not prohibit Winston & Strawn or Rudnick & Wolfe from delivering the opinions referred to in Sections 6.2(e) and 6.3(e), respectively, (ii) as inducement to Prime and Prime Partnership to enter into this Agreement, Prime and/or Prime Partnership shall receive 10% Series A Preferred Stock of Newco (the "Newco Preferred Securities") having an aggregate par value and liquidation preference (exclusive of dividends) equal to $43,700,000 and with such other terms, preferences and rights, including conversion rights, as Prime, in its sole discretion, shall determine, except that, subject to the right to designate a minority of the members of the Board of Directors of Newco, the requirements of applicable law and certain conditions to be set forth in the instruments governing the Newco Preferred Securities, the Newco Preferred Securities shall be non-voting; and (iii) the Newco Preferred Securities will dilute up to substantially all of the economic interest in Newco and Horizon Partnership, including the economic interest evidenced by the shares of Common Stock of Newco distributed in the Corporate Distribution and the Horizon OP Units held by the limited partners of Horizon Partnership.
 Prime and/or Prime Partnership shall have the right to distribute (the
"Prime Newco Distribution") all or a portion of the Newco Preferred
Securities (the "Distributed Newco Preferred Securities") to its shareholders and partners, respectively, of record on or prior to the date immediately preceding the consummation of the Mergers.

         (b) In the event that Prime and/or Prime Partnership transfers any Prime Properties (the "Contributed Prime Properties") or interest therein to Horizon Partnership and/or Newco, then Prime shall receive in consideration thereof a non-recourse debt obligation secured by the Contributed Prime Properties in an aggregate principal amount equal to the net asset value of the Contributed Prime Properties, which determination of net asset value shall be made in good faith by the Board of Directors of Prime based on a written opinion in form and substance reasonably satisfactory to Horizon of an investment banking or appraisal firm selected by Prime.

                                      ARTICLE II

                      REPRESENTATIONS AND WARRANTIES OF HORIZON

    Horizon and Horizon Partnership represent and warrant to Prime and Prime Partnership as follows:

    2.1 ORGANIZATION, STANDING AND POWER OF HORIZON. Horizon and Sky Merger are each a corporation duly organized, validly existing and in good standing under the laws of Michigan and Maryland, respectively. Horizon has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Horizon is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Horizon and the Horizon Subsidiaries (as defined below), taken as a whole (a "Horizon Material Adverse Effect"). Horizon has delivered to Prime complete and correct copies of the Amended and Restated Articles of Incorporation of Horizon (the "Horizon Articles of Incorporation") and the Amended and Restated Bylaws of Horizon (the "Horizon Bylaws"), in each case, as amended or supplemented to the date of this Agreement. Sky Merger has delivered to Prime complete and correct copies of the Sky Merger Articles of Incorporation (the "Sky Merger Articles of Incorporation") and the Sky Merger Bylaws (the "Sky Merger Bylaws"), in each case, as amended or supplemented to the date of this Agreement.

   2.2  HORIZON SUBSIDIARIES.

         (a) Schedule 2.2 to the letter of even date herewith signed by each of the chief executive officer and chief financial officer of Horizon and delivered to Prime prior to the execution hereof (the "Horizon Disclosure Letter") sets forth (i) each Subsidiary (as defined below) of Horizon (the "Horizon Subsidiaries"), (ii) the ownership interest therein of Horizon (other than, as of the Closing Date, changes thereto between November 11, 1997 and the Closing Date which result from the conversion of Horizon OP Units into Horizon Common Shares pursuant to the terms of the Horizon Partnership Agreement), (iii) if not wholly owned by Horizon, the identity and ownership interest of each of the other owners of such Horizon Subsidiary (other than, as of the Closing Date, changes thereto between November 11, 1997 and the Closing Date which result from the conversion of Horizon OP Units into Horizon Common Shares pursuant to the terms of the Horizon Partnership Agreement) and (iv) each factory outlet center and other commercial property owned by such Subsidiary.
As used in this Agreement, "Subsidiary" of any Person (as defined below) means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) 10% or more of the voting power of the voting capital stock or other equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity. As used herein, "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity. Schedule 2.2 to the Horizon Disclosure Letter sets forth a true and complete list of the equity securities owned by Horizon, directly or indirectly, in any corporation, partnership, limited liability company, joint venture or other legal entity, excluding Horizon Subsidiaries.

         (b) Except as set forth in Schedule 2.2 to the Horizon Disclosure Letter, (i) all of the outstanding shares of capital stock of each Horizon Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive rights, (B) owned by Horizon or by another Horizon Subsidiary and (C) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and (ii) all equity interests in each Horizon Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Horizon, by another Horizon Subsidiary or by Horizon and another Horizon Subsidiary are owned free and clear of all Liens. Each Horizon Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Horizon Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Horizon Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Horizon Material Adverse Effect. Complete and correct copies of the articles of incorporation, bylaws, organization documents and partnership, joint venture and operating agreements of each Horizon Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Prime. No effective amendment has been made to the Horizon Partnership Agreement since the date of this Agreement.

    2.3  CAPITAL STRUCTURE.

         (a) The authorized shares of capital stock of Horizon consist of 3,000,000 shares of preferred stock, $0.01 par value per share, none of which are issued and outstanding on the date of this Agreement, 10,000,000 shares of excess stock, $0.01 par value per share, none of which are issued or outstanding on the date of this Agreement, and 47,000,000 Horizon Common Shares, 24,066,635 of which were issued and outstanding as of November 12, 1997. The authorized shares of capital stock of Sky Merger consist of 50,000,000 shares of common stock, $0.01 par value per share, 1,000 of which are issued or outstanding as of November 12, 1997.

         (b) Set forth in Schedule 2.3(b) to the Horizon Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase shares of Horizon's capital stock granted under Horizon's Amended and Restated 1993 Stock Option Plan (the "Horizon 1993 Stock Option Plan"), Horizon's 1997 Stock Option Plan (the "Horizon 1997 Stock Option Plan"), the Horizon 1993 Long-Term Incentive Plan (the "Horizon Long-Term Incentive Plan"), Horizon's Director Stock Option Plan (the "Horizon Director Stock Option Plan") or any other formal or informal arrangement (collectively, the "Horizon Stock Options") and (ii) all other warrants or other rights to acquire shares of Horizon's capital stock, all limited stock appreciation rights, phantom stock, dividend equivalents, performance units and performance shares. Schedule 2.3(b) to the Horizon Disclosure Letter sets forth for each Horizon Stock Option the name of the grantee, the date of the grant, status of the option as qualified or nonqualified under Section 422 of the Code, the number and type of shares of Horizon's capital stock subject to such option, the number and type of shares subject to options that are currently exercisable, the exercise price per share, and the number and type of such shares subject to share appreciation rights. On the date of this Agreement, except as set forth in this Section
2.3 or in Schedule 2.3(b) to the Horizon Disclosure Letter, no shares of Horizon's capital stock were outstanding or reserved for issuance.

         (c) All outstanding shares of Horizon's and Sky Merger's capital stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Horizon or Sky Merger having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Horizon may vote.

         (d) Except (i) as set forth in this Section 2.3 or in Schedule 2.3(d) to the Horizon Disclosure Letter or as otherwise contemplated by this Agreement, and (ii) for Horizon OP Units, which may be redeemed for cash or, at the option of Horizon, Horizon Common Shares in accordance with the Horizon Partnership Agreement, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Horizon, Sky Merger or any Horizon Subsidiary is a party or by which such entity is bound, obligating Horizon, Sky Merger or any Horizon Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Horizon, Sky Merger or any Horizon Subsidiary or obligating Horizon, Sky Merger or any Horizon Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Horizon, Sky Merger or a Horizon Subsidiary).

         (e) As of November 12, 1997, 28,293,699 units of Horizon Partnership are duly and validly issued, of which 24,066,635 are owned by Horizon and 28,293,699 units of Newco LP are duly and validly issued, of which 24,066,635 are owned by Horizon. Schedule 2.3(e) to the Horizon Disclosure Letter sets forth the name of each holder of Horizon OP Units and Newco OP Units and the number of Horizon OP Units and Newco OP Units owned by each such holder in each case as of the date of this Agreement. The Horizon OP Units are subject to no restrictions except as set forth in the Horizon Partnership Agreement. Except as provided in the Horizon Partnership Agreement or in Schedule 2.3(e) to the Horizon Disclosure Letter, neither Horizon Partnership nor Newco LP has issued or granted and neither is a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, the issuance or sale of interests in Horizon Partnership or Newco LP, whether issued or unissued, or securities convertible or exchangeable into interests in Horizon Partnership or Newco LP, except as contemplated by this Agreement.

         (f) All dividends on Horizon Common Shares, and all distributions on Horizon OP Units and Newco OP Units, which have been declared prior to the date of this Agreement have been paid in full.

         (g) Set forth on Schedule 2.3(g) to the Horizon Disclosure Letter is a list of each Registration Rights Agreement pursuant to which Horizon or any of the Horizon Subsidiaries is obligated to register any securities.

    2.4 OTHER INTERESTS. Neither Horizon nor any Horizon Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities or an interest in a Horizon Subsidiary).

    2.5  AUTHORITY; NONCONTRAVENTION; CONSENTS.

         (a) Horizon has the requisite corporate power and authority to enter into this Agreement and, subject to the requisite shareholder approval of the Mergers and the other transactions contemplated hereby requiring shareholder approval (the "Horizon Shareholder Approvals"), to consummate the transactions contemplated by this Agreement to which Horizon is a party. The execution and delivery of this Agreement by Horizon and the consummation by Horizon of the transactions contemplated by this Agreement to which Horizon is a party have been duly authorized by all necessary action on the part of Horizon, except for and subject to the Horizon

Shareholder Approvals and the Horizon Partner Approvals (as defined in
Section 5.1(g)). This Agreement has been duly executed and delivered by Horizon and constitutes a valid and binding obligation of Horizon, enforceable against Horizon in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         (b) Sky Merger has the requisite corporate power and authority to enter into this Agreement and, subject to the requisite shareholder approval of the Horizon/Subsidiary Merger and the Prime/Horizon Merger and the other transactions contemplated hereby requiring shareholder approval (the "Sky Merger Shareholder Approvals"), to consummate the transactions contemplated by this Agreement to which Sky Merger is a party. The execution and delivery of this Agreement by Sky Merger and the consummation by Sky Merger of the transactions contemplated by this Agreement to which Sky Merger is a party have been duly authorized by all necessary action on the part of Sky Merger, except for and subject to the Sky Merger Shareholder Approval. This Agreement has been duly executed and delivered by Sky Merger and constitutes a valid and binding obligation of Sky Merger, enforceable against Sky Merger in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         (c) Horizon Partnership and Newco LP each has the requisite partnership power and authority to enter into this Agreement and, subject to the requisite Horizon Partner Approvals and Newco LP Partner Approvals (as defined in Section 5.1(g)), to consummate the transactions contemplated by this Agreement to which Horizon Partnership or Newco LP is a party. The execution and delivery of this Agreement by Horizon Partnership and Newco LP and the consummation by Horizon Partnership and Newco LP of the transactions contemplated by this Agreement to which Horizon Partnership or Newco LP is a party have been duly authorized by all necessary action on the part of Horizon Partnership and Newco LP, except for and subject to the Horizon Shareholder Approvals, the Horizon Partner Approvals and Newco LP Partner Approvals. This Agreement has been duly executed and delivered by Horizon Partnership and Newco LP and constitutes a valid and binding obligation of Horizon Partnership and Newco LP, enforceable against Horizon Partnership and Newco LP in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         (d) Except as set forth in Schedule 2.5(d)(1) to the Horizon Disclosure Letter, the execution and delivery of this Agreement by Horizon and Sky Merger do not, and the consummation of the transactions contemplated by this Agreement to which Horizon or Sky Merger is a party and compliance by Horizon and Sky Merger with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to material loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Horizon, Sky Merger or any Horizon Subsidiary under, (i) the Horizon or Sky Merger Articles of Incorporation or the Horizon or Sky Merger Bylaws or the comparable charter or organizational documents or partnership, operating, or similar agreement (as the case may be) of any

Horizon Subsidiary, each as amended or supplemented, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Horizon or any Horizon Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to Horizon or any Horizon Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a Horizon Material Adverse Effect or
(y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to Horizon or any Horizon Subsidiary in connection with the execution and delivery of this Agreement by Horizon or the consummation by Horizon of the transactions contemplated by this Agreement, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of the Proxy Statement (as defined in Section 5.1) and such reports under Section 13(a) of the Exchange Act, (ii) the acceptance for record of the Horizon/Subsidiary Articles of Merger by the Maryland Department and the Horizon/Subsidiary Certificate of Merger with the Michigan Department, (iii) the filing of the Delaware Certificate of Merger with the Delaware Secretary, (iv) the filing of the Prime/Horizon Articles or Merger with the Maryland Department, (v) such filings with and approvals of the NYSE to permit the Surviving Company Common Shares and/or Surviving Company Series B Preferred Shares that are to be issued pursuant to the Prime/Horizon Merger and the Horizon Stock Options to be listed on the NYSE, (vi) such filings as may be required in connection with the payment of any transfer and gains taxes and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 2.5(d)(2) to the Horizon Disclosure Letter, (B) as may be required under (x) laws requiring transfer, recordation or gains tax filings, (y) federal, state or local environmental laws or (z) the "blue sky" laws of various states, to the extent applicable or (C) which, if not obtained or made, would not prevent or delay the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Horizon from performing its obligations under this Agreement in any respect or have, individually or in the aggregate, a Horizon Material Adverse Effect. None of Sky Merger, Newco or Newco LP has entered into an agreement of any kind, including, but not limited to, any loan, credit or other debt agreements, employment agreements, benefit plans or stock option agreements, or pledge agreements except as contemplated by this Agreement.

    2.6 SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Horizon and Horizon Partnership have filed all required reports, schedules, forms, statements and other documents with the SEC since November 2, 1993 and March 13, 1995, respectively, through the date hereof (together, the "Horizon SEC Documents"). Schedule 2.6(a) to the Horizon Disclosure Letter contains a complete list of all Horizon SEC Documents filed by Horizon with the SEC since January 1, 1997 and on or prior to the date of this Agreement. All of the Horizon SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, and, in each case, the rules and regulations promulgated thereunder applicable to such Horizon SEC Documents. None of the Horizon SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Horizon SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of Horizon and its Subsidiaries or Horizon Partnership and its Subsidiaries, as the case may be, included in the Horizon SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Horizon and its Subsidiaries or Horizon Partnership and its Subsidiaries, as the case may be, in each case taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in
Schedule 2.6(b) to the Horizon Disclosure Letter, Horizon has no Subsidiaries which are not consolidated for accounting purposes. Except for liabilities and obligations set forth or reflected in the Horizon SEC Documents or in Schedule 2.6(c) to the Horizon Disclosure Letter, as of the date hereof neither Horizon nor any of the Horizon Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Horizon or in the notes thereto and which, individually or in the aggregate, would have a Horizon Material Adverse Effect.

    2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Horizon SEC Documents or in Schedule 2.7 to the Horizon Disclosure Letter, since the date of the most recent audited financial statements included in Horizon SEC Documents (the "Horizon Financial Statement Date") and to the date of this Agreement, Horizon and its Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of Horizon and its Subsidiaries taken as a whole (a "Horizon Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Horizon Material Adverse Change, (b) except for regular quarterly distributions not in excess of $0.35 declared in each of the first, second and third quarter of 1997 per Horizon Common Share or Horizon OP Unit, respectively (or, with respect to the period commencing on the date hereof and ending on the Closing Date, distributions permitted pursuant to Section 5.10), in each case with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Horizon Common Shares, Horizon OP Units or Newco OP Units, (c) any split, combination or reclassification of the Horizon Common Shares, the Horizon OP Units or Newco OP Units or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of stock of Horizon or partnership interests in Horizon Partnership or

Newco LP or any issuance of an ownership interest in, any Horizon Subsidiary,
(d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Horizon Material Adverse Effect, (e) any change in accounting methods, principles or practices by Horizon or any Horizon Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Horizon SEC Documents or required by a change in GAAP, or
(f) any amendment of any employment, consulting, severance, retention or any other agreement between Horizon and any current or former officer, director, employee or consultant of Horizon.

    2.8  LITIGATION.  Except as disclosed in the Horizon SEC Documents or in
Schedule 2.8 to the Horizon Disclosure Letter, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Horizon or a Horizon Subsidiary) or, to the Knowledge of Horizon (as hereinafter defined), threatened in writing against or affecting Horizon or any Horizon Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Horizon Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against Horizon or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Notwithstanding the foregoing, (y) Schedule
2.8 to the Horizon Disclosure Letter sets forth each and every uninsured claim including but not limited to claims relating to the employment of labor, such as claims relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, payment and withholding of taxes, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, and the Drug-Free Workplace Act pending or, to the Knowledge of Horizon, threatened as of the date hereof which, if adversely determined, could reasonably be expected to result in a Horizon Material Adverse Effect, in each case with a brief summary of such claim or threatened claim, and
(z) except as set forth on Schedule 2.8 to the Horizon Disclosure Letter, no claim has been made under any directors' and officers' liability insurance policy maintained at any time by Horizon or any of the Horizon Subsidiaries.

    2.9  PROPERTIES.

         (a) Schedule 2.9(a) to the Horizon Disclosure Letter sets forth a list of all real property outlet centers owned or leased by Horizon or one of the Horizon Subsidiaries and sets forth the name of the owner or lessee, as applicable, of each such property. Horizon or a Horizon Subsidiary owns fee simple title or has a valid leasehold interest in all real property owned or leased by Horizon or one of the Horizon Subsidiaries (the "Horizon Properties"), which are all of the real estate properties owned or leased by them. Other than as shown on the Horizon Title Insurance Policies (as defined in Section 2.9(b)), each of the Horizon Properties is owned or leased, as applicable, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances") except for those Encumbrances which, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, could not be reasonably be expected to result in a Horizon Material Adverse Effect. Except as set forth in Schedule 2.9(a) to the Horizon Disclosure Letter, none of the Horizon Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon except those which, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, could not be reasonably be expected to result in a Horizon Material Adverse Effect. The Horizon Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or Encumbrances, except for (i) Property Restrictions and Encumbrances set forth in Schedule 2.9(a) to the Horizon Disclosure Letter, and (ii) Property Restrictions for which the Horizon Properties comply or for which non-compliance, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, could not be reasonably expected to result in a Horizon Material Adverse
Effect. Schedule 2.9(a) to the Horizon Disclosure Letter lists each of the Horizon Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof.

         (b) Except as provided in Schedule 2.9(b) to the Horizon Disclosure Letter, valid policies of title insurance (the "Horizon Title Insurance Policies") have been issued insuring Horizon Partnership or the other applicable Horizon Subsidiary's fee simple title or leasehold estate, as the case may be, to the Horizon Properties owned by it. Such policies are, at the date hereof, in full force and effect. Except as set forth in Schedule 2.9(b) to the Horizon Disclosure Letter, no claim has been made against any such policy. A true and correct copy of each Horizon Title Insurance Policy has previously been delivered to Prime.

         (c) Except as provided in Schedule 2.9(c) to the Horizon Disclosure Letter, Horizon has no Knowledge (i) that, any certificate, permit or license from any governmental authority having jurisdiction over any of the Horizon Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Horizon Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Horizon Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same which failure to obtain, modification or cancellation would have a Horizon Material Adverse Effect, or (ii) of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Horizon Properties issued by any governmental authority, or of any structural defects relating to any Horizon Property, or of any Horizon Property whose building systems are not in working order, or of any physical damage to any Horizon Property which in any such case under this clause (ii) could, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, reasonably be expected to result in a Horizon Material Adverse Effect.

         (d) Neither Horizon nor any Horizon Subsidiary has received any written or published notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Horizon Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Horizon Properties or by the continued maintenance, operation or use of the parking areas, except for such violations which, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, could not be reasonably be expected to result in a Horizon Material Adverse Effect.

         (e) Except as set forth in Schedule 2.9(e) to the Horizon Disclosure Letter, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Horizon Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those where, individually or in the aggregate with any other condition or omission resulting in a breach of the representations and warranties set forth in this Section 2.9, the failure would not have a Horizon Material Adverse Effect, and Horizon has no Knowledge of any material work, payments or actions that are required after the date hereof pursuant to such agreements, except as set forth in development or operating budgets for such Horizon Properties delivered to Prime and Prime Partnership prior to the date hereof.

         (f) Horizon and each of the Horizon Subsidiaries have good and sufficient title to all their personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of Horizon as of December 31, 1996, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except such as are reflected on the consolidated balance sheet of Horizon as of December 31, 1996, and the notes thereto, and except for liens for current taxes not yet due and payable, and liens or encumbrances which are normal to the business of Horizon and the Horizon Subsidiaries and are not, in the aggregate, material in relation to the assets of Horizon on a consolidated basis and except also for such imperfections of title, easement and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair the consolidated business operations of Horizon.

    2.10 LEASES.

         (a) The rent roll for the Horizon Properties as of November 1, 1997 previously delivered by Horizon to Prime is correct and complete in all material respects as of the date thereof.

         (b) Except as provided in Schedule 2.10(b) to the Horizon Disclosure Letter, (i) each of the leases and tenancies for all or any portion of the Horizon Properties (the "Horizon Leases") is valid and subsisting and in full force and effect except where the failure thereof, individually with respect to any Horizon Lease or in the aggregate with more than one Horizon Leases, could not be reasonably be expected to result in a Horizon Material Adverse Effect, and has not been amended, modified or supplemented since the date of the rent roll described in Section 2.10(a); and (ii) neither Horizon nor any of the Horizon Subsidiaries has received any written notice from any tenant of any intention to vacate which vacation would have a Horizon Material Adverse

Effect. Except as provided in Schedule 2.10(b) to the Horizon Disclosure Letter neither Horizon nor any of the Horizon Subsidiaries has collected payment of rent (other than security deposits) accruing for a period which is more than one month beyond the date of collection.

         (c) Horizon has previously delivered or made available to Prime a true and correct copy of all Horizon Leases.

         (d) Except as shown in Schedule 2.10(d) to the Horizon Disclosure Letter, as of the last day of the calendar month immediately preceding the date hereof, none of the lessees of Horizon Properties set forth on Schedule 2.10(d) to the Horizon Disclosure Letter has asserted any claim of which Horizon or any of the Horizon Subsidiaries has received written notice which would materially affect the collection of rent from such tenant and neither Horizon nor any of the Horizon Subsidiaries has received written notice of any material default or breach on the part of Horizon or any of the Horizon Subsidiaries under any of the Horizon Leases with such a tenant which has not been cured.

         (e) Schedule 2.10(e) to the Horizon Disclosure Letter sets forth a complete and correct list as of November 3, 1997, of all written commitments made by Horizon or any of the Horizon Subsidiaries to lease any of the Horizon Properties which has not yet been reduced to a written lease, and provides with respect to each such commitment the principal terms of such commitment, including, if applicable, (i) the space to be occupied, (ii) the name of the tenant, (iii) the length of the original term thereof and any right or option to renew or extend the lease term, (iv) the monthly minimum rental, (v) rental escalations, (vi) the terms with respect to percentage rent or other overage rent, (vii) any provisions for tenant allowances and
(viii) the right of any third-party broker to any outstanding brokerage or other commission incident thereto. Horizon has previously delivered or made available to Prime a true and correct copy of each such commitment.

         (f) Any material leases pursuant to which Horizon or any Horizon Subsidiary, as lessee, leases real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default or any event which with notice or lapse of time or both would constitute such a default, nor do any of such leases contain any provision which would preclude the Surviving Company, Prime Partnership or Horizon Partnership, as applicable, from occupying and using the leased premises for the same purposes and upon substantially the same rental and other terms as are applicable to the occupation and use by Horizon and the Horizon Subsidiaries, or which would have a Horizon Material Adverse Effect.

    2.11 RENTS. The rents and other income and charges set forth in the rent roll described in Section 2.10(a) are the actual rents, income and charges presently being charged by Horizon or the Subsidiaries, as applicable, under the Horizon Leases as of November 1, 1997. Other than set forth on Schedule 2.11 to the Horizon Disclosure Letter, no tenant under any of the Horizon Leases is entitled to any purchase option. None of the Horizon Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered, other than to lenders, as described on Schedule 2.11 to the Horizon Disclosure Letter. No brokerage or leasing commission or other compensation will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Horizon Leases or any extensions or renewals thereof as of the Prime/Horizon Merger Effective Time except in the ordinary course of business consistent with past practice, except as set forth on Schedule 2.11 to the Horizon Disclosure Letter.

    2.12 ENVIRONMENTAL MATTERS. Horizon has delivered to Prime a true and complete copy of the environmental reports listed on Schedule 2.12 of the Horizon Disclosure Letter (the "Horizon Environmental Reports"). To Horizon's Knowledge, the Horizon Environmental Reports constitute all final environmental reports (including without limitation all final versions of environmental investigations and testing or analysis made by or on behalf of Horizon or any of the Horizon Subsidiaries) with respect to the Horizon Properties in the possession of Horizon or any Horizon Subsidiary. With respect to each Horizon Property, since the day of the most recent Environmental Report relating to such Horizon Property, except for any condition that individually or in the aggregate would not be reasonably likely to have a Horizon Material Adverse Effect, (a) no Hazardous Substances (as defined below) have been used, stored, manufactured, treated, processed or transported to or from any such Horizon Property except as necessary to the conduct of business and in compliance with Environmental Laws (as defined below); (b) there have been no spills, releases, discharges or disposal of Hazardous Substances to have occurred or be presently occurring on or from such Horizon Property; (c) such Horizon Property and the business conducted thereon are not in violation of Environmental Laws; (d) Horizon and its Subsidiaries have not received and do not reasonably expect to receive any notice of potential responsibility, letter of inquiry or notice of alleged liability from any Person regarding such Horizon Property or the business conducted thereon. For the purposes of this Paragraph 2.12 only, "Horizon Properties" shall include property currently or formerly owned, operated or leased by Horizon or its Subsidiaries.

    "Environmental Laws" shall mean any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, judgment, order, common law rule (including without limitation the common law respecting nuisance and tortious liability), decree, injunction, or other requirement having the force and effect of law, whether local, state, territorial or national, at any time in force or effect relating to:

         (a) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into ambient air, surface water, groundwater, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land;

         (b) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances;

         (c)  the regulation of storage tanks; or

         (d) otherwise relating to pollution or the protection of human health or the environment.

    "Hazardous Substances" shall mean all substances, wastes, pollutants, contaminants and materials regulated or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic pursuant to any law, by any local, state, territorial or federal governmental authority, or with respect to which such a governmental authority otherwise requires environmental investigation, monitoring, reporting, or remediation; including but not limited to,

         (a) all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as their statutes' implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.
section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. section 2601 et seq., the Clean Water Act, 33 U.S.C. section 1251 et seq., the Clean Air Act, 42 U.S.C. section 7401 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. section 11011 et seq., the Safe Drinking Water Act, 33 U.S.C. section 300f et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. section 136 et seq., the Atomic Energy Act, 42 U.S.C. section 22011 et seq., and the Hazardous Materials Transportation Act, 42 U.S.C. section 1801 et seq.;

         (b) petroleum and petroleum products including crude oil and any fractions thereof;

         (c)  natural gas, synthetic gas, and any mixtures thereof; and

         (d) radon, radioactive substances, asbestos, urea formaldehyde, polychlorinated biphenyls and electromagnetic field radiation.

    2.13 RELATED PARTY TRANSACTIONS. Except as discussed in the Horizon SEC Documents, set forth in Schedule 2.13 to the Horizon Disclosure Letter is a list of all material arrangements, agreements and contracts entered into by Horizon or any of the Horizon Subsidiaries under which there are continuing obligations on the part of Horizon or any Horizon Subsidiary that will continue on and after the Closing Date with (a) any investment banker or financial advisor, (b) any person who is a current or former officer, director or Affiliate (as defined below) of Horizon or any of its Subsidiaries or any entity of which any of the foregoing is an Affiliate except arrangements available to employees generally or (c) any person who acquired Horizon Common Shares or Horizon OP Units in a private placement. Such documents, copies of all of which have previously been delivered or made available to Prime, are listed in Schedule 2.13 to the Horizon Disclosure Letter. As used in this Agreement, the term "Affiliate" shall have the same meaning as such term is defined in Rule 405 promulgated under the Securities Act.

    2.14 EMPLOYEE BENEFITS. As used herein, the term "Employee Plan" includes any pension, retirement, savings, disability, medical, dental, health, life, death benefit, group insurance, profit sharing, deferred compensation, stock option, bonus, incentive, vacation pay, tuition reimbursement, severance pay, or other employee benefit plan, trust, agreement, contract, agreement, policy or commitment (including, without limitation, any pension plan, as defined in Section 3(2) of the

Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA") ("Pension Plan"), and any welfare plan as defined in Section 3(1) of ERISA ("Welfare Plan")), whether any of the foregoing is funded, insured or self-funded, written or oral, (i) sponsored or maintained by Horizon or its Subsidiaries (each a "Controlled Group Member") and covering any Controlled Group Member's active or former employees (or their beneficiaries), (ii) to which any Controlled Group Member is a party or by which any Controlled Group Member (or any of the rights, properties or assets thereof) is bound or (iii) with respect to which any current Controlled Group Member may otherwise have any material liability (whether or not such Controlled Group Member still maintains such Employee
Plan). Each Employee Plan is listed on Schedule 2.14 to the Horizon Disclosure Letter. With respect to the Employee Plans:

         (a) Except as disclosed in Schedule 2.14(a) to the Horizon Disclosure Letter, no Controlled Group Member has any continuing liability under any Welfare Plan which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment, except as may be required by Section 4980B of the Code or Section 601 (et seq.) of ERISA, or under any applicable state law, and at the expense of the participant or the beneficiary of the participant.

         (b) Each Employee Plan complies with the applicable requirements of ERISA and any other applicable law governing such Employee Plan, and, to the best Knowledge of Horizon, each Employee Plan has at all times been properly administered in accordance with all such requirements of law, and in accordance with its terms and the terms of any applicable collective bargaining agreement to the extent consistent with all such requirements of law, except when the failure to comply or improper administration could not reasonably be expected to result in a Material Adverse Effect. Each Pension Plan which is intended to be qualified is qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service ("IRS") stating that such plan meets the requirements of Section 401(a) of the Code and that the trust associated with such plan is tax-exempt under Section 501(a) of the Code and, to the best Knowledge of Horizon, no event has occurred which would jeopardize the qualified status of any such plan or the tax exempt status of any such trust under Sections 401(a) and Section 501(a) of the Code, respectively. No lawsuits, claims (other than routine claims for benefits) or complaints to, or by, any person or governmental entity have been filed, are pending, to the best Knowledge of Horizon, threatened with respect to any Employee Plan and, to the best Knowledge of Horizon, there is no fact or contemplated event which would be expected to give rise to any such lawsuit, claim (other than routine claims for benefits) or complaint with respect to any Pension Plan. Without limiting the foregoing, the following are true with respect to each Employee
Plan:

              (i) all Controlled Group Members have complied with the reporting and disclosure requirements of ERISA, the Code, or both, with respect to each Employee Plan and no Controlled Group Member has incurred any material liability in connection with such reporting or disclosure except when the failure to comply or when such liability could not reasonably be expected to result in a Material Adverse Effect;

              (ii) all contributions and payments with respect to Employee Plans that are required to be made by a Controlled Group Member with respect to periods ending on or before the Closing Date (including periods from the first day of the current plan or policy year to the Closing Date) have been, or will be, made or accrued before the Closing Date in accordance with the appropriate plan document, actuarial report, collective bargaining agreements or insurance contracts or arrangements or as otherwise required by ERISA or the Code; and

              (iii) with respect to each such Employee Plan, to the extent applicable, Horizon has delivered to or has made available to Prime true and complete copies of (A) plan documents, or any and all other documents that establish the existence of the plan, trust, arrangement, contract, policy or commitment and all amendments thereto, (B) the most recent determination letter, if any, received from the IRS, (C) the three most recent Form 5500 Annual Reports (and all schedules and reports relating thereto) and actuarial reports and
         (D) all related trust agreements, insurance contract or other funding agreements that implement each such Employee Plan.

         (c) With respect to each Employee Plan, to the best Knowledge of Horizon, there has not occurred, and no person or entity is contractually bound to enter into, any "prohibited transaction" within the meaning of Section 4975(c) of the Code or Section 406 of ERISA, which transaction is not exempt under Section 4975(d) of the Code or Section 408 of ERISA and which could subject Horizon or any Controlled Group Member to material liability.

         (d) Except as disclosed in Schedule 2.14(d) to the Horizon Disclosure Letter, no Controlled Group Member has maintained or been obligated to contribute to any Employee Plan subject to Code Section 412 or Section 302 or Title IV of ERISA. No Employee Plan subject to Code Section 412 or Section 302 or Title IV of ERISA has been terminated.

         (e) With respect to each pension plan maintained by any Controlled Group Member, such plans provide the plan sponsor the authority to amend or terminate the Plan at any time, subject to applicable requirements of ERISA and the Code.

    2.15 LABOR MATTERS. Neither Horizon nor any of the Horizon Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or other labor organization, nor has Horizon or any of the Horizon Subsidiaries agreed that any unit of their employees is appropriate for collective bargaining. No union or other labor organization has been certified as bargaining representative for any of Horizon's employees. To the Knowledge of Horizon there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Horizon or any of the Horizon Subsidiaries. During the past five (5) years, Horizon has not experienced any strikes, work stoppages, work slowdowns, grievances or arbitration proceedings, unfair labor practice charges or complaints or other significant labor difficulties of any nature, nor have any such labor difficulties been threatened. The employee handbook of Horizon was previously delivered in its entirety to Prime and fairly and accurately summarizes all material employee policies, including but not limited to policies concerning vacations, payroll practices, leaves of absence, affirmative action, equal employment opportunity, and policies relating to employee counseling, discipline and discharge.

    2.16 TAXES.

         (a) Each of Horizon and the Horizon Subsidiaries (A) has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so) and all such returns and reports are accurate and complete in all material respects, and (B) has paid (or Horizon has paid on its behalf) all Taxes (as defined below) shown on such returns and reports as required to be paid by it, except those where the failure to file such tax returns and reports or pay such Taxes would not have a Horizon Material Adverse Effect. The most recent audited financial statements contained in the Horizon SEC Documents reflect an adequate reserve for all material Taxes payable by Horizon and the Horizon Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Horizon Financial Statement Date, Horizon has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Horizon nor any Horizon Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material tax described in the preceding sentence will be imposed upon Horizon. To the Knowledge of Horizon, no deficiencies for any Taxes have been proposed, asserted or assessed against Horizon or any of the Horizon Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending. As used in this Agreement, "Taxes" shall include all federal, state, local and foreign income, property, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions to tax with respect thereto.

         (b) Horizon (i) for each of its taxable years ending after December 31, 1993, and before the Closing Date, has been subject to taxation as a real estate investment trust (a "REIT") within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (ii) has operated since the end of its latest taxable year, ending before the Closing Date, to the date of this representation, and will continue to operate, in such a manner as to qualify as a REIT for each taxable year ending on or immediately following the Closing Date, and (iii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT and, to Horizon's Knowledge, no such challenge is pending or threatened. Each Horizon Subsidiary which has been formed as a partnership, joint venture or limited liability company has been since its formation and continues to be for federal income tax purposes as a partnership and not a corporation or an association or publicly traded partnership taxable as a corporation and has not since the later of its formation or the acquisition by Horizon of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause Horizon to violate Section 856(c)(5) of the Code. Except as provided in Schedule 2.16 hereto, neither Horizon nor any Horizon Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of a notice under IRS Notice

88-19 or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

    2.17 NO PAYMENTS TO EMPLOYEES, OFFICERS OR DIRECTORS. Schedule 2.17 to the Horizon Disclosure Letter contains a true and complete list of all material arrangements, agreements or plans pursuant to which cash and non-cash payments (other than consideration issued pursuant to any of the Mergers) which will become payable (and the maximum aggregate amount which may be payable thereunder) to each employee, officer or director of Horizon or any Horizon Subsidiary as a result of the Mergers or a termination of service subsequent to the consummation of the Mergers, other than the Merger Consideration. Except as described in Schedule 2.17 to the Horizon Disclosure Letter, or as otherwise provided for in this Agreement, there is no employment or severance contract, or other agreement requiring payments, cancellation of indebtedness or other obligation to be made on a change of control or otherwise as a result of the consummation of any of the transactions contemplated by this Agreement or as a result of a termination of service subsequent to the consummation of any of the transactions contemplated by this Agreement, with respect to any employee, officer or director of Horizon or any Horizon Subsidiary.

    2.18 BROKER; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Lehman Brothers, the fees and expenses of which are described in the engagement letter dated September 25, 1997, between Lehman Brothers and Horizon, a true, correct and complete copy of which has previously been given to Prime, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Horizon or any Horizon Subsidiary.

    2.19 COMPLIANCE WITH LAWS. Horizon and its Subsidiaries hold all permits, licenses, variances, exceptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the business of Horizon and its Subsidiaries (the "Horizon Permits"), except where the failure to have any such Horizon Permits individually or in the aggregate would not have a Horizon Material Adverse Effect. Since November 12, 1992, neither Horizon nor any of the Horizon Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations (except any Environmental Law, as to which the representation in Section 2.12 shall apply), except to the extent that such violation or failure would not, individually or in the aggregate, have a Horizon Material Adverse Effect.

    2.20 CONTRACTS; DEBT INSTRUMENTS.

         (a) To the Knowledge of Horizon, except as disclosed in the Horizon SEC Documents or in Schedule 2.20(a) or (b) to the Horizon Disclosure Letter, there is no contract or agreement that purports to limit in any material respect the names or the geographic location in which Horizon and its Subsidiaries conduct or may conduct their business. Neither Horizon nor any Horizon Subsidiary has received a written notice that Horizon or any Horizon Subsidiary is in violation of or in default under (nor to the Knowledge of Horizon does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, concession or any other similar type of material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Horizon does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not have a Horizon Material Adverse Effect.

         (b) Except for any of the following expressly identified in Horizon SEC Documents, Schedule 2.20(b) to the Horizon Disclosure Letter sets forth a list of each material loan or credit agreement, note, bond, mortgage, indenture and any other agreement or instrument pursuant to which any Indebtedness (as defined below) of Horizon or any of the Horizon Subsidiaries is outstanding or may be incurred. For purposes of this Section 2.20, "Indebtedness" shall mean
(i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional sale or other title retention agreements relating to property purchased by such person, (iii) capitalized lease obligations, (iv) obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions (valued at the termination value thereof) and (v) guarantees of any such indebtedness of any other person.

         (c)  To the extent not set forth in response to the requirements of
Section 2.20(b), Schedule 2.20(c) to the Horizon Disclosure Letter sets forth each interest rate cap, interest rate collar, interest rate swap, currency hedging transaction, and any other agreement relating to a similar transaction to which Horizon or any Horizon Subsidiary is a party or an obligor with respect thereto.

         (d) Except as set forth in Schedule 2.20(d) to the Horizon Disclosure Letter, neither Horizon nor any of the Horizon Subsidiaries is a party to any agreement which would restrict any of them from prepaying any of their Indebtedness without penalty or premium at any time or which requires any of them to maintain any amount of Indebtedness with respect to any of the Horizon Properties.

         (e) Except as set forth in Schedule 2.20(e) to the Horizon Disclosure Letter, neither Horizon nor any Horizon Subsidiary is a party to any agreement relating to the management of any Horizon Property by any Person other than a Horizon Subsidiary.

         (f) Neither Horizon nor any of the Horizon Subsidiaries is a party to any agreement pursuant to which Horizon or any Horizon Subsidiary manages or provides services with respect to any real properties other than Horizon Properties, except for the agreements described in Schedule 2.20(f) to the Horizon Disclosure Letter (the "Outside Property Management Agreements").

         (g) Except for budgeted construction disclosed in the capital budget attached as Schedule 2.20(g) to the Horizon Disclosure Letter, Schedule 2.20(g) to the Horizon Disclosure Letter lists all material agreements entered into by Horizon or any of the Horizon Subsidiaries relating to the development or construction of, or additions or expansions to, any Horizon Properties (or any properties with respect to which Horizon has executed as of the date of this Agreement a purchase agreement or other similar agreement) which are currently in effect and under which Horizon or any of the Horizon Subsidiaries currently has, or expects to incur, an obligation in excess of $250,000. True, correct and complete copies of such agreements have previously been delivered or made available to Prime.

         (h) Schedule 2.20(h) to the Horizon Disclosure Letter lists all agreements entered into by Horizon or any Horizon Subsidiary providing for the sale of, or option to sell, any Horizon Properties or the purchase of, or option to purchase, by Horizon or any Horizon Subsidiary, on the one hand, or the other party thereto, on the other hand, any real estate which are currently in effect.

         (i) Except as set forth in Schedule 2.20(i) to the Horizon Disclosure Letter, neither Horizon nor any Horizon Subsidiary has any material continuing contractual liability (A) for indemnification or otherwise under any agreement relating to the sale of real estate previously owned, whether directly or indirectly, by Horizon or any Horizon Subsidiary or (B) to pay any additional purchase price for any of the Horizon Properties.

         (j) Except as set forth in Schedule 2.20(j) to the Horizon Disclosure Letter, neither Horizon nor any Horizon Subsidiary has entered into or is subject, directly or indirectly, to any "Tax Protection Agreements." As used herein, a Tax Protection Agreement is an agreement, oral or written, (A) that has as one of its purposes to permit a person or entity to take the position that such person or entity could defer federal taxable income that otherwise might have been recognized upon a transfer of property to the Horizon Partnership or any other Horizon Subsidiary that is treated as a partnership for federal income tax purposes, and (B) that (i) prohibits or restricts in any manner the disposition of any assets of Horizon or any Horizon Subsidiary, (including, without limitation, requiring Horizon or any Horizon Subsidiary to indemnify any person for any tax liabilities resulting from any such disposition), (ii) requires that Horizon or any Horizon Subsidiary maintain, or put in place, or replace, indebtedness, whether or not secured by one or more of the Horizon Properties, or (iii) requires that Horizon or any Horizon Subsidiary offer to any person or entity at any time the opportunity to guarantee or otherwise assume, directly or indirectly, the risk of loss for federal income tax purposes for indebtedness or other liabilities of Horizon or any Horizon Subsidiary.

         (k) Except as set forth in Schedule 2.20(k) to the Horizon Disclosure Letter, there are no material outstanding contractual obligations of Horizon or any Horizon Subsidiary to provide any funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Horizon Subsidiary or any other person.

    2.21 OPINION OF FINANCIAL ADVISOR. Horizon has received the written opinion of Lehman Brothers or an affiliate thereof, satisfactory to Horizon, a signed version which has been provided to Prime, to the effect that the proposed Prime/Horizon Merger Consideration and Partnership Merger Consideration to be received by the holders of Horizon Common Shares and Newco OP Units, respectively, pursuant to the Mergers is fair to such holders from a financial point of view.

    2.22 STATE TAKEOVER STATUTES. Horizon has taken all action necessary to exempt the transactions contemplated by this Agreement between Prime and Horizon and its Affiliates from the operation of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar statute enacted under the state or federal laws of the United States or similar statute or regulation (a
"Takeover Statute").

    2.23 INVESTMENT COMPANY ACT OF 1940. Neither Horizon nor any of the Horizon Subsidiaries is, or at the Partnership Merger Effective Time will be, required to be registered under the Investment Company Act of 1940, as amended (the "1940 Act").

    2.24 HORIZON NOT AN INTERESTED STOCKHOLDER. Horizon is not an "interested stockholder" of Prime pursuant to the Maryland "Business Combination" statute at Sections 3-601 et seq. of the MGCL.

    2.25 VOTE REQUIRED. The affirmative vote of at least two-thirds of the outstanding Horizon Common Shares is the only vote of the holders of any class or series of Horizon's capital stock necessary (under applicable law or otherwise) to approve this Agreement and the transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding Newco OP Units and Horizon OP Units, held by the limited partners of Newco LP and Horizon Partnership, respectively, is the only vote by the holders of any class or series of partnership interest therein necessary (under applicable law or otherwise) to approve this Agreement and the translations contemplated hereby.

    2.26 TRADEMARKS, PATENTS AND COPYRIGHTS.  Except as set forth in Schedule
2.26 to the Horizon Disclosure Letter, or to the extent the inaccuracy of any of the following (or the circumstances giving rise to such inaccuracy) individually or in the aggregate would not have a Horizon Material Adverse Effect on Horizon and each of its Subsidiaries owns or possesses adequate licenses or other legal rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, service marks, trade secrets, applications for trademarks and for service marks, know-how and other proprietary rights and information used or held for use in connection with the business of Horizon and its Subsidiaries as currently conducted or as contemplated to be conducted, and Horizon of any assertion or claim challenging the validity of any of the foregoing. The conduct of the business of Horizon and the Horizon Subsidiaries as currently conducted and as contemplated to be conducted did not, does not and will not infringe in any way any patent, patent right, license, trademark, trademark right, trade name, trade name right, service mark, or copyright of any third party that, individually or in the aggregate, could have a Horizon Material Adverse Effect. To Horizon's Knowledge, there are no infringements of any proprietary rights owned by or licensed by or to Horizon or any Horizon Subsidiary that individually or in the aggregate could have a Horizon Material Adverse Effect.

    2.27 INSURANCE. Except as set forth on Schedule 2.27 to the Horizon Disclosure Letter, each of Horizon and its Subsidiaries is, and has been continuously since January 1, 1994, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Horizon and its Subsidiaries during such time period. Except as set forth on Schedule 2.27 to the Horizon Disclosure Letter, neither Horizon nor its Subsidiaries has received any notice of cancellation or termination with respect to any material insurance policy of Horizon or its Subsidiaries. The insurance policies of Horizon and each of its Subsidiaries are valid and enforceable policies in all material respects.

    2.28 DEFINITION OF KNOWLEDGE OF HORIZON. As used in this Agreement, the phrase "Knowledge of Horizon" (or words of similar import) means the actual knowledge of the officers and directors of Horizon and Horizon Partnership identified in Schedule 2.28 to the Horizon Disclosure Letter.

                                     ARTICLE III

                       REPRESENTATIONS AND WARRANTIES OF PRIME

         Prime and Prime Partnership represent and warrant to Horizon and Horizon Partnership as follows:

    3.1 ORGANIZATION, STANDING AND POWER OF PRIME. Prime is a corporation duly organized, validly existing and in good standing under the laws of Maryland and has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Prime is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Prime and the Subsidiaries of Prime (collectively, "Prime Subsidiaries"), taken as a whole (a "Prime Material Adverse Effect"). Prime has delivered to Horizon complete and correct copies of the Prime Articles of Incorporation ("Prime Articles of Incorporation") and the Prime Bylaws ("Prime Bylaws"), as amended or supplemented to the date of this Agreement.

    3.2  PRIME SUBSIDIARIES.

         (a) Schedule 3.2(a) to the letter of even date herewith signed by each of the chief executive officer and chief financial officer of Prime and delivered to Horizon prior to the execution hereof (the "Prime Disclosure Letter") sets forth (i) each Prime Subsidiary, (ii) the ownership interest therein of Prime, (iii) if not wholly owned by Prime, the identity and ownership interest of each of the other owners of such Prime Subsidiary and
(iv) each factory outlet center and other commercial property owned by such Subsidiary.

         (b) Except as set forth in Schedule 3.2(b) to the Prime Disclosure Letter, (i) all the outstanding shares of capital stock of each Prime Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive rights, (B) owned by Prime or by another Prime Subsidiary and (C) owned free and clear of all Liens and (ii) all equity interests in each Prime Subsidiary that is a partnership, joint venture, limited liability company or trust which are owned by Prime, by another Prime Subsidiary or by Prime and another Prime Subsidiary are owned free and clear of all Liens. Each Prime Subsidiary that is a

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

corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted, and each Prime Subsidiary that is a partnership, limited liability company or trust is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Prime Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Prime Material Adverse Effect. Complete and correct copies of the articles of incorporation, bylaws, organization documents and partnership, joint venture and operating agreements of each Prime Subsidiary, as amended to the date of this Agreement, have been previously delivered or made available to Horizon. No effective amendment has been made to the Prime Partnership Agreement.

    3.3  CAPITAL STRUCTURE.

         (a) The authorized shares of capital stock of Prime consist of (i) 75,000,000 shares of common stock, $0.01 par value (the "Prime Common Shares"), 27,294,951 of which are issued and outstanding as of the date of this Merger Agreement, (ii) 24,315,000 shares of preferred stock, $0.01 par value (the "Prime Preferred Shares"), (x) 2,300,000 of which are issued and outstanding 10.5% Series A Senior Cumulative Preferred Stock (the "Prime Series A Preferred Shares"), as of the date of this Agreement, (y) 2,981,800 of which are issued and outstanding 8.5% Series B Cumulative Participating Convertible Preferred Stock, $.01 par value per share (the "Prime Series B Preferred Shares"), as of the date of this Agreement, and (z) 727,273 shares of Series C Cumulative Convertible Redeemable Preferred Stock (the "Prime Series C Preferred Shares"), as of the date of this Agreement and (iii) 51,000,000 shares of Excess Stock, par value $0.01 per share, none of which are issued or outstanding as of the date of this Agreement.

         (b) Set forth in Schedule 3.3(b) to the Prime Disclosure Letter is a true and complete list of the following: (i) each qualified or nonqualified option to purchase Prime's shares of capital stock granted under Prime's 1994 Stock Incentive Plan and 1995 Stock Incentive Plan or any other formal or informal arrangement (collectively, the "Prime Stock Options"); and (ii) all other warrants or other rights to acquire Prime's shares of capital stock, all limited share appreciation rights, phantom shares, dividend equivalents, performance units and performance shares which are outstanding on the date of this Agreement. On the date of this Agreement, except as set forth in this
Section 3.3 or in Schedule 3.3(b) to the Prime Disclosure Letter, no shares of Prime's capital stock were outstanding or reserved for issuance (except for Prime Common Shares reserved for issuance upon exchange of Prime OP Units (as defined below) or conversion of Prime Preferred Shares).

         (c) All outstanding shares of capital stock of Prime are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of Prime having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Prime may vote.

         (d) Except (i) as set forth in this Section 3.3 or in Schedule 3.3(d) to the Prime Disclosure Letter and (ii) Prime OP Units (as defined below) or Prime Preferred Shares, which may be exchanged or converted, as the case may be, for Prime Common Shares in accordance with the Prime Partnership Agreement, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Prime or any Prime Subsidiary is a party or by which such entity is bound, obligating Prime or any Prime Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock voting securities or other ownership interests of Prime or any Prime Subsidiary or obligating Prime or any Prime Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking (other than to Prime or a Prime Subsidiary).

         (e) As of the date hereof, (i) 35,800,423 Prime Common Units are duly and validly issued of which 27,294,951 are owned by Prime, (ii) 2,300,000 preferred units of Prime Partnership (the "Prime Series A Preferred Units") are duly and validly issued all of which are owned by Prime, (iii) 2,981,800 Prime Series B Preferred Units are duly and validly issued all of which are owned by Prime and (iv) 727,273 Series C Preferred units of Prime Partnership (the "Series C Preferred Units" and together with the Prime Common Units, the Prime Series A Preferred Units and the Prime Series B Preferred Units, the "Prime OP Units") are duly and validly issued none of which are owned by Prime or Prime Subsidiaries. Schedule 3.3(e) to the Prime Disclosure Letter sets forth the name of each holder of Prime OP Units and the number of Prime OP Units owned by each such holder as of the date of this Agreement. The Prime OP Units are subject to no restrictions except as set forth in the Prime Partnership Agreement. Prime Partnership has not issued or granted and is not a party to any outstanding commitments of any kind relating to, or any presently effective agreements or understandings with respect to, interests in Prime Partnership, whether issued or unissued, or securities convertible or exchangeable into interests in Prime Partnership except as set forth in Schedule 3.3(e) to the Prime Disclosure Letter.

         (f) All dividends on the Prime/Horizon Merger Consideration and all distributions on the Partnership Merger Consideration which have been declared prior to the date of this Agreement have been paid in full, except that the dividends payable on the Prime/Horizon Merger Consideration (along with the corresponding distributions payable on the Partnership Merger Consideration) which were declared on October 15, 1997 and are payable on November 15, 1997 have not yet been paid.

         (g) The Partnership Merger Consideration to be issued by Prime Partnership pursuant to this Agreement has been duly authorized, and upon issuance will be duly and validly issued.

         (h) Set forth on Schedule 3.3(h) to the Prime Disclosure Letter is a list of each Registration Rights Agreement pursuant to which Prime or any of the Prime Subsidiaries is obligated to register any securities.

    3.4 OTHER INTERESTS. Except for interests in the Prime Subsidiaries, neither Prime nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than investments in short-term investment securities). With respect to such other interests, Prime or Prime Partnership is a partner or shareholder in good standing, and owns such interests free and clear of all Liens.

    3.5  AUTHORITY; NONCONTRAVENTION; CONSENTS.

         (a) Prime has the requisite power and authority to enter into this Agreement and, subject to the requisite shareholder approval of the Mergers and the other transactions contemplated hereby requiring shareholder approval (the "Prime Shareholder Approvals" and, together with the Horizon Shareholder Approvals, the "Shareholder Approvals"), to consummate the transactions contemplated by this Agreement to which Prime is a party. The execution and delivery of this Agreement by Prime and the consummation by Prime of the transactions contemplated by this Agreement to which Prime is a party have been duly authorized by all necessary action on the part of Prime, except for and subject to the Prime Shareholder Approvals and the requisite approval, if any is required, of the partners of Prime Partnership. This Agreement has been duly executed and delivered by Prime and constitutes a valid and binding obligation of Prime, enforceable against Prime in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         (b) Prime Partnership has the requisite partnership power and, subject to the requisite Prime Partner Approvals (as defined in section 5.1(g)), if any, authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement to which Prime Partnership is a party. The execution and delivery of this Agreement by Prime Partnership and the consummation by Prime Partnership of the transactions contemplated by this Agreement to which Prime Partnership is a party have been duly authorized by all necessary action on the part of Prime Partnership, except for and subject to the Prime Shareholder Approvals. This Agreement has been duly executed and delivered by Prime Partnership and constitutes a valid and binding obligation of Prime Partnership, enforceable against Prime Partnership in accordance with and subject to its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

         (c) Except as set forth in Schedule 3.5(c)(1) to the Prime Disclosure Letter, the execution and delivery of this Agreement by Prime and Prime Partnership do not, and the consummation of the transactions contemplated by this Agreement to which Prime or Prime Partnership is a party and compliance by Prime or Prime Partnership with the provisions of this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Prime or any Prime Subsidiary under,
(i) the Prime Articles of Incorporation or the Prime Bylaws or the comparable charter or organizational documents or partnership, operating or similar agreement (as the case may be) of any other Prime Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Prime or any Prime Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to Prime or any Prime Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights, loss or Liens that individually or in the aggregate would not (x) have a Prime Material Adverse Effect or (y) prevent the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Prime or any Prime Subsidiary in connection with the execution and delivery of this Agreement or the consummation by Prime of any of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of (x) the Registration Statement (as defined in Section 5.1) and (y) such reports under Section 13
(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (ii) the acceptance for record of the Prime/Horizon Articles of Merger by the Maryland Department and Horizon/Subsidiary Certificate of Merger, (iii) the filing of the Delaware Certificate of Merger with the Delaware Secretary, (iv) such filings with and approvals of the NYSE to permit the Prime Common Shares and Prime Series B Preferred Shares that are to be issued pursuant to the Prime/Horizon Merger to be listed on the NYSE, (v) such filings as may be required in connection with the payment of any transfer and gains taxes and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.5(c)(2) to the Prime Disclosure Letter or (B) as may be required under (x) federal, state or local environmental laws or (y) the "blue sky" laws of various states, to the extent applicable, or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent Prime from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Prime Material Adverse Effect.

    3.6 SEC DOCUMENTS; FINANCIAL STATEMENTS; UNDISCLOSED LIABILITIES. Prime has filed all required reports, schedules, forms, statements and other documents with the SEC since July 1993 through the date hereof (the "Prime SEC Documents"). Schedule 3.6(a) to the Prime Disclosure Letter contains a complete list of all Prime SEC Documents filed by Prime under the Exchange Act since January 1, 1997 and on or prior to the date of this Agreement. All of the Prime SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Prime SEC Documents. None of the Prime SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Prime SEC Documents filed and publicly available prior to the date of this Agreement. The consolidated financial statements of Prime and the Prime Subsidiaries included in the Prime SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of Prime and the Prime Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for liabilities and obligations set forth or reflected in the Prime SEC Documents or in Schedule 3.6(b) to the Prime Disclosure Letter, as of the date hereof neither Prime nor any Prime Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of Prime or in the notes thereto and which, individually or in the aggregate, would have a Prime Material Adverse Effect.

    3.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.  Except as disclosed in the
Prime SEC Documents or in Schedule 3.7 to the Prime Disclosure Letter, since the date of the most recent audited financial statements included in the Prime SEC Documents (the "Prime Financial Statement Date"), Prime and the Prime Subsidiaries have conducted their business only in the ordinary course (taking into account prior practices, including the acquisition of properties and issuance of securities) and there has not been (a) any material adverse change in the business, financial condition or results of operations of Prime and the Prime Subsidiaries taken as a whole (a "Prime Material Adverse Change"), nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Prime Material Adverse Change, (b) except for regular quarterly distributions not in excess of (i) $0.295 per Prime Common Share and $0.295 per Prime Common Unit, (ii) $0.65625 per Prime Series A Preferred Share and $0.65625 per Prime Series A Preferred Unit, (iii) $0.53125 per Prime Series B Preferred Share and $0.53125 per Prime Series B Preferred Unit, and (iv) $0.295 per Prime Series C Preferred Share and $0.295 per Prime Series C Preferred Unit (together, the "Prime Regular Quarterly Distributions"), subject to rounding adjustments as necessary and with customary record and payment dates, any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Prime's shares of capital stock, (c) any split, combination or reclassification of any of Prime's shares of capital stock, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Prime Material Adverse Effect or (e) any change made prior to the date of this Agreement in accounting methods, principles or practices by Prime or any Prime Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Prime SEC Documents or required by a change in GAAP, or any amendment of any employment, consulting, severance, retention or any other agreement between Prime and any current or former officer, director, employee or consultant of Prime.

    3.8  LITIGATION.  Except as disclosed in the Prime SEC Documents or in
Schedule 3.8 to the Prime Disclosure Letter, there is no suit, action or proceeding pending (in which service of process has been received by an employee of Prime or a Prime Subsidiary) or, to the Knowledge of

Prime (as hereinafter defined), threatened in writing against or affecting Prime or any Prime Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Prime Material Adverse Effect or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court or Governmental Entity or arbitrator outstanding against Prime or any of its Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect. Notwithstanding the foregoing, (y) Schedule 3.8 to the Prime Disclosure Letter sets forth each and every uninsured claim including but not limited to claims relating to the employment of labor, such as claims relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, payment and withholding of taxes, the Immigration Reform and Control Act, the Workers' Adjustment and Restraining Notification Act, and the Drug-Free Workplace Act pending or, to the Knowledge of Prime, threatened as of the date hereof, in each case with a brief summary of such claim or threatened claim which, if adversely determined, could reasonably be expected to result in a Prime Material Adverse Effect and (z) except as set forth on
Schedule 3.8 to the Prime Disclosure Letter, no claim has been made under any directors' and officers' liability insurance policy maintained at any time by Prime or any of the Prime Subsidiaries.

    3.9  PROPERTIES.

         (a) Schedule 3.9(a) to the Prime Disclosure Letter sets forth a list of all real property outlet centers owned or leased by Prime or one of the Prime Subsidiaries and sets forth the name of the owner or lessee, as applicable, of each such property. Prime or a Prime Subsidiary owns fee simple title or has a valid leasehold interest in all real property owned or leased by Prime or one of the Prime Subsidiaries (the "Prime Properties"), which are all of the real estate properties owned or leased by them. Other than as shown on the Prime Title Insurance Policies (as defined in Section 3.9(b)), each of the Prime Properties is owned or leased, as applicable, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances") except for those Encumbrances which, individually or in the aggregate with any other condition resulting in a breach of the representations and warranties set forth in this
Section 3.9, could not reasonably be expected to result in a Prime Material Adverse Effect. Except as set forth in Schedule 3.9(a) to the Prime Disclosure Letter, none of the Prime Properties is subject to any restriction on the sale or other disposition thereof or on the financing or release of financing thereon except those which, individually or in the aggregate with any other condition resulting in a breach of the representations and warranties set forth in this
Section 3.9, could not be reasonably be expected to result in a Prime Material Adverse Effect. The Prime Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions") or Encumbrances, except for (i) Property Restrictions and Encumbrances set forth in Schedule 3.9(a) to the Prime Disclosure Letter, and
(ii) Property Restrictions for which the Prime Properties so comply or for which non-compliance, individually or in the aggregate with any other condition resulting in a breach of the representations and warranties set forth in this
Section 3.9, could not be reasonably expected to result in a Prime Material Adverse Effect. Schedule 3.9(a) to the Prime Disclosure Letter lists each of the Prime Properties which are under development as of the date of this Agreement and describes the status of such development as of the date hereof.

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

        (b) Except as provided in Schedule 3.9(b) to the Prime Disclosure Letter, valid policies of title insurance (the "Prime Title Insurance Policies") have been issued insuring the applicable Prime Subsidiary's fee simple title or leasehold estate, as the case may be, to the Prime Properties owned by it. Such policies are, at the date hereof, in full force and effect. Except as set forth in Schedule 3.9(b) to the Prime Disclosure Letter, no claim has been made against any such policy.

         (c) Except as provided in Schedule 3.9(c) to the Prime Disclosure Letter, Prime has no Knowledge (i) that, any certificate, permit or license from any governmental authority having jurisdiction over any of the Prime Properties or any agreement, easement or other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Prime Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Prime Properties has not been obtained and is not in full force and effect, or of any pending threat of modification or cancellation of any of same which failure to obtain, modification or cancellation would have a Prime Material Adverse Effect, or (ii) of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any of the Prime Properties issued by any governmental authority, or of any structural defects relating to any Prime Property, or of any Prime Property whose building systems are not in working order, or of any physical damage to any Prime Property which in any such case under this clause (ii) could, individually or in the aggregate with any other condition resulting in a breach of the representations and warranties set forth in this Section 3.9, reasonably be expected to result in a Prime Material Adverse Effect.

         (d) Neither Prime nor any Prime Subsidiary has received any written or published notice to the effect that (i) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Prime Properties or (ii) any zoning, building or similar law, code, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Prime Properties or by the continued maintenance, operation or use of the parking areas, except for such violations which, individually or in the aggregate with any other condition resulting in a breach of the representations and warranties set forth in this
Section 3.9, could not be reasonably be expected to result in a Prime Material Adverse Effect.

         (e) Except as set forth in Schedule 3.9(e) to the Prime Disclosure Letter, all work required to be performed, payments required to be made and actions required to be taken prior to the date hereof pursuant to any agreement entered into with a governmental body or authority in connection with a site approval, zoning reclassification or other similar action relating to any Prime Properties (e.g., local improvement district, road improvement district, environmental mitigation) have been performed, paid or taken, as the case may be, other than those where, individually or in the aggregate with any other condition resulting in a breach of the representations and warranties set forth in this Section 3.9, the failure would not have a Prime Material Adverse Effect, and Prime has no Knowledge of any material work, payments or actions that are required after the date hereof pursuant to such agreements, except as set forth in development or operating budgets for such Prime Properties delivered to Horizon and Horizon Partnership prior to the date hereof.

         (f) Prime and each of the Prime Subsidiaries have good and sufficient title to all their personal and non-real properties and assets reflected in their books and records as being owned by them (including those reflected in the consolidated balance sheet of Prime as of December 31, 1996, except as since sold or otherwise disposed of in the ordinary course of business), free and clear of all liens and encumbrances, except such as are reflected on the consolidated balance sheet of Prime as of December 31, 1996, and the notes thereto, and except for liens for current taxes not yet due and payable, and liens or encumbrances which are normal to the business of Prime and the Prime Subsidiaries and are not, in the aggregate, material in relation to the assets of Prime on a consolidated basis and except also for such imperfections of title, easement and encumbrances, if any, as do not materially interfere with the present use of the properties subject thereto or affected thereby, or otherwise materially impair the consolidated business operations of Prime.

    3.10 LEASES.

         (a) The rent roll for the Prime Properties as of November 11, 1997 previously delivered by Prime to Horizon is correct and complete in all material respects as of the date thereof.

         (b) Except as provided in Schedule 3.10 to the Prime Disclosure Letter, (i) each of the leases and tenancies for all or any portion of the Prime Properties (the "Prime Leases") is valid and subsisting and in full force and effect except where the failure thereof, individually with respect to any Prime Lease or in the aggregate with more than one Prime Lease, could not be reasonably be expected to result in a Prime Material Adverse Effect, and has not been amended, modified or supplemented since the date of the rent roll described in Section 3.10(a); and (ii) neither Prime nor any of the Prime Subsidiaries has received any written notice from any tenant of any intention to vacate which vacation would have a Prime Material Adverse Effect. Except as provided in
Schedule 3.10 to the Prime Disclosure Letter neither Prime nor any of the Prime Subsidiaries has collected payment of rent (other than security deposits) accruing for a period which is more than one month beyond the date of collection.

         (c) Prime has previously delivered or made available to Horizon a true and correct copy of all Prime Leases.

         (d) Except as shown in Schedule 3.10 to the Prime Disclosure Letter, as of the last day of the calendar month immediately preceding the date hereof, none of the lessees set forth on Schedule 3.10(d) to the Prime Disclosure Letter has asserted any claim of which Prime or any of the Prime Subsidiaries has received written notice which would materially affect the collection of rent from such tenant and neither Prime nor any of the Prime Subsidiaries has received written notice of any material default or breach on the part of Prime or any of the Prime Subsidiaries under any of the Prime Leases with such a tenant which has not been cured.

         (e) Schedule 3.10 to the Prime Disclosure Letter sets forth a complete and correct list as of November 11, 1997, of all written commitments made by Prime or any of the Prime Subsidiaries to lease any of the Prime Properties which has not yet been reduced to a written lease, and provides with respect to each such commitment the principal terms of such commitment, including, if applicable, (i) the space to be occupied, (ii) the name of the tenant, (iii) the length of the original term thereof and any right or option to renew or extend the lease term, (iv) the monthly minimum rental, (v) rental escalations, (vi) the terms with respect to percentage rent or other overage rent, (vii) any provisions for tenant allowances and (viii) the right of any third-party broker to any outstanding brokerage or other commission incident thereto. Prime has previously delivered or made available to Horizon a true and correct copy of each such commitment.

         (f) Any material leases pursuant to which Prime or any Prime Subsidiary, as lessee, leases real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any material existing default or any event which with notice or lapse of time or both would constitute such a default, nor do any of such leases contain any provision which would preclude the Surviving Company or the Prime Partnership from occupying and using the leased premises for the same purposes and upon substantially the same rental and other terms as are applicable to the occupation and use by Prime and the Prime Subsidiaries, or which would have a Prime Material Adverse Effect.

    3.11 RENTS. The rents and other income and charges set forth in the rent roll described in Section 3.10(a) are the actual rents, income and charges presently being charged by Prime Subsidiaries under the Prime Leases. Other than set forth on Schedule 3.10 to the Prime Disclosure Letter, no tenant under any of the Prime Leases is entitled to any purchase option. None of the Prime Leases and none of the rents or other amounts payable thereunder have been assigned, pledged or encumbered, other than to lenders as set forth in the Prime SEC Documents. No brokerage or leasing commission or other compensation will be due or payable to any person, firm, corporation or other entity with respect to or on account of any of the Prime Leases or any extensions or renewals thereof as of the Horizon/Prime Effective Time except in the ordinary course of business consistent with past practices.

    3.12 ENVIRONMENTAL MATTERS. To the knowledge of Prime, except as disclosed in the Prime SEC Documents and on the environmental reports listed on Schedule
3.12 to the Prime Disclosure Letter, and except what would not be reasonably likely to have a Material Adverse Effect, (a) no Hazardous Substances have been used, stood, manufactured, treated, processed or transported to or from any of the Prime Properties except as necessary to the conduct of business and in compliance with Environmental Laws; (b) there have been no spills, releases, discharges or disposal of Hazardous Substances to have occurred or be presently occurring on or from the Prime Properties; (c) the Prime Properties and the business conducted thereon are not in violation of Environmental Laws; (d) Prime and its Subsidiaries have not received and do not reasonably expect to receive any notice of potential responsibility, letter of inquiry or notice of alleged liability from any Person regarding the Prime Properties or the business conducted thereon. Prime has previously delivered or made available to Horizon complete copies of all final versions of environmental investigations and testing or analysis made by or on behalf of Prime or any of the Prime Subsidiaries that are in the possession of any of them with respect to the environmental condition of the Prime Properties. For the purposes of this Paragraph 3.12 only, "Prime Properties" shall include property currently or formerly owned, operated or leased by Prime or its Subsidiaries.

    "Environmental Laws" shall mean any applicable statute, code, enactment, ordinance, rule, regulation, permit, consent, approval, authorization, judgment, order, common law rule (including without limitation the common law respecting nuisance and tortious liability), decree, injunction, or other requirement having the force and effect of law, whether local, state, territorial or national, at any time in force or effect relating to:

         (a) emissions, discharges, spills, releases or threatened releases of Hazardous Substances into ambient air, surface water, groundwater, watercourses, publicly or privately owned treatment works, drains, sewer systems, wetlands, septic systems or onto land;

         (b) the use, treatment, storage, disposal, handling, manufacturing, transportation or shipment of Hazardous Substances;

         (c)  the regulation of storage tanks; or

         (d) otherwise relating to pollution or the protection of human health or the environment.

    "Hazardous Substances" shall mean all substances, wastes, pollutants, contaminants and materials regulated or defined or designated as hazardous, extremely or imminently hazardous, dangerous, or toxic pursuant to any law, by any local, state, territorial or federal governmental authority, or with respect to which such a governmental authority otherwise requires environmental investigation, monitoring, reporting, or remediation; including but not limited to,

         (a) all substances, wastes, pollutants, contaminants and materials regulated, or defined or designated as hazardous, extremely or imminently hazardous, dangerous or toxic, under the following federal statutes and their state counterparts, as well as their statutes' implementing regulations: the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
section 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C.
section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. section 2601 et seq., the Clean Water Act, 33 U.S.C. section 1251 et seq., the Clean Air Act, 42 U.S.C. section 7401 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. section 11011 et seq., the Safe Drinking Water Act, 33 U.S.C. section 300f et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. section 136 et seq., the Atomic Energy Act, 42 U.S.C. section 22011 et seq., and the Hazardous Materials Transportation Act, 42 U.S.C. section 1801 et seq.;

         (b) petroleum and petroleum products including crude oil and any fractions thereof;

         (c)  natural gas, synthetic gas, and any mixtures thereof; and

         (d) radon, radioactive substances, asbestos, urea formaldehyde, polychlorinated biphenyls and electromagnetic field radiation.

    3.13 TAXES.

         (a) Each of Prime and the Prime Subsidiaries (i) has filed all tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and all such returns and reports are accurate and complete in all material respects, and (ii) has paid (or Prime has paid on its behalf) all Taxes shown on such returns and reports as required to be paid by it except where the failure to file such tax returns or reports and failure to pay such Taxes would not have a Prime Material Adverse Effect. The most recent audited financial statements contained in the Prime SEC Documents reflect an adequate reserve for all material Taxes payable by Prime and the Prime Subsidiaries for all taxable periods and portions thereof through the date of such financial statements. Since the Prime Financial Statement Date, Prime has incurred no liability for Taxes under Sections 857(b), 860(c) or 4981 of the Code, including without limitation any tax arising from a prohibited transaction described in Section 857(b)(6) of the Code, and neither Prime nor any Prime Subsidiary has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material tax described in the preceding sentence will be imposed upon Prime. To the Knowledge of Prime, no deficiencies for any Taxes have been proposed, asserted or assessed against Prime or any of the Prime Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

         (b) Prime (i) has operated in such a manner as to qualify as a REIT within the meaning of Section 856 of the Code for each of its taxable years ending on or before December 31, 1996, and intends to continue to operate in such a manner as to qualify as a REIT for the taxable year that ends on the Closing Date, and (ii) has not taken or omitted to take any action which would reasonably be expected to result in a challenge to its status as a REIT, and to Prime's Knowledge, no such challenge is pending or threatened. Each Prime Subsidiary which is a partnership, joint venture or limited liability company
(x) has been since its formation and continues to be for federal income tax purposes as a partnership and not as a corporation or as an association or publicly traded partnership taxable as a corporation and (y) has not since the later of its formation or the acquisition by Prime of a direct or indirect interest therein, owned any assets (including, without limitation, securities) that would cause Prime to violate Section 856(c)(5) of the Code. Each Prime Subsidiary which is a corporation (other than Prime Retail Services, Inc.) has been since its formation a qualified REIT subsidiary under Section 856(i) of the Code. Except as set forth in Schedule 3.13 to the Prime Disclosure Letter neither Prime nor any Prime Subsidiary holds any asset (x) the disposition of which would be subject to rules similar to Section 1374 of the Code as a result of a notice under IRS Notice 88-19 or (y) which is subject to a consent filed pursuant to Section 341(f) of the Code and the regulations thereunder.

    3.14 BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Friedman, Billings, Ramsey & Co., Inc., the fees and expenses of which will be paid by Prime and are described in the engagement letter with Friedman, Billings, Ramsey & Co., Inc., a true, correct and complete copy of which has previously been given to Horizon, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Prime or any Prime Subsidiary.

    3.15 COMPLIANCE WITH LAWS. Prime and its Subsidiaries hold all permits, licenses, variances, exceptions, orders, registrations and approvals of all Governmental Entities which are required for the operation of the business of Prime and its Subsidiaries (the "Prime Permits"), except where the failure to have any such Prime Permits individually or in the aggregate would not have a Prime Material Adverse Effect. Since March 22, 1994, neither Prime nor any of the Prime Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations (except any Environmental Law, as to which the representations in Section 3.12 shall apply), except to the extent that such violation or failure would not, individually or in the aggregate, have a Prime Material Adverse Effect.

    3.16 CONTRACTS; DEBT INSTRUMENTS.

         (a) To the Knowledge of Prime, except as disclosed in the Prime SEC Documents or in Schedule 3.16 to the Prime Disclosure Letter, there is no contract or agreement that purports to limit in any material respect the names or the geographic location in which Prime and its Subsidiaries conduct or may conduct their business. Neither Prime nor any Prime Subsidiary has received a written notice that Prime or any Prime Subsidiary is in violation of or in default under (nor to the Knowledge of Prime does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any material loan or credit agreement, note, bond, mortgage, indenture, concession or any other similar type of material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, nor to the Knowledge of Prime does such a violation or default exist, except to the extent that such violation or default, individually or in the aggregate, would not have a Prime Material Adverse Effect.

    3.17 OPINION OF FINANCIAL ADVISOR. Prime has received the written opinion of Friedman, Billings, Ramsey & Co., Inc., satisfactory to Prime, to the effect that proposed Prime/Horizon Merger Consideration and Partnership Merger Consideration to be paid by Prime and Prime Partnership in connection with the Mergers is fair, from a financial point of view, to Prime and Prime Partnership.

    3.18 STATE TAKEOVER STATUTES. Prime has taken all action necessary to exempt transactions between Prime and Horizon and its Affiliates from the operation of Takeover Statutes.

    3.19 INVESTMENT COMPANY ACT OF 1940. Neither Prime nor any of the Prime Subsidiaries is, or at the Partnership Merger Effective Time will be, required to be registered under the 1940 Act.

    3.20 DEFINITION OF KNOWLEDGE OF PRIME. As used in this Agreement, the phrase "Knowledge of Prime" (or words of similar import) means the actual knowledge of officers and directors of Prime and Prime Partnership identified on
Schedule 3.20 to the Prime Disclosure Letter.

    3.21 VOTE REQUIRED. The affirmative vote of at least (i) a majority of the outstanding Prime Series A Preferred Shares and Prime Series B Preferred Shares each voting separately as a class, (ii) 66-2/3% of the outstanding Prime Series C Preferred Shares and (iii) two-thirds of the outstanding Prime Common Shares are the only votes of the holders of any class or series of Prime's capital stock necessary (under applicable law or otherwise) to approve this Agreement and the transactions contemplated hereby. The affirmative vote of the holders of at least (i) fifty percent of the outstanding Prime Common Units and (ii) the outstanding Prime Series C Preferred Units, held by the limited partners of Prime Partnership are the only votes by the holders of any class or series of partnership interest therein necessary (under applicable law or otherwise) to approve this Agreement and the transactions contemplated hereby.

                                      ARTICLE IV

                                      COVENANTS

    4.1 CONDUCT OF HORIZON'S, HORIZON PARTNERSHIP'S AND SKY MERGER'S BUSINESS PENDING MERGERS. During the period from the date of this Agreement to the Prime/Horizon Merger Effective Time, except as consented to in writing by Prime or as expressly provided for in this Agreement, Horizon, Horizon Partnership and Sky Merger shall, and shall cause (or, in the case of Horizon Subsidiaries that Horizon, Horizon Partnership or Sky Merger do not control, shall use reasonable best efforts to cause) each of the Horizon Subsidiaries to:

         (a) conduct its business only in the usual, regular and ordinary course and in substantially the same manner as heretofore conducted;

         (b) use commercially reasonable efforts to preserve intact its business organizations, goodwill and ongoing businesses and keep available the services of its officers and employees;

         (c) confer on a regular basis with one or more representatives of Prime to report operational matters of materiality and any proposals to engage in material transactions (except with respect to Acquisition Proposals, as to which the provisions of Section 4.3 shall apply);

         (d) promptly notify Prime of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

         (e) promptly deliver to Prime true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

         (f) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in

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

effect at the Horizon Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

         (g) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided Horizon notifies Prime that it is availing itself of such extensions and provided such extensions do not adversely affect Horizon's status as a qualified REIT under the Code;

         (h) not make any Tax election (unless required by law or necessary to preserve Horizon's status as a REIT or the status of any Horizon Subsidiary as a partnership for federal income tax purposes, as the case may be) and not make or rescind any express or deemed election relative to Taxes;

         (i) make all capital expenditures, and expenditures relating to leasing, in accordance with a capital budget of Horizon delivered prior to the date hereof to Prime (the "Horizon Capital Budget") and will not (A) acquire, enter into any option to acquire, or exercise an option or other right or election or enter into any other commitment or contractual obligation (each, a "Commitment") for the acquisition of any real property or other transaction involving in excess of $100,000 which is not included in the Horizon Capital Budget approved by Prime, encumber assets or commence construction of, or enter into any Commitment to develop or construct other real estate projects, except in the ordinary course of its retail property business or (B) incur or enter into any Commitment to incur additional indebtedness (secured or unsecured) except for working capital under its revolving line(s) of credit and Commitments for indebtedness described on Schedule 4.1(i) to the Horizon Disclosure Letter;

         (j) not amend its Articles of Incorporation, or its Bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Horizon Subsidiary;

         (k) not split, combine or reclassify any capital stock, partnership or other ownership interests and make no change in the number of shares of capital stock, membership interests or units of limited partnership interest issued and outstanding, other than pursuant to the redemption of Horizon OP Units pursuant to the Horizon Partnership Agreement or the exercise of Horizon Stock Options;

         (l) grant no options or other right or commitment relating to its shares of capital stock, membership interests or units of limited partnership interest or any security convertible into its shares of capital stock, membership interests or units of limited partnership interest, or any security the value of which is measured by shares of capital stock, or any security subordinated to the claim of its general creditors and, except as contemplated by this Agreement, not amend or waive any rights under any of the Horizon Stock Options;

        (m) except as provided in Section 5.10 and in connection with the use of Horizon Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Horizon Common Shares or Horizon OP Units or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest of Horizon, except for (A) exchanges of Horizon Common Shares required under
Section 5.4 of the Horizon Articles of Incorporation in order to preserve the status of Horizon as a REIT under the Code, and (B) redemptions of Horizon OP Units, whether or not outstanding on the date of this Agreement, under the Horizon Partnership Agreement in which Horizon Common Shares are utilized;

         (n) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of the Horizon Properties, except in connection with a transaction that is made in the ordinary course of business and is the subject of a binding contract in existence on the date of this Agreement and disclosed in Schedule
2.20 to the Horizon Disclosure Letter; provided, however, without the prior written consent of Prime, leases of space in all Horizon Properties which are not to be contributed to Newco LP pursuant to the Partnership Contribution may be made in accordance with the leasing plans or parameters which shall be agreed from time to time between Horizon Partnership and Prime. Notwithstanding any provision of this Agreement to the contrary, a Horizon Subsidiary shall be permitted to enter into any lease for any space in any property owned by it if such Horizon Subsidiary provides written notice to Prime with respect to the terms of a proposed lease and Prime does not object in writing by notice to such Horizon Subsidiary to the terms of such lease within one business day after the receipt of the aforesaid notice from such Horizon Subsidiary.

         (o) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of its personal property or intangible property, except in connection with a transaction that is permitted by Section 4.1(n) or that is made in the ordinary course of business and is not material, individually or in the aggregate;

         (p) not make any loans, advances or capital contributions to, or investments in, any other Person, (whether by the purchase, redemption or other acquisition of the equity or debt of such Person or otherwise) other than loans, advances and capital contributions to Horizon Subsidiaries in existence on the date hereof and advances to employees in the ordinary course of business consistent with past practice;

         (q) not incur, pay, discharge, satisfy or settle any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) furnished to Prime or incurred in the ordinary course of business consistent with past practice;

         (r) not guarantee the indebtedness of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing;

         (s) not enter into any Commitment with any officer, director or Affiliate of Horizon or any of the Horizon Subsidiaries or any material Commitment with any consultant;

         (t) except as set forth in Schedule 4.1(t) to the Horizon Disclosure Letter, not increase any compensation or enter into or amend any employment agreement described in Schedule 2.17 to the Horizon Disclosure Letter with any of its officers, directors or employees, other than as required by any contract or Plan or in accordance with waivers by employees of benefits under such agreements and other than normal year end bonuses in keeping consistent with past practice and annual salary increases not exceeding 5%; provided, however, that for any officer or employee earning an annual salary in excess of $75,000, Horizon may provide such employee with an annual salary increase only after consulting with Prime before effecting such increase.

         (u) not adopt any new employee benefit plan, incentive plan, severance plan, stock option or similar plan or amend any existing plans or rights, except for changes to severance benefits to provide that an employee whose position is transferred to a location outside the standard metropolitan statistical area in which such employee is currently employed shall not forfeit severance benefits by reason of failure to accept such transfer, and changes which are required by law;

         (v) not settle any shareholder derivative, class action claims or other suit or claims arising out of or in connection with any of the transactions contemplated by this Agreement;

         (w) not change the ownership of any of its Subsidiaries, except changes which arise as a result of the acquisition of Horizon OP Units in exchange for Horizon Common Shares pursuant to exercise of the Horizon OP Unit redemption right under Section 8.6 of the Horizon Partnership Agreement;

         (x) not accept a promissory note in payment of the exercise price payable under any option to purchase Horizon Common Shares;

         (y) not enter into or amend or otherwise modify any agreement or arrangement for the persons that are affiliates, or as of the date hereof, all officers, directors or employees, of Horizon, Horizon Partnership or any Horizon Subsidiary not approved by a majority of the "independent" members of the Board of Directors of Horizon;

         (z) not directly or indirectly or through a subsidiary, merge or consolidate with, acquire all or substantially all of the assets of, or acquire the beneficial ownership of a majority of the outstanding capital stock or other equity interest in any person or entity unless such transaction has been approved by Prime; and.

         (aa) Notwithstanding any provision of this Agreement to the contrary, including but not limited to the provisions of this Section 4.1, (i) on or prior to the Closing, Horizon or Horizon Partnership shall be permitted to make any or all of the payments on Schedule 4.1(aa) to the Horizon Disclosure Schedule without the consent of Prime and (ii) Horizon and Horizon Partnership shall be permitted to take any and all actions expressly set forth in a quarterly operating budget, prepared by Horizon and approved by Prime in writing prior to the commencement of each quarter.

    4.2 CONDUCT OF PRIME'S AND PRIME PARTNERSHIP'S BUSINESS PENDING MERGERS. During the period from the date of this Agreement to the Prime/Horizon Merger Effective Time, except as (i) contemplated by this Agreement including as contemplated by the Contribution Agreement, or (ii) consented to in writing by Horizon, Prime and Prime Partnership shall, and shall cause (or, in the case of Prime Subsidiaries that Prime or Prime Partnership do not control, use reasonable best efforts to cause) each of the Prime Subsidiaries to:

         (a) use commercially reasonable efforts to preserve intact its business organizations and goodwill and keep available the services of its officers and employees;

         (b) confer on a regular basis with one or more representatives of Horizon to report operational matters of materiality which would have a Prime Material Adverse Effect;

         (c) promptly notify Horizon of any material emergency or other material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its businesses or in the operation of its properties, or of any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

         (d) promptly deliver to Horizon true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

         (e) maintain its books and records in accordance with GAAP consistently applied and not change in any material manner any of its methods, principles or practices of accounting in effect at the Prime Financial Statement Date, except as may be required by the SEC, applicable law or GAAP;

         (f) duly and timely file all reports, tax returns and other documents required to be filed with federal, state, local and other authorities, subject to extensions permitted by law, provided such extensions do not adversely affect Prime's status as a qualified REIT under the Code;

         (g) not make or rescind any express or deemed election relative to Taxes (unless required by law or necessary to preserve Prime's status as a REIT or the status of any Prime Subsidiary as a partnership for federal income tax purposes or as a qualified REIT subsidiary under Section 856(i) of the Code, as the case may be);

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

         (h)  not amend the Prime Articles of Incorporation or the Prime
Bylaws, or the articles or certificate of incorporation, bylaws, code of regulations, partnership agreement, operating agreement or joint venture agreement or comparable charter or organization document of any Prime Subsidiary, including the Prime Partnership Agreement (except to the extent necessary to reflect the admission of additional limited partners and other amendments in connection therewith that can be made by Prime without a vote of limited partners and that will not, individually or in the aggregate, materially adversely affect the rights or obligations of holders of Prime OP Units);

         (i) except as provided in Section 5.10 hereof and in connection with the use of Prime Common Shares to pay the exercise price or tax withholding in connection with equity-based employee benefit plans by the participants therein, not (i) authorize, declare, set aside or pay any dividend or make any other distribution or payment with respect to any Prime Common Shares or Prime Common Units or (ii) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, membership interests or units of partnership interest or any option, warrant or right to acquire, or security convertible into, shares of capital stock, membership interests, or units of partnership interest of Prime, except for (A) conversions of Prime Common Shares required under Section
4.9.5 or Section 4.5.7, respectively, of the Prime Articles of Incorporation in order to preserve the status of Prime as a REIT under the Code, and (B) exchanges of Prime Common Units, whether or not outstanding on the date of this Agreement, under the Prime Partnership Agreement in which Prime Common Shares are utilized;

         (j) not sell, lease, mortgage, subject to Lien or otherwise dispose of any of the Prime Properties, except in connection with a transaction that would not reasonably be expected to have a Prime Material Adverse Effect;

         (k) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) if it would reasonably be expected to have a Prime Material Adverse Effect; and

         (l) except as contemplated by Section 1.16, not directly or indirectly through a subsidiary, merge or consolidate with, or acquire all or substantially all of the assets of, or the beneficial ownership of a majority of the outstanding capital stock or other equity interests in any person or entity whose securities are registered under the Exchange Act unless such transaction has been approved by Horizon.

    4.3 NO SOLICITATION. Prior to the Prime/Horizon Merger Effective Time, Horizon agrees, for itself and in its capacity as general partner of Horizon Partnership, that:

         (a) neither it nor any of the Horizon Subsidiaries shall, directly or indirectly, whether through a Horizon representative specified in Section 4.3(b) or otherwise, invite, initiate, solicit (including by way of furnishing non-public information or assistance) or encourage any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its shareholders) that constitutes or may reasonably be expected to lead to, or otherwise with respect to, (i) a merger, acquisition,

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

consolidation, share exchange, business combination or similar transaction,
(ii) any tender offer or exchange offer for 10% or more of the outstanding Horizon Common Shares or the filing of a registration statement under the Securities Act in connection therewith, (iii) a transaction resulting in the issuance of securities representing 10% or more of the outstanding equity securities of Horizon, (iv) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets or equity securities (including, without limitation, partnership interests and units) of Horizon or Horizon Partnership or (v) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any discussions or negotiations concerning or provide any confidential or non-public information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

         (b) neither it nor any of the Horizon Subsidiaries will authorize or permit any of its officers, directors, employees, affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders or other representative of Horizon to engage in any of the activities described in
Section 4.3(a);

         (c) it and the Horizon Subsidiaries will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to in Section 4.3(b) of the obligations undertaken in this Section 4.3; and

         (d) it will notify Prime immediately if Horizon or any of the Horizon Subsidiaries receives any such inquiries or proposals, or any requests for such information, or if any such negotiations or discussions are sought to be initiated or continued with it and provide all relevant details related thereto;

provided, however, that nothing contained in this Section 4.3 shall prohibit the Board of Directors of Horizon (including with respect to Horizon's capacity as general partner of Horizon Partnership) from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) a majority of the Board of Directors of Horizon determines in good faith that such action is required for the Board of Directors of Horizon to comply with its duties to shareholders imposed by applicable law and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, Horizon provides written notice to Prime to the effect that it is furnishing information to, or entering into discussions with, such person or entity; and (ii) making any disclosure required by applicable law with regard to an Acquisition Proposal. Nothing in this Section 4.3 shall (x) permit Horizon to terminate this Agreement (except as specifically provided in Article 7 hereof),
(y) permit Horizon to enter into an agreement for an Acquisition Proposal during the term of this Agreement or (z) affect any other obligation of Horizon under this Agreement; provided, however, that a majority of the Board of Directors of Horizon may approve and recommend a Superior Acquisition Proposal and, in connection therewith, withdraw or modify its approval or

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

recommendation of this Agreement and the Mergers in accordance with Section 5.1(e). Any disclosure that the Board of Directors of Horizon may be compelled to make with respect to the receipt of an Acquisition Proposal in order to comply with its duties to shareholders imposed by applicable law or Rule 14d-9 or 14e-2 of the Exchange Act will not constitute a violation of this Section 4.3. As used herein, "Superior Acquisition Proposal" means a bona fide Acquisition Proposal made by a third party which a majority of the members of the Board of Directors of Horizon resolves in good faith to be more favorable to Horizon's shareholders than the Mergers and which the Board of Directors of Horizon determines is reasonably capable of being consummated.

    4.4 AFFILIATES. Prior to the Partnership Merger Effective Time, Horizon and Prime shall cause to be prepared and delivered to the other a list (reasonably satisfactory to counsel for Prime and Horizon) identifying all persons who, at the time of the Horizon, Prime Shareholders Meetings, may be deemed to be "affiliates" of Horizon or Prime, respectively, as that term is used under Rule 145 under the Securities Act (the "Affiliates"). Horizon and Prime each shall use its reasonable best efforts to cause each person who is identified by it as an Affiliate in such list to deliver to the other on or prior to the Prime/Horizon Merger Effective Time a written agreement, in the form to be approved by the parties hereto prior to the Prime/Horizon Merger Effective Time, that such Affiliate will not sell, pledge, transfer or otherwise dispose of any Surviving Company Common Shares issued to such Affiliate pursuant to the Prime/Horizon Merger, except pursuant to an effective registration statement under the Securities Act or in compliance with paragraph (d) of Rule 145 or as otherwise permitted by the Securities Act. The Surviving Company shall be entitled to place legends as specified in such written agreements on the certificates representing any Surviving Company Common Shares to be received pursuant to the terms of this Agreement by such Affiliates who have executed such agreements and to issue appropriate stop transfer instructions to the transfer agent for the Surviving Company Common Shares issued to such Affiliates, consistent with the terms of such agreements. The Surviving Company shall timely file the reports required to be filed by it under the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as any Affiliate of Horizon or Prime may reasonably request, all to the extent required from time to time to enable such Affiliate to sell shares of the Surviving Company received by such Affiliate in the Prime/Horizon Merger without registration under the Securities Act pursuant to (i) Rule 145(d)(1) under the Securities Act, as such rule may be amended from to time, or (ii) any successor rule or regulation hereafter adopted by the SEC.

    4.5 OTHER ACTIONS. Each of Horizon, Horizon Partnership and Newco LP, on the one hand, and Prime and Prime Partnership, on the other hand, shall not, and shall use commercially reasonable efforts to cause their respective subsidiaries and joint ventures not to take, any action that would result in
(i) any of the representations and warranties of such party (without giving effect to any "knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warranties (without giving effect to any "knowledge" qualification) that are not so qualified becoming untrue in any material respect or (iii) except as contemplated by Section 4.3, any of the conditions to the Mergers or that would materially impair the ability of the parties hereto to consummate the transactions contemplated by the Contribution Agreement set forth in Article 6 not being satisfied.

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
                                     ARTICLE V

                                 ADDITIONAL COVENANTS

    5.1 PREPARATION OF THE REGISTRATION STATEMENT AND THE PROXY STATEMENT; HORIZON SHAREHOLDERS AND PARTNERS MEETINGS AND PRIME SHAREHOLDERS AND PARTNERS MEETINGS.

         (a)  As promptly as practicable after execution of this Agreement,
(i) each of Horizon, Prime and, to the extent required, Prime Partnership, Horizon Partnership, Sky Merger and Newco LP shall prepare and file with the SEC (with appropriate requests for confidential treatment, unless the parties hereto otherwise agree) under the Exchange Act, one or more joint proxy statements/prospectuses and forms of proxies (such joint proxy statement(s)/prospectus(es) together with any amendments to supplements thereto, the "Proxy Statement") relating to the shareholder meetings, and, if applicable, partners meetings, of each of Horizon, Horizon Partnership, Sky Merger, Newco LP, Prime and Prime Partnership and the vote of the shareholders of Horizon, Sky Merger and Prime and, if applicable, Horizon Partnership, Newco LP, and Prime Partnership, with respect to the Mergers, the Contribution and the Distribution and such registration statements, (collectively and together with any amendments or supplements thereto, the "Registration Statement"), in which the Proxy Statement above will be included, as may be required in connection with the registration under the Securities Act of the securities to be distributed in connection with the Mergers or the Distribution. The respective parties will cause the Proxy Statement and the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of Horizon, Horizon Partnership, Sky Merger, Newco LP, Prime and Prime Partnership shall furnish all information about itself and its business and operations and all necessary financial information to the other as the other may reasonably request in connection with the preparation of the Proxy Statement and the Registration Statement. Each such party shall use its reasonable best efforts, to have the Registration Statement declared effective by the SEC as promptly as practicable (including clearing the Proxy Statement with the SEC). Each of Horizon, Horizon Partnership, Newco LP and Sky Merger, on the one hand, and Prime and Prime Partnership, on the other hand, agree promptly to correct any information provided by it for use in the Proxy Statement and the Registration Statement if and to the extent that such information shall have become false or misleading in any material respect, and each of the parties hereto further agrees to take all steps necessary to amend or supplement the Proxy Statement and the Registration Statement and to cause the Proxy Statement and the Registration Statement as so amended or supplemented to be filed with the SEC (with copies provided to the other parties hereto) and to be disseminated to their respective shareholders and partners, in each case as and to the extent required by applicable federal and state securities laws. Each of Horizon, Horizon Partnership, Sky Merger, Newco LP, Prime and Prime Partnership agrees that the information provided by it for inclusion in the Proxy Statement or the Registration Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of shareholders of Horizon, Sky Merger and Prime and at the time of the respective taking of consents, if any, of partners of Horizon Partnership, Newco LP, and Prime Partnership, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the

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

circumstances under which they were made, not misleading. Each party will notify the other promptly and will advise and deliver copies (if any) to the other parties hereto, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information (regardless whether such requests relate to Prime or Prime Partnership, on the one hand, or Horizon, Sky Merger, Horizon Partnership or Newco LP on the other hand), and each of Prime and Prime Partnership, on the other hand, and Horizon, Horizon Partnership, Newco LP and Sky Merger, on the other hand, shall promptly notify the other of (i) the time when the Registration Statement has become effective, (ii) or any supplement or amendment thereto has been filed, (iii) the issuance of any stop order, and (iv) the suspension of the qualification and registration of the securities issuable in connection with the Mergers and the Distribution. The Proxy Statement shall include the recommendations of the Board of Directors of each Prime and Horizon; provided, that the recommendation of the Board of Directors of Horizon may not be included or may be withdrawn if the Board of Directors of Horizon has accepted a proposal for Superior Acquisition Proposal in accordance with the terms of Section 4.3. Each party shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of securities pursuant to the Mergers and the Distribution, and shall furnish all information as may be reasonably requested in connection with any such action. Each party will use its best efforts to obtain prior to the effective date of the Registration Statement, all necessary state securities or "blue sky" permits or approvals required to carry out the transactions contemplated by this Agreement. In connection with the preparation of the Proxy Statement and the Registration Statement, Horizon shall use reasonable efforts to cause to be delivered to Prime prior to the mailing of the Proxy Statement, the opinion of Rudnick & Wolfe, dated the date of the Proxy Statement, that (i) Horizon was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code in each of its taxable years or other periods ending after December 31, 1993 and on or before the Closing Date and (ii) Horizon Partnership, Newco LP, and each other Horizon Subsidiary has been since formation, and continues to be, as of such date, for federal income tax purposes, a partnership and not a corporation or an association taxable as a corporation or publicly traded partnership. In connection with the preparation of the Proxy Statement and the Registration Statement, Prime shall use reasonable efforts to cause to be delivered to Horizon prior to the mailing of the Proxy Statement, the opinion of Winston & Strawn, dated the date of the Proxy Statement, that (i) Prime was organized and has operated in conformity with the requirements for qualification as a REIT within the meaning of the Code in each of its taxable years or other periods ending on or before the Closing Date and (ii) the Prime Partnership, and each other Prime Subsidiary that is a partnership, joint venture or limited liability company has been since formation, and continues to be, as of such date, for federal income tax purposes, a partnership and not a corporation or an association taxable as a corporation or publicly traded partnership.

         (b) Each of Horizon, Horizon Partnership, Sky Merger, Newco LP, Prime and Prime Partnership shall use its reasonable best efforts to timely mail the joint proxy statement/prospectus contained in the Registration Statements to its shareholders. It shall be a condition to the mailing of the joint proxy statement/prospectus that (i) Prime and Prime Partnership shall have received a "comfort" letter from Ernst & Young LLP, independent public accountants for Horizon and Horizon Partnership, of the kind contemplated by the Statement of Auditing Standards

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

with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement"), dated as of the date on which the Registration Statement shall become effective and as of the Closing Date, addressed to Prime and Prime Partnership, in form and substance reasonably satisfactory to Prime and Prime Partnership, concerning the procedures undertaken by Ernst & Young LLP, with respect to the financial statements and information of Horizon, Horizon Partnership and their subsidiaries contained or incorporated by reference in the Registration Statement and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance or letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement, (ii) Horizon shall have received a "comfort" letter from Ernst & Young LLP, independent public accountants for Prime and Prime Partnership, of the kind contemplated by the AICPA Statement, dated as of the date on which the Registration Statement shall become effective and as of the Effective Time, addressed to Horizon and Horizon Partnership, in form and substance reasonably satisfactory to Horizon, concerning the procedures undertaken by Ernst & Young LLP with respect to the financial statements and information of Prime, Prime Partnership and their subsidiaries contained or incorporated by reference in the Registration Statement and the other matters contemplated by the AICPA Statement and otherwise customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement,
(iii) Prime shall have received reasonable assurance that the conditions set forth in Section 6.2(f) will be satisfied on or prior to the Closing Date and
(iv) Horizon shall have received reasonable assurance that the conditions set forth in Section 6.3(f) will be satisfied on or prior to the Closing Date.

         (c) Prime will duly call and as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed to the shareholders of Prime), give notice of, convene and hold a meeting of its shareholders (the "Prime Shareholders Meeting") for the purpose of obtaining the Prime Shareholder Approvals. Prime will, through its Board of Directors, recommend to its shareholders approval of this Agreement, the Horizon/Prime Merger and the other transactions contemplated by this Agreement.

         (d) Horizon will duly call and give notice of and, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Proxy Statement is mailed to the shareholders of Horizon), convene and hold a meeting of its shareholders (the "Horizon Shareholders Meeting") for the purpose of obtaining Horizon Shareholder Approvals. Horizon will, through its Board of Directors, recommend to its shareholders approval of this Agreement, the Prime/Horizon Merger, the Horizon/Subsidiary Merger and the other transactions contemplated by this Agreement and include such recommendation in the Proxy Statement; provided, however, that prior to the Horizon Shareholders Meeting, such recommendation may be withdrawn, modified or amended with respect to a Superior Acquisition Proposal if a majority of the Board of Directors of Horizon determines in good faith, based upon the advice of its outside counsel, that such action is required for the Board of Directors of Horizon to comply with its duties to its shareholders pursuant to Section 4.3.

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

         (e) Prime and Horizon shall use their best efforts to cause the Proxy Statements to be mailed to their respective shareholders on the same day and to convene their respective shareholder meetings on the same day, which day, subject to the provisions of Sections 5.1(c), 5.1(d) and 5.3, shall be a day not later than forty-five days after the date the Proxy Statement is mailed.

         (f) If on the date for the Prime Shareholders Meeting and Horizon Shareholders Meeting established pursuant to Section 5.1(e) of this Agreement, either Prime or Horizon has not received duly executed proxies for a sufficient number of votes to approve the respective Mergers (but less than a majority of the outstanding Horizon Common Shares or Prime Common Shares, as the case may be, have voted against the respective Mergers), then both parties shall recommend the adjournment of their respective shareholders meetings until one or more dates not later than the date ten (10) days after the originally scheduled date of the shareholders meetings.

         (g) Horizon shall use commercially reasonable efforts to obtain the written consents for approval by the limited partners of Horizon Partnership to the transactions contemplated hereby to the extent required by the Horizon Partnership Agreement and any other matters reasonably requested by Prime which are reasonably determined by Prime to be required to effect the transactions contemplated by this Agreement (collectively, the "Horizon Partner Approvals") on or prior to the Horizon Shareholder Meeting established pursuant to Section 5.1(d). Horizon shall use commercially reasonable efforts to obtain the written consents for approval by the limited partners of Newco LP to the transactions contemplated hereby, including the Partnership Merger, to the extent required by the Newco LP partnership agreement and any other matters reasonably requested by Prime which are reasonably determined by Prime to be required to effect the transactions contemplated by this Agreement (collectively, the "Newco Partner Approvals") on or prior to the Horizon Shareholder Meeting established pursuant to
Section 5.1(d). Horizon hereby agrees to vote in favor of such matters and to recommend to the limited partners of Horizon Partnership and Newco LP that they approve such matters. Prime shall use commercially reasonable efforts to obtain written consents for approval by the limited partners of Prime Partnership to the transactions contemplated hereby to the extent required by the Prime Partnership Agreement and any other matters reasonably requested by Horizon which are reasonably determined by Horizon to be required to effect the transactions contemplated by this Agreement (collectively, the "Prime Partner Approvals", and together with the Horizon Partner Approvals and the Newco Partner Approvals, the "Partner Approvals") on or prior to the Prime Shareholder Meeting established pursuant to Section 5.1(c). Prime hereby agrees to vote in favor of such matters and to recommend to the limited partners of Prime Partnership that they approve such matters.

    5.2 ACCESS TO INFORMATION; CONFIDENTIALITY. Subject to the requirements of confidentiality agreements with third parties, each of the parties hereto shall, and shall cause each of its Subsidiaries to, afford to the other parties and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other parties, reasonable access during normal business hours prior to the Prime/Horizon Merger Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of the parties shall, and shall cause each of its Subsidiaries to, furnish promptly to the other parties (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the

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

requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Each of the parties shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to, hold any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement dated as of September 18, 1997 by and among Prime, Horizon and Lehman Brothers (the "Confidentiality Agreement"), as amended.

    5.3  REASONABLE BEST EFFORTS; NOTIFICATION.

         (a) Subject to the terms and conditions herein provided, each of the parties shall: (i) use all reasonable best efforts to cooperate with one another in (A) determining which filings are required to be made prior to the Prime/Horizon Merger Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Prime/Horizon Merger Effective Time from, governmental or regulatory authorities of the United States, the several states and foreign jurisdictions and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby including without limitation confirmation of the transactions under the Contribution Agreement and (B) timely making all such filings and timely seeking all such consents, approvals, permits and authorizations; (ii) use all reasonable best efforts (other than the payment of money) to obtain in writing any consents required from third parties to effectuate the Mergers, such consents to be in form reasonably satisfactory to each of the parties; and (iii) use all reasonable best efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Prime/Horizon Merger Effective Time any further action is necessary or desirable to carry out the purpose of this Agreement, each party shall take all such necessary action.

         (b) Horizon and Horizon Partnership shall use all reasonable best efforts to obtain from Ernst & Young LLP access to all work papers relating to audits of Horizon and Horizon Partnership performed by Ernst & Young LLP, and the continued cooperation of Ernst & Young LLP with regard to the preparation of consolidated financial statements for the Surviving Company.

         (c) Horizon and Horizon Partnership shall give prompt notice to Prime and Prime Partnership, and Prime and Prime Partnership shall give prompt notice to Horizon and Horizon Partnership, (i) if any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any material respect or (ii) of the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

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

    5.4  TAX TREATMENT.

         (a) Each of Prime and Horizon shall use its reasonable best efforts before the Prime/Horizon Merger Effective Time to cause each of the Horizon/Subsidiary Merger and the Prime/Horizon Merger to qualify as a reorganization under the provisions of Sections 368(a) of the Code, and to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(e).

         (b) Immediately upon the Partnership Merger Effective Time, Horizon Partnership will be treated as terminating for purposes of Code Section 708(b)(2)(A). Immediately following the Partnership Merger Effective Time, the Surviving Partnership will elect to use the "traditional method with curative allocations" under Treasury Regulations Section 1.704-3(c) for purposes of making allocations under Section 704(c) of the Code with respect to the properties of or interests held by the Horizon Partnership immediately before the Partnership Merger Effective Time. Prime Partnership and Horizon Partnership shall negotiate in good faith to agree upon the "Section 704(c) values" of the properties of Horizon Partnership, effective as of the Partnership Merger Effective Time, in accordance with Treasury Regulations
Section 1.704-3(a)(3). The Surviving Partnership shall not, in connection with the Prime/Horizon Merger (and any termination of Prime Partnership pursuant thereto under Code Section 708(b)(1)(B)), adjust the capital accounts of the Prime Partnership pursuant to section 1.704-1(b)(2)(iv)(f) of the Treasury Regulations.

         (c) Following the Partnership Merger Effective Time, the Surviving Partnership shall allocate "excess nonrecourse liabilities" under Treasury Regulations Section 1.752-3(a)(3) among the partners of the Surviving Partnership as follows:

              (i) First, assuming that the assets of the Surviving Partnership are sold for their relative fair market values, the Surviving Partnership shall determine for each of its partners the sum of (i) the amount Code Section 704(c) gain allocable to such partner (taking into account the relative Code Section 704(c) method elected by the Surviving Partnership in respect of each contributed asset under Treasury Regulation
Section 1.704-3, and less the amount already allocated to such partner under Treasury Regulations Section 1.752-3(a)(2)), plus (ii) the amount, if any, of remaining income and gain which would be further allocated to such Surviving Partnership partner under the Surviving Partnership Agreement, after all income and gain allocable to partners under Code Section 704(c) has been taken into account;

              (ii) Second, the Surviving Partnership shall determine a percentage (the "Tier Three Percentage") for each of its partners equal to the fraction of the sum computed for such partner in paragraph (i) above, over the aggregate amount of such sums for all partners of the Surviving Partnership; and

              (iii) Third, the Surviving Partnership shall allocate the excess nonrecourse liabilities of the Surviving Partnership to each of its partners, pro rata, in accordance with each partner's Tier Three Percentage.


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

         (d) In the event that Ernst & Young LLP determines that Prime Partnership will be treated terminating for purposes of Code Section 708(b)(1)(B) upon the Prime/Horizon Merger Effective Time, and the proposed Treasury Regulations under Code Section 368 have been made final and effective to the Prime/Horizon Merger in substantially their present form, then the Surviving Partnership may elect to use the "traditional method" under Treasury Regulations Section 1.704-3(b) for purposes of making allocations under Section 704(c) of the Code with respect to the properties of or interests in the Prime Partnership immediately before the Partnership Merger Effective Time.

         (e) In the event that Ernst & Young LLP determines that Prime Partnership would be treated terminating for purposes of Code Section 708(b)(1)(B) upon the Prime/Horizon Merger Effective Time, and the proposed Treasury Regulations under Code Section 368 have not been made final and effective to the Prime/Horizon Merger in substantially their present form, then, consistent with subsection (a) above, Prime and Horizon otherwise shall use their reasonable best efforts to take such actions as are necessary to obtain the opinions of counsel referred to in Sections 6.2(e) and 6.3(e).

         (f) For any taxable year of the Surviving Partnership that ends within the period ending on the seventh anniversary of the Partnership Merger Effective Time, the Surviving Partnership shall use good faith, commercially reasonable efforts (i) to avoid or minimize any gain recognized by the partners of the Surviving Partnership, as a result of the refinancing or repayment of the Surviving Partnership's liabilities, and (ii) in any case in which a Horizon Property of the Surviving Partnership is to be disposed of, to engage in a transaction that defers, to the extent possible, the recognition of gain by such partners under the Code, including, but not limited to, structuring such disposition as part of a tax-free exchange under Code Section 1031.

    5.5 PUBLIC ANNOUNCEMENTS. Each party will consult with each other party before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements which address in any manner the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be in the form agreed to by the parties concurrent with the execution of this Agreement.

    5.6 LISTING. Prime shall use all reasonable best efforts to cause the Surviving Company Common Shares and Surviving Company Series B Preferred Shares to be issued in the Prime/Horizon Merger and the Surviving Company Common Shares and Surviving Company Series B Preferred Shares reserved for issuance upon redemption of Prime Common Units and Prime Series B Preferred Units issued in the Partnership Merger, to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Prime/Horizon Merger Effective Time.

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


    5.7 TRANSFER AND GAINS TAXES. Each party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes"). From and after the Prime/Horizon Merger Effective Time, Surviving Company shall pay or cause Prime Partnership, as appropriate, to pay or cause to be paid, without deduction or withholding from any amounts payable to the holders of Surviving Company Common Shares or Surviving Company Series B Preferred Shares or Prime OP Units or Prime Series B Preferred Units, as applicable, all Transfer and Gains Taxes (which term shall not in any event be construed to include for these purposes any tax imposed under the Code or any applicable state or local tax imposed upon net or gross income).

    5.8  BENEFIT PLANS AND OTHER EMPLOYEE ARRANGEMENTS.

         (a) BENEFIT PLANS. After the Prime/Horizon Merger Effective Time, all employees of Prime who are employed by the Surviving Company shall, at the option of the Surviving Company, either continue to be eligible to participate in an "employee benefit plan", as defined in Section 3(3) of ERISA, of Prime which is, at the option of the Surviving Company, continued by the Surviving Company, or alternatively shall be eligible to participate in the same manner as other similarly situated employees of the Surviving Company who were formerly employees of Horizon in any "employee benefit plan," as defined in Section 3(3) of ERISA, sponsored or maintained by the Surviving Company after the Prime/Horizon Merger Effective Time. With respect to each such employee benefit plan, service with Horizon, any Horizon Subsidiary, Prime or any Prime Subsidiary (as applicable) and the predecessor of any of them shall be included for purposes of determining eligibility to participate, vesting (if applicable) and entitlement to benefits.

         (b)  STOCK OPTIONS.

              (i) As of the Prime/Horizon Merger Effective Time, each outstanding Prime Stock Option shall be assumed by Surviving Company and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Prime Stock Option, the same number of Surviving Company Common Shares as the holder of such Prime Stock Option would have been entitled to receive pursuant to the Prime/Horizon Merger had such holder exercised such Prime Stock Option in full immediately prior to the Prime/Horizon Merger Effective Time at a price per share equal to the aggregate exercise price for the shares subject to such Prime Stock Option divided by the number of full Surviving Company Common Shares deemed to be purchasable pursuant to such Prime Stock Option.

              (ii) As of the Prime/Horizon Merger Effective Time, each Sky
Merger   Stock Option outstanding under (a) the Horizon 1993 Stock Option
Plan and (b) the Horizon Long Term Incentive Plan (to the extent permitted under the terms of such plan and the terms of the Horizon Options outstanding under such plan) (in each case, as assumed by Sky Merger pursuant to the Horizon/Subsidiary Merger) shall in each case automatically be canceled and all rights with

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respect thereto shall cease to exist (other than the Sky Merger Stock Options outstanding and held by Jeffrey Kerr). As of the Prime/Horizon Merger Effective Time, each Sky Merger Stock Option outstanding under the Horizon 1997 Stock Option Plan or the Horizon Director/Stock Option Plan and each other outstanding Sky Merger Option not canceled pursuant to the immediately preceding sentence shall constitute an option to acquire, on the same terms and conditions as were applicable under such Sky Merger Stock Option, that number of Surviving Company Common Shares equal to the product of (A) 0.9193 times (B) the number of Sky Merger Common Shares subject to such Horizon
Stock Option at an aggregate exercise price per share equal to the aggregate exercise price per share set forth in such Sky Merger Stock Option; provided, however, that the number of Surviving Company Common Shares that may be purchased upon exercise of such Sky Merger Stock Option shall not include any fractional shares and, upon the first such exercise of such Sky Merger Stock Option, a cash payment shall be made for any fractional shares calculated in accordance with and in the manner provided for calculations as to be paid in lieu of fractional shares as part of the Prime/Horizon Merger Consideration under Section 1.17(g).

              (iii) As soon as practical after the Closing Date, Prime shall file a registration statement under the Securities Act covering the shares issuable pursuant to the stock options assumed by the Surviving Company pursuant to the provisions of Section 5.8(b).

         (c) WITHHOLDING. To the extent required by applicable law, Horizon shall require each employee who exercises a Horizon Stock Option or who receives Horizon Common Shares or Sky Merger Common Shares pursuant to any existing commitment to pay to Horizon in cash or Horizon Common Shares or Sky Merger Common Shares an amount sufficient to satisfy in full Horizon's obligation to withhold Taxes incurred by reason of such exercise or issuance.

         (d) RETENTION PROGRAM. Prior to the Closing Date, Horizon may implement a retention program for key employees pursuant to which up to an aggregate of $650,000 may be paid to such key employees who continue to be employed through a date certain (to be approved by Prime) or who are terminated without cause prior to such date certain.

    5.9  INDEMNIFICATION.

         (a) From and after the Prime/Horizon Merger Effective Time the Surviving Company shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Prime/Horizon Merger Effective Time, an officer, director or employee of Horizon or any Horizon Subsidiary (including, without limitation, Newco and Newco LP) (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation to the extent related to, or to the extent arising in whole or in part directly or indirectly out of the fact that such person is or was a director, officer or employee of Horizon or any Horizon Subsidiary (including, without limitation, Newco), whether pertaining to any matter existing or occurring at or prior to the Prime/Horizon Merger Effective Time (including, without limitation, any and all transactions resulting directly or

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indirectly from the transactions contemplated hereby or the documents delivered hereunder) and whether asserted or claimed prior to, or at or after, the consummation of the transactions contemplated hereby or any document contemplated hereunder ("Indemnified Liabilities"), in each case to the full extent a corporation is permitted under the MGCL (and the Surviving Company will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any affirmation and undertaking required by the MGCL arising from the investigation, defense or settlement of such Indemnification Liabilities). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Prime/Horizon Merger Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them with the consent of the Surviving Company which consent may not be unreasonably withheld, (ii) the Surviving Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Surviving Company will use all reasonable efforts to assist in the defense of any such matter, provided that the Surviving Company shall not be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 5.9(a), upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Company (but the failure so to notify shall not relieve the Company or the Surviving Company from any liability which it may have under this Section 5.9(a) except to the extent such failure materially prejudices such party), and shall deliver to the Surviving Company any affirmation and undertaking contemplated by the MGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties. The provisions for the indemnification and advancement of expenses set forth in this Agreement are not exclusive of any rights an Indemnified Party may have under any contract, law or otherwise.

         (b) The Surviving Company shall obtain and maintain in effect at the Prime/Horizon Merger Effective Time and continuing until the sixth anniversary thereof "run-off" directors and officers liability insurance with a coverage amount and other terms and conditions comparable to Horizon's current directors and officers liability insurance policy covering the directors and officers of Horizon with respect to their service as such prior to the Prime/Horizon Merger Effective Time.

         (c) This Section 5.9 is intended for the irrevocable benefit of, and to grant third party rights to, the Indemnified Parties and their successors, assigns and heirs and shall be binding on all successors and assigns of Surviving Company. Each of the Indemnified Parties shall be entitled to enforce the covenants contained in this Section 5.9 and Surviving Company acknowledges and agrees that each Indemnified Party would suffer irreparable harm and that no adequate remedy at law exists for a breach of such covenants and such Indemnified Party shall be entitled to injunctive relief and specific performance in the event of any breach of any provision in this Section.

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         (d)  In the event that the Surviving Company or any of its respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each director and officer covered hereby.

         (e) At the Closing, the Surviving Company shall deliver to each Indemnified Party a written acknowledgment of the Surviving Company's indemnity obligations to such Indemnified Party pursuant to this Agreement

    5.10 DECLARATION OF DIVIDENDS AND DISTRIBUTIONS. From and after the date of this Agreement, neither Horizon nor Horizon Partnership, on the one hand, nor Prime nor Prime Partnership, on the other hand, shall declare or pay any dividend or distribution to its shareholders or partners, as the case may be, without the prior written consent of Prime or Horizon, respectively; provided, however, that such written consent shall not be required for the declaration and payment of (i) a distribution with respect to each Horizon Common Share or Horizon OP Unit in the first quarter of 1998 in an amount equal to the product of (A) 0.3575 times (B) the dividend or distribution declared in respect of each Prime Common Share or Prime OP Unit in such quarterly period, (ii) a quarterly distribution with respect to each Horizon Common Share or Horizon OP Unit in any quarterly period ending after March 31, 1998 in an amount equal to the product of (A) 0.9193 times (B) the dividend or distribution declared in respect of each Prime Common Share or Prime OP Unit in such quarterly period, (iii) Prime Regular Quarterly Distributions, (iv) the Prime Newco Distribution, (v) any distribution contemplated by the Contribution Agreement and (vi) any distribution contemplated by Section 1.14(d); provided, however, that, except for distributions described in the foregoing clauses (iv) and (v), the record date for each distribution with respect to the Horizon Common Shares and the Horizon OP Units, on the one hand, shall be the same date as the record date for the quarterly distributions for the Prime Common Shares and the Prime Common Units, on the other hand, as provided to Horizon by notice not less than fifteen
(15) days prior to the record date for any quarterly distribution by Prime or Prime Partnership.

    The foregoing restrictions shall not apply, however, to the extent a distribution by Horizon or Prime is necessary for Horizon or Prime, as applicable, to maintain REIT status.

    5.11 TRANSFER OF SHARES/INTERESTS IN NON-WHOLLY OWNED SUBSIDIARIES OF HORIZON. At the Closing and pursuant to the Stock Purchase Agreement, Ronald Piasecki shall transfer to Prime Retail Services, Inc. or such person or persons as Prime Retail Services, Inc. shall designate by written notice delivered to him prior to the Closing, all of the shares of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp. and Second HGI, Inc. owned by him, constituting all the outstanding shares of such companies which are not owned by Horizon Partnership, for an aggregate consideration in an amount equal to the fair market value of such shares, as determined in accordance with the provisions of the Stock Purchase Agreement. Prior to Closing, Prime shall use commercially reasonably efforts to acquire from FLOC, L.L.C. all

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of the outstanding membership interests (other than such interests held by
Horizon Partnership) of Finger Lakes Outlet Center L.L.C. held by FLOC, L.L.C. on the terms and conditions set forth on Schedule 5.11 to the Prime Disclosure Letter.

    5.12 NOTICES. Prime and Horizon shall provide such notice to its shareholders of the Mergers as is required under Maryland and Michigan law.

    5.13 RESIGNATIONS. On the Closing Date, Horizon shall cause the directors and officers of each of the Horizon Subsidiaries to submit their resignations from such positions, effective as of the Partnership Merger Effective Time as requested by Prime.

    5.14 THIRD PARTY MANAGEMENT AGREEMENTS. Horizon will not, and will not permit any of its Subsidiaries to, amend the management agreements pursuant to which Horizon, directly or indirectly, manages buildings in which Horizon does not own a 100% interest. Horizon will not, and will not permit any Horizon Subsidiary to, renew such management agreements except on terms which permit its cancellation by Horizon or the applicable Horizon Subsidiary on thirty days' notice or less without any charge, penalty or other cost for such cancellation.

    5.15 CONTRIBUTION AGREEMENT. (a) Horizon shall cause Newco to execute the transactions contemplated hereby to which Newco is a party provided that Horizon has obtained all material consents required to be obtained by Horizon and the Horizon Subsidiaries from third parties in order to perform their respective obligations under the Contribution Agreement and the other agreements contemplated hereby to which Newco is a party, except for those consents set forth on Schedule 5.15 to the Horizon Disclosure Letter.
Horizon shall diligently seek and use commercially reasonable efforts to obtain such consents prior to the Closing Date. Horizon shall keep Prime currently apprised of its progress in obtaining such consents. Horizon shall inform Prime promptly if it appears unlikely that any given consent will be obtained. Horizon shall cooperate with Prime in taking any action to either obtain such consents or to put Horizon and the Horizon Subsidiaries in a position so that such consents are no longer required; provided such action does not cost Horizon a material amount.

         (b) In the event that Newco does not have a net worth of $28,300,000 on the Closing Date, then Prime shall contribute cash or, at Prime's discretion, other property to Newco to ensure that the net worth of Newco on the Closing Date is equal to or in excess of $28,300,000. The determination of net worth of Newco as of the Closing Date shall be made in good faith by the Board of Directors of Prime based on a written opinion in form and substance reasonably satisfactory to Horizon of an accounting, investment banking or appraisal firm selected by Prime.

    5.16 NEWCO PREFERRED SECURITIES. Horizon and Horizon Subsidiary shall take any action reasonably requested by Prime and/or Prime Partnership to consummate the investment in Horizon Partnership and/or Newco and the Prime Newco Distribution permitted by Section 1.16.

    5.17 ACTIONS UPON ISSUANCE OF INJUNCTION OR RESTRAINT. In the event that the transactions contemplated by this Agreement cannot be consummated by the parties hereto on the Closing Date

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due to the failure to satisfy the condition contained in Section 6.1(d), then the parties hereto shall use their commercially reasonable efforts to restructure the transactions contemplated hereby in a manner that would (i) enable the condition contained in Section 6.1(d) to be satisfied or (ii) provide the same economic and other material benefits to the parties hereto in a manner satisfactory to all parties hereto. Notwithstanding the foregoing, the obligations contained in this Section 5.17 shall not affect, alter or in any way supersede the rights of the parties hereto under Article VII hereof if such restructuring cannot be accomplished prior to June 15, 1997.

                                      ARTICLE VI

                                      CONDITIONS

    6.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGERS. The respective obligations of each party to effect the Mergers and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date shall be subject to the fulfillment or written waiver at or prior to the Closing Date of the following conditions:

         (a) SHAREHOLDER AND PARTNER APPROVALS. This Agreement, the Mergers and all other matters necessary to consummate the other transactions contemplated to occur on the Closing Date and the transactions contemplated by this Agreement shall have been approved and adopted by the Shareholder Approvals and all required Partner Approvals shall have been obtained.

         (b) LISTING OF SHARES. The NYSE shall have approved for listing the Surviving Company Common Shares and Surviving Company Series B Preferred Shares to be issued in the Prime/Horizon Merger and the Surviving Company Common Shares reserved for issuance upon exchange of Prime Common Units and Prime Series B Preferred Units issued in the Partnership Merger, subject to official notice of issuance.

         (c) REGISTRATION STATEMENT. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

         (d) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other transactions contemplated hereby shall be in effect.

         (e) BLUE SKY LAWS. Prime shall have received all state securities or "blue sky" permits and other authorizations necessary to issue the Merger Consideration.

         (f) GOVERNMENTAL ENTITY ACTIONS AND CONSENTS. All material actions by or in respect of or filings with any Governmental Entity required for the consummation of the transactions contemplated hereby shall have been obtained or made.

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    6.2  CONDITIONS TO OBLIGATIONS OF PRIME AND PRIME PARTNERSHIP. The
obligations of Prime and Prime Partnership to effect the Mergers and to consummate the other transactions contemplated to occur on the Closing Date are further subject to the following conditions, any one or more of which may be waived by Prime:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Horizon and Horizon Partnership (without giving effect to any "materiality" qualification or limitation) set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent such representation or warranty is expressly limited by its terms to another date, and Prime shall have received a certificate (which certificate may be qualified by knowledge to the same extent as the representations and warranties of Horizon and Horizon Partnership contained herein are so qualified) signed on behalf of Horizon by the chief executive officer or the chief financial officer of Horizon, in such capacity, to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of Horizon or Horizon Partnership to be true and correct as of the Closing Date (without giving effect to any materiality qualification or limitation) if the aggregate amount of Horizon Economic Losses (as defined below) that would reasonably be expected to arise as a result of the failures of such representations and warranties to be true and correct as of the Closing Date does not exceed $50,000,000 (such amount to be calculated by counting in all cases from the first dollar of such Horizon Economic Losses). "Horizon Economic Losses" shall mean any and all net damage, net loss, net liability or expenses suffered by Horizon and the Horizon Subsidiaries taken as a whole, but shall not include any claims, damages, loss, expense or other liability resulting from any class action or shareholders' derivative lawsuits relating to the Mergers against Horizon or the Horizon Subsidiaries, if any, filed subsequent to the date of this Agreement or any amounts paid or expenses incurred by Horizon or its Subsidiaries in obtaining non-governmental third party consents.

         (b) PERFORMANCE OF OBLIGATIONS OF HORIZON, SKY MERGER AND HORIZON PARTNERSHIP. Horizon and Horizon Partnership shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Prime/Horizon Merger Effective Time, and Prime shall have received a certificate signed on behalf of Horizon by the chief executive officer or the chief operating officer of Horizon, in such capacity, to such effect.

         (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Horizon Material Adverse Change taken as a whole, that have resulted or would result individually or in the aggregate, in Horizon Economic Losses of $50,000,000 or more and Prime shall have received a certificate of the chief executive officer or operating officer of Horizon, in such capacity, certifying to such effect.

         (d) TAX OPINIONS RELATING TO REIT STATUS AND PARTNERSHIP STATUS. Prime shall have received an opinion of Rudnick & Wolfe or other counsel to Horizon reasonably satisfactory to Prime, dated as of the Closing Date, to the effect that, subject to customary exceptions, assumptions, certificates and qualifications and based upon customary representations, (x) for each of its taxable years ending after December 31, 1993, Horizon has operated and complied with the

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requirements for qualification as a REIT under the Code, and (y) each Horizon
Subsidiary which has been formed as a partnership, joint venture or limited liability company is, for federal income tax purposes, a partnership and not a corporation or association or publicly traded partnership taxable as a corporation.

         (e) TAX OPINION RELATING TO THE MERGERS. Prime shall have received an opinion dated the Closing Date from Winston & Strawn or other counsel reasonably satisfactory to Prime, dated as of the Closing Date, to the effect that, subject to customary exceptions, assumptions, certificates and qualifications and the opinion of counsel to Horizon described in clause
Section 6.2(d)(i) above, and based upon customary representations, to the effect that each of the Horizon/Prime Merger and the Horizon/Subsidiary Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

         (f) "COMFORT" LETTER. Prime and Prime Partnership shall have received a "comfort" letter from Ernst & Young LLP, as described in Section 5.1(b).

         (g) SHARES OF NON WHOLLY-OWNED COMPANIES. All of the voting shares of First HGI, Inc., HGI Perryville, Inc., MG Third Party Services Corp., HGI Management Corp. and Second HGI, Inc. (other than any such shares owned by Horizon Partnership) shall have been transferred to Prime Retail Services, Inc., or its designees or assigns, in accordance with the Stock Purchase Agreement.

         (h) CONTRIBUTION AGREEMENT. Horizon, Horizon Partnership, Newco and Newco LP shall have entered into the Contribution Agreement and all of the conditions to the consummation of the transactions contemplated thereby shall have been satisfied and each of the transactions contemplated thereby shall have been completed to the extent required to be completed thereunder as of such time.

         (i) CALL AGREEMENTS. The Call Agreements shall be in full force and effect on the Closing Date.

    6.3 CONDITIONS TO OBLIGATIONS OF HORIZON AND HORIZON PARTNERSHIP. The obligations of Horizon and Horizon Partnership to effect the Mergers and to consummate the other transactions contemplated to occur on the Closing Date is further subject to the following conditions, any one or more of which may be waived in writing by Horizon:

         (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Prime and Prime Partnership (without giving effect to any "materiality" qualification or limitation) set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Horizon shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties of Prime and Prime Partnership contained herein are so qualified) signed on behalf of Prime by the chief executive officer or the chief financial officer of such party,

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in such capacity, to such effect.  This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of Prime or Prime Partnership to be true and correct as of the Closing Date (without giving effect to any materiality qualification) if the aggregate amount of Prime Economic Losses (as defined below) that would reasonably be expected to arise as a result of the failures of such representations and warranties to be true and correct as of the Closing Date does not exceed $50,000,000 (such amount to be calculated by counting in all cases from the first dollar of such Prime Economic Losses). "Prime Economic Losses" shall mean any and all net damage, net loss, net liability or expenses suffered by Prime and the Prime Subsidiaries taken as a whole, but shall not include any claims, damages, loss, expense or other liability resulting from any class action or shareholders' derivative lawsuits relating to the Mergers against Prime or the Prime Subsidiaries, if any, filed subsequent to the date of this Agreement or any amounts paid or expenses incurred by Prime or its Subsidiaries in obtaining non-governmental third party consents.

         (b) PERFORMANCE OF OBLIGATIONS OF PRIME AND PRIME PARTNERSHIP. Prime and Prime Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Prime/Horizon Merger Effective Time, and Horizon shall have received a certificate of Prime signed on behalf of Prime by the chief executive officer or the chief financial officer of Prime, in such capacity, to such effect.

         (c) MATERIAL ADVERSE CHANGE. Since the date of this Agreement, there shall have been no Prime Material Adverse Change taken as a whole, that have resulted or would result individually or in the aggregate, in Prime Economic Losses of $50,000,000 or more and Horizon shall have received a certificate of the chief executive officer or operating officer of Prime, in such capacity, certifying to such effect.

         (d) TAX OPINIONS RELATING TO REIT STATUS AND PARTNERSHIP STATUS. Horizon shall have received an opinion of Winston & Strawn or other counsel to Prime reasonably satisfactory to Horizon, dated as of the Closing Date, to the effect that, subject to customary exceptions, assumptions, certificates and qualifications and based upon customary representations, (x) for each of its taxable years since formation, Prime has operated and complied with the requirements for qualification as a REIT under the Code, and (y) Prime Partnership is, for federal income tax purposes, a partnership and not a corporation or association or publicly traded partnership taxable as a corporation.

         (e) TAX OPINION RELATING TO MERGERS. Horizon shall have received an opinion dated the Closing Date from Rudnick & Wolfe or other counsel reasonably satisfactory to Horizon, dated as of the Closing Date, to the effect that, subject to customary exceptions, assumptions, certificates and qualifications and the opinion of counsel to Prime described in Section 6.3(i) above, and based upon customary representations, to the effect that each of the Horizon/Prime Merger and the Horizon/Subsidiary Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code.

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        (f)  "COMFORT" LETTER.  Horizon and Horizon Partnership shall have received a "comfort" letter from Ernst & Young LLP, as described in Section 5.1(b).

                                     ARTICLE VII

                          TERMINATION, AMENDMENT AND WAIVER

    7.1 TERMINATION. This Agreement may be terminated at any time prior to the filing of the Delaware Certificate of Merger with the Delaware Secretary, whether before or after either of the Shareholder Approvals are obtained:

         (a) by mutual written consent duly authorized by the Board of Directors of Prime and the Board of Directors of Horizon;

         (b) by Prime, upon (i) a breach of any representation, warranty, covenant, obligation or agreement on the part of Horizon or Horizon Partnership set forth in this Agreement, or (ii) if any representation or warranty of Horizon or Horizon Partnership shall become untrue, in the case of either (i) or (ii), such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by June 15, 1998 (or as otherwise extended);

         (c) by Horizon, upon (i) a breach of any representation, warranty, covenant obligation or agreement on the part of Prime or Prime Partnership set forth in this Agreement, or (ii) if any representation or warranty of Prime or Prime Partnership shall become untrue, in the case of either (i) or
(ii), such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by June 15, 1998 (or as otherwise extended);

         (d) by either Prime or Horizon, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of any of the Mergers shall have become final and non-appealable;

         (e) by either Prime or Horizon, if the Mergers shall not have been consummated before June 15, 1998; provided, however, that a party may not terminate pursuant to this clause (e) if the terminating party shall have breached in any material respect its obligations under this Agreement in such a manner that shall have proximately contributed to the failure to close;

         (f) by either Prime or Horizon (unless Horizon or Horizon Partnership is in breach of its obligations under Section 5.1) if, upon a vote at a duly held Horizon Shareholders Meeting or any adjournment thereof, the Horizon Shareholder Approvals shall not have been obtained as contemplated by Section 5.1 (excluding Section 5.1(d)) or the Horizon Partner Approvals or Newco LP Partner Approvals shall not have been obtained;

         (g) by either Horizon or Prime (unless Prime or Prime Partnership is in breach of its obligations under Section 5.1 (excluding Section 5.1(d)) if, upon a vote at a duly held Prime Shareholders Meeting or any adjournment thereof, the Prime Shareholder Approvals shall not have

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been obtained as contemplated by Section 5.1 (excluding Section 5.1(d)) or the Prime Partner Approvals shall not have been obtained;

         (h)  by Horizon, upon payment to Prime of the amounts referred to in
Section 7.2, if prior to the Horizon Shareholders Meeting, the Board of Directors of Horizon shall have withdrawn or modified in any manner adverse to Prime its approval or recommendation of the Mergers or this Agreement in connection with, or approved or recommended, a Superior Acquisition Proposal; and

         (i) by Prime, if (A) prior to the Horizon Shareholders Meeting, the Board of Directors of Horizon shall have withdrawn or modified in any manner adverse to Prime its approval or recommendation of the Mergers or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal, (B) Horizon shall have entered into any agreement for any Acquisition Proposal, or (C) the Board of Directors of Horizon or any committee thereof shall have resolved to do any of the foregoing.

    7.2 CERTAIN FEES AND EXPENSES. If this Agreement shall be terminated (i) pursuant to Section 7.1(h) or 7.1(i), then Horizon and Horizon Partnership thereupon shall pay to Prime Partnership a fee equal to the Break-Up Fee (as defined below) and Break-Up Expenses (as defined below), and (ii) pursuant to
Section 7.1(b) or 7.1(f), then Horizon and Horizon Partnership shall pay to Prime Partnership (provided that Horizon was not entitled to terminate this Agreement pursuant to Section 7.1(c) at the time of such termination) an amount equal to the Break-Up Expenses (as defined below). If this Agreement shall be terminated pursuant to Section 7.1(c) or 7.1(g), then Prime and Prime Partnership shall pay Horizon Partnership (provided that Prime was not entitled to terminate this Agreement pursuant to Section 7.1(b) at the time of such termination) an amount equal to the Break-Up Expenses. If this Agreement shall be terminated pursuant to Section 7.1(b), 7.1(d) (if primarily resulting from any action or inaction of Horizon or any Horizon Subsidiary), 7.1(e) or 7.1(f) and prior to the time of such termination an Acquisition Proposal has been received by Horizon or any Horizon Subsidiary, and either prior to the termination of this Agreement or within twelve (12) months thereafter, Horizon or any Horizon Subsidiary enters into any written Acquisition Proposal which is subsequently consummated (whether or not any such Acquisition Proposal is the same Acquisition Proposal which had been received at the time of the termination of this Agreement), then Horizon and Horizon Partnership shall pay the Break-Up Fee and Break-Up Expenses to Prime Partnership. If prior to the Horizon Shareholders Meeting the Board of Directors of Horizon shall have withdrawn or modified in any manner adverse to Prime its approval or recommendation of the Mergers or this Agreement and, within twelve (12) months after termination of this Agreement, Horizon or Horizon Partnership enters into any written Acquisition Proposal which is subsequently consummated (whether or not any Acquisition Proposal had been received prior to the time of the termination of this Agreement), then Horizon and Horizon Partnership shall pay the Break-Up Fee to Prime Partnership. The payment of the Break-Up Fee shall be compensation for the loss suffered by Prime and Prime Partnership as a result of the failure of the Mergers to be consummated (including, without limitation, opportunity costs and out-of-pocket costs and expenses) and to avoid the difficulty of determining damages under the circumstances. The Break-Up Fee shall be paid by Horizon and Horizon Partnership to Prime Partnership, or the

Break-Up Expenses shall be paid by Horizon and Horizon Partnership to Prime Partnership or Prime Partnership to Horizon Partnership (as applicable), in immediately available funds within fifteen (15) calendar days after the date the event giving rise to the obligation to make such payment occurred (except as otherwise provided in Section 7.1(h)). As used in this Agreement, "Break-Up Fee" shall be an amount equal to the lesser of (i) $20,000,000 (the "Base Amount") and (ii) the sum of (A) the maximum amount that can be paid to Prime Partnership without causing Prime to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) and 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by independent accountants to Prime, and (B) in the event Prime receives a letter from outside counsel (the "Break-Up Fee Tax Opinion") indicating that Prime has received a ruling from the IRS holding that Prime Partnership's receipt of the Base Amount would either constitute Qualifying Income or would be excluded from gross income of Prime within the meaning of Sections 856(c)(2) and (3) of the Code (the "REIT Requirements") or that the receipt by Prime Partnership of the remaining balance of the Base Amount following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Base Amount less the amount payable under clause
(A) above. Horizon's and Horizon Partnership's obligation to pay any unpaid portion of the Break-Up Fee shall terminate three years from the date of this Agreement. In the event that Prime Partnership is not able to receive the full Base Amount, Horizon and Horizon Partnership shall place the unpaid amount in escrow and shall not release any portion thereof to Prime Partnership unless and until Horizon receives either one of the following:
(i) a letter from Prime's independent accountants indicating the maximum amount that can be paid at that time to Prime Partnership without causing Prime to fail to meet the REIT Requirements or (ii) a Break-Up Fee Tax Opinion, in either of which events Horizon and Horizon Partnership shall pay to Prime Partnership the lesser of the unpaid Base Amount or the maximum amount stated in the letter referred to in (i) above. The "Break-Up Expenses" payable to Prime Partnership or Horizon Partnership, as the case may be (the "Recipient"), shall be an amount equal to the lesser of (i) $3,000,000, (ii) the Recipient's out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) or (iii) the sum of (A) the maximum amount that can be paid to the Recipient without causing Prime or Horizon, as the case may be, to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income, as determined by independent accountants to the Prime or Horizon, as the case may be, and (B) in the event Prime or Horizon, as the case may be, receives a Break-Up Fee Tax Opinion indicating that it has received a ruling from the IRS holding that the Recipient's receipt of the Break-Up Expenses would either constitute Qualifying Income or would be excluded from gross income of Prime or Horizon, as the case may be, within the meaning of the REIT Requirements or that receipt by the Recipient of the remaining balance of the Break-Up Expenses following the receipt of and pursuant to such ruling would not be deemed constructively received prior thereto, the Break-Up Expenses less the amount payable under clause (A) above. The obligation of Prime and Prime Partnership or Horizon and Horizon Partnership, as applicable ("Payor"), to pay any unpaid portion of the Break-Up Expenses shall terminate three years from the date of this Agreement. In the event that the Recipient is not able to receive the full Break-Up Expenses, the Payor shall place the unpaid amount in escrow and shall not release any portion thereof to the Recipient unless and until the Payor receives either one of the following:
(i) a letter
from the independent accountants of Prime or Horizon, as the case may be, indicating the maximum amount that can be paid at that time to the Recipient without causing it to fail to meet the REIT Requirements or
(ii) a Break-Up Expense Tax Opinion, in either of which events the Payor shall pay to the Recipient the lesser of the unpaid Break-Up Expenses or the maximum amount stated in the letter referred to in (i) above.

    7.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either Horizon or Prime as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Prime, Prime Partnership, Newco LP, Horizon or Horizon Partnership, other than the last sentence of Section 5.2, Section 7.2, this Section 7.3 and
Article 8, and except to the extent that such termination results from a material breach by any party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

    7.4 AMENDMENT. This Agreement may be amended by the parties in writing by action of the respective Board of Directors of Prime and Horizon at any time before or after any Shareholder Approvals are obtained and prior to the filing of the Delaware Certificate with the Delaware Secretary; provided, however, that, after the Shareholder Approvals and Partner Approvals are obtained, no such amendment, modification or supplement shall be made which by law requires the further approval of shareholders without obtaining such further approval. The parties agree to amend this Agreement in the manner provided in the immediately preceding sentence to the extent required to (a) continue the status of each of Prime and Horizon (and its successor Horizon Subsidiary) as a REIT, or (b) preserve each of the Prime/Horizon Merger and the Horizon/Subsidiary Merger as a tax-free reorganization under Section 368 of the Code.

    7.5 EXTENSION; WAIVER. At any time prior to the Partnership Merger Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                     ARTICLE VIII

                                  GENERAL PROVISIONS

    8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement confirming the representations and warranties in this Agreement shall survive the Prime/Horizon Merger Effective Time. This Section
8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Prime/Horizon Merger Effective Time.

    8.2 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

         (a)  if to Prime, to:

              Prime Retail, Inc.
              100 East Pratt Street
              19th Floor
              Baltimore, Maryland 21202
              Attention:     Michael W. Reschke
                             C. Alan Schroeder
              Fax No.: (410) 234-1703

              with a copy to:

              Winston & Strawn
              35 West Wacker Drive
              Chicago, Illinois 60601
              Attention:     Wayne D. Boberg
                             Steven J. Gavin
              Fax No.: (312) 558-5700

         (b)  if to Horizon, to:

              Horizon Group, Inc.
              5000 Hakes Drive
              Norton Shores, MI 49441
              Attention:     Norman Perlmutter
                             James Wassel
              Fax.: (616) 798-5100

              with a copy to:

              Rudnick & Wolfe
              203 North LaSalle Street
              Suite 1500
              Chicago, IL 60601-1293
              Attention:     Errol R. Halperin
                             Hal M. Brown
              Fax No.:  (312) 236-7516

All notices shall be deemed given only when actually received.

    8.3 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    8.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

    8.5 ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. This Agreement, the Confidentiality Agreement, the Call Agreements, the Stock Purchase Agreement and the other agreements entered into in connection with the Mergers (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral between the parties with respect to the subject matter of this Agreement and (b) except as provided in Sections 1.7, 1.11, 5.8, 5.9, and 8.5 ("Third Party Provisions"), are not intended to confer upon any person other than the parties hereto any rights or remedies.

    8.6 GOVERNING LAW. THE PARTNERSHIP MERGER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF. EXCEPT AS PROVIDED IN THE IMMEDIATELY PRECEDING SENTENCE, THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

    8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    8.8 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court located in Maryland or in any state court located in Maryland this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in Maryland or any state court

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

located in Maryland in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

    8.9 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                               [SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, Prime, Prime Partnership, Horizon, Sky Merger, Newco LP and Horizon Partnership have caused this Agreement to be signed by their respective officers (or general partners) thereunto duly authorized all as of the date first written above.

                                         PRIME RETAIL, INC.

                                         By:  /S/ Abraham Rosenthal
                                              Name:   Abraham Rosenthal
                                              Title:  C.E.O.

                                         PRIME RETAIL, L.P.

                                         By:   Prime Retail, Inc., its sole
                                               general partner

                                         By:   /S/ William H. Carpenter
                                               Name:   William H. Carpenter
                                               Title:  President

                                         HORIZON GROUP, INC.

                                         By:   /S/ James S. Wassel
                                               Name:   James S. Wassel
                                               Title:  President

                                         SKY MERGER CORP.

                                         By:   /S/ James S. Wassel
                                               Name:   James S. Wassel
                                               Title: President

                                         HORIZON/GLEN OUTLET CENTERS
                                         LIMITED PARTNERSHIP

                                         By:   Horizon Group, Inc.,
                                               its sole general partner

                                         By:   /S/ James S. Wassel
                                               Name:  James S. Wassel
                                               Title: President

                                         SKY NEWCO, L.P.

                                         By:   Horizon Group, Inc.,
                                               its sole general partner

                                         By:   /S/ James S. Wassel
                                               Name:  James S. Wassel
                                               Title: President

                                      EXHIBIT A

                       CONTRIBUTION AND DISTRIBUTION AGREEMENT

     CONTRIBUTION AND DISTRIBUTION AGREEMENT, dated as of ______, 1997 (this "Agreement"), by and between Horizon Group, Inc., a Michigan corporation ("Horizon"), Sky Merger Corp., a Maryland corporation ("Sky Merger"), Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership ("Horizon Partnership"), [Newco, Inc.], a Maryland corporation ("Newco") and Sky Newco, L.P., a Delaware limited partnership ("Newco LP").

                                       RECITALS

     A. THE MERGER TRANSACTIONS. Prime Retail, Inc. ("Prime"), Prime Retail, L.P. ("Prime Partnership") and the parties hereto have entered into an Agreement and Plan of Merger, dated as of November 12, 1997 (the "Merger Agreement"), providing for, among other things, (i) the merger of Newco LP with and into Prime Partnership, with Prime Partnership as the surviving partnership (the "Partnership Merger"), (ii) the reincorporation of Horizon as a Maryland corporation through the merger of Horizon with and into Sky Merger, with Sky Merger as the surviving corporation (the "Horizon/Subsidiary Merger"), and (iii) the merger of Prime with and into Sky Merger, with Sky Merger as the surviving corporation (the "Prime/Horizon Merger") (the Partnership Merger, the Horizon/Subsidiary Merger and the Prime/Horizon Merger being, collectively, the "Mergers"). Pursuant to the foregoing, Sky Merger will become subject to all of the rights and obligations of Horizon under this Agreement, and Prime Partnership will become subject to all of the rights and obligations of Newco LP under this Agreement.

     B. THE CONTRIBUTION. Immediately prior to the Distribution, (i) Horizon Partnership expects to cause Initial Horizon Partnership Group (as hereinafter defined) to contribute the Contributed Assets (as hereinafter defined) to Newco LP as a capital contribution, and to cause Newco LP to assume the Assumed Liabilities (as hereinafter defined) (the "Partnership Contribution"), and (ii) Horizon expects to contribute to Newco all of its partnership interests in Horizon Partnership (the "Corporate Contribution", and together with the Partnership Contribution, the "Contribution ").

     C. THE DISTRIBUTION. Subject to the satisfaction or waiver of the conditions set forth in Article VI of this Agreement, (i) immediately prior to the Mergers and after the Time of Contribution (as hereinafter defined), Horizon Partnership expects to declare and make a distribution of all of the limited partnership interests in Newco LP ("Newco OP Units") on a pro rata basis to the record holders of Horizon Partnership limited partnership interests ("Horizon OP Units") on such date (the "Partnership Distribution"), and (ii) after consummation of the Partnership Distribution and immediately prior to the Mergers, Horizon, as the sole shareholder of Newco, expects to declare a distribution of all of the Common Stock of Newco pro rata to the record holders of Common Stock of Horizon on such date (the "Corporate Distribution", and together with the Partnership Distribution, the "Distribution").

     D. PURPOSE. The purpose of the Contribution and Distribution is to facilitate the Merger by providing for the retention by Newco and Horizon Partnership of the businesses and operations which Prime and Prime Partnership are unwilling to acquire and operate on an ongoing basis. This Agreement sets forth or provides for certain agreements among the parties hereto in connection with such retention.

     NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto hereby agree as follows:


                                      ARTICLE I

                                     DEFINITIONS

     1.1 DEFINITIONS. As used in this Agreement, the following terms shall have the following respective meanings (capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement):

     "Action" shall mean any suit, claim, action, arbitration, inquiry, proceeding or investigation by or before any court, arbitral tribunal, administrative agency or commission or other governmental, regulatory or administrative agency or commission.

     "Assumed Liabilities" shall mean all Liabilities of Initial Horizon Partnership Group, other than the Retained Liabilities, and shall include, without limitation, (i) all obligations to indemnify present and former officers and directors of Initial Horizon Partnership Group under certificates or articles of incorporation, by-laws, partnership agreements, employment agreements, indemnification agreements or otherwise, for any matter existing or occurring at or prior to the Prime/Horizon Merger Effective Time (including, without limitation, any and all transactions resulting directly or indirectly from the transactions contemplated hereby and by the Merger Agreement or the documents delivered hereunder or thereunder) and whether asserted or claimed prior to, or at or after, the consummation of the transactions contemplated hereby or by the Merger Agreement or any document contemplated hereunder or thereunder, (ii) all Liabilities relating to the loans described on the Schedule of Debt as secured by a Contributed Asset listed on Schedule 1.1(a), including the Lehman Brothers loans to Third Horizon to the extent needed to obtain requisite lender consent to the transfer of the Contributed Assets owned by Third Horizon, and (iiii) all leases (whether as lessor, lessee, sublessee, sublessor or otherwise) and related contracts, and service contracts, relating to the Contributed Assets listed on Schedule 1.1(a).

     "Contributed Assets" shall mean all business, assets, properties, interests in property, and rights of Initial Horizon Partnership Group, except for the Retained Assets, and shall include, without limitation:

          (a) all real estate and interests in real estate, buildings, fixtures, leases (whether as lessor, lessee, sublessee, sublessor or otherwise), rights of way, and easements;

          (b) all current and fixed assets, including, but not limited to, all machinery, equipment, furniture, fixtures and all other personal property;

          (c) all contracts, purchase orders, leases, royalty agreements, instruments, licenses, franchises and other agreements;

          (d) all files wherever located, whether in the form of hard copies, computer tape or otherwise, and all software;

          (e) all licenses, authorizations and permits issued by any governmental agency;

          (f) all intangible property rights including, without limitation, all trademarks, tradenames and copyrights, all capital stock of any Person, and all partnership or membership interests in any Person;

          (g) all trade secrets, customer lists, supplier lists, and all other rights and documents, and all books and records incident thereto;

          (h) all rights to insurance proceeds arising from any casualty, security deposits, and deposits with utilities and governmental agencies;

          (i) such rights as Horizon Partnership Group has to use their present telephone numbers;

          (j)  all cash and cash equivalents;

          (k) all membership and other interests in Finger Lakes Outlet Center, L.L.C.; and

          (l) any and all of the foregoing relating to its ownership and operation of each of the retail outlet centers listed on Schedule 1.1(a) hereto.

     "Contributed Business" shall mean all business and operations of Initial Horizon Partnership Group other than the Retained Business.

     "Employee Benefits Agreement" shall have the meaning assigned thereto in
Section 5.7 hereof.

     "Horizon Partnership Group" shall mean, collectively, Newco, Horizon Partnership and their Subsidiaries (other than Newco LP Group) after giving effect to the Contribution.

     "Indemnified Loss" shall mean, with respect to any claim by an Indemnified Party for indemnification pursuant to Article V hereof, any and all losses, Liabilities, claims, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, demands, assessments, judgments, settlements and compromises relating thereto and reasonable costs of investigation and attorneys' fees and expenses in connection therewith) suffered by such Indemnified Party with respect to such claim.

     "Initial Horizon Partnership Group" shall mean, collectively, Horizon Partnership and its Subsidiaries prior to giving effect to the Contribution.

     "Liabilities" shall mean, with respect to any Person, except as otherwise provided herein, any and all liabilities and obligations of such Person, whether absolute, accrued, contingent, reflected on a balance sheet (or in the notes thereto) or otherwise, including, without limitation, those arising under any law, rule, regulation, Action, order or consent decree of any governmental entity or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

     "Newco LP Group" shall mean, collectively, Newco LP and its Subsidiaries after giving effect to the Contribution.

     "Retained Assets" shall mean, collectively, (i) all business, assets, properties, interests in property and rights of Initial Horizon Partnership Group solely related to the ownership and operation of the retail outlet centers listed on Schedule 1.1(b) hereto; (ii) all capital stock, partnership interests and membership interests of Initial Horizon Partnership Group in Horizon Partnership, MG Long Island Limited Partnership, MG Patchogue Limited Partnership, MG Patchogue II Limited Partnership, Third HGI, Inc., Third HGI, L.L.C. and Third Horizon; (iii) the Retained Proprietary Name Rights (as hereinafter defined); and (iv) Horizon's administrative offices located at 5000 Hakes Drive, Norton Shores, Michigan and the office equipment and computer software used therein. Retained Assets shall not include any cash or cash equivalents of Initial Horizon Partnership Group.

     "Retained Business" shall mean all business and operations of Initial Horizon Partnership Group primarily related to the Retained Assets.

     "Retained Liabilities" shall mean all Liabilities primarily related to the Retained Assets and Retained Business and shall include, without limitation, (i) all obligations to indemnify present and former officers and directors of Horizon Partnership Group under certificates or articles of incorporation, by-laws, partnership agreements, employment agreements, indemnification agreements or otherwise arising from any matter occurring after the Closing Date (ii) all Liabilities relating to the loans described on the Schedule of Debt as secured by a Retained Asset listed on Schedule 1.1(b), and any other mortgage loans secured by a Retained Asset listed on
Schedule 1.1(b) incurred after the date hereof, but not the loans from Lehman Brothers to Third Horizon to the extent the same are Assumed Liabilities, and
(iii) all leases (whether as lessor, lessee, sublessee, sublessor or otherwise) and related contracts, and service contracts, relating to the Retained Assets listed on Schedule 1.1(b).

     "Schedule of Debt" shall mean the Horizon Schedule of Debt attached as
Schedule 1.1(c) hereto.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Tax Disaffiliation Agreement" shall have the meaning assigned thereto in
Article III hereof.

     "Third Horizon" shall mean Third Horizon Group Limited Partnership.

     "Time of Contribution" shall mean the time of consummation of the Contribution.

     "Time of Distribution" shall mean the time as of which the Distribution is effective.

     "Transfer Agent" shall mean the transfer agent for the Horizon Common
Stock.


                                      ARTICLE II

                  CAPITALIZATION OF NEWCO; MECHANICS OF DISTRIBUTION

     2.1 CAPITALIZATION OF NEWCO AND NEWCO LP. The authorized capital stock of Newco currently consists of 50,000,000 shares of Newco Common Stock, 1,000 shares of which are issued and outstanding to, and owned beneficially and of record by, Horizon. The outstanding limited partnership interests of Newco LP currently consist of 4,227,064 Newco OP Units, all of which are issued and outstanding to, and owned beneficially and of record by, Horizon Partnership. Horizon is the sole general partner of Newco LP. As of the date hereof, and prior to effecting the transactions contemplated hereby, Newco and Newco LP have no assets or liabilities.

     2.2  MECHANICS OF DISTRIBUTION.

          (a) The Partnership Distribution shall be effected by the distribution to each holder of record of Horizon OP Units as of the close of the transfer books immediately prior to the Mergers of one (1) Newco OP Unit multiplied by the number of Horizon OP Units held by such holder.

          (b) The Corporate Distribution shall be effected by the distribution to each holder of record of Horizon Common Stock as of the close of the Horizon Common Stock transfer books immediately prior to the Mergers of one (1) share of Newco Common Stock multiplied by the number of shares of Horizon Common Stock held by such holder.

     2.3  TIMING OF DISTRIBUTION.

          (a) After the Time of Contribution and immediately prior to the Partnership Merger Effective Time, Horizon Partnership shall formally declare the Partnership Distribution, which declaration shall be subject to the satisfaction or waiver of the conditions set forth in Article VI of this Agreement. The Partnership Distribution shall be deemed to be effective upon notification by Horizon Partnership to Newco LP that such conditions have been satisfied or waived.

Payment of the Partnership Distribution shall be made to the holders of Horizon OP Units entitled thereto through appropriate amendment to the Newco LP partnership agreement.

          (b) After consummation of the Partnership Distribution and immediately prior to the Partnership Merger Effective Time, Horizon shall formally declare the Corporate Distribution, which declaration shall be subject to the satisfaction or waiver of the conditions set forth in Article VI of this Agreement. The Corporate Distribution shall be deemed to be effective upon notification by Horizon to the Transfer Agent that such conditions have been satisfied or waived and that the Transfer Agent is authorized to proceed with the Corporate Distribution. Payment of the Corporate Distribution shall be made by delivery of certificates for Newco Common Stock to the Transfer Agent for delivery to the holders of Horizon Common Stock entitled thereto or by any other permitted form of transfer.

                                     ARTICLE III

                                     TAX MATTERS

     Prior to the Time of Contribution, Horizon and Newco shall enter into an agreement relating to past and future tax sharing and certain issues associated therewith (the "Tax Disaffiliation Agreement").

                                      ARTICLE IV

                             CONTRIBUTION AND ASSUMPTION

     4.1  CONTRIBUTION OF ASSETS.

          (a) Subject to Section 4.1(c) and to the satisfaction or waiver of the conditions set forth in Article VI of this Agreement, immediately prior to the Distribution Horizon Partnership shall cause Initial Horizon Partnership Group to transfer, assign and convey to Newco LP as a capital contribution all of its respective right, title and interest in and to the Contributed Assets. If a retail outlet center listed on Schedule 1.1(a) has been sold prior to the Time of Contribution, the proceeds of such sale shall be contributed in lieu thereof. To the extent 100% ownership of any entity that owns Contributed Assets is transferred to Newco LP pursuant to this Agreement, the Contributed Assets owned by such entity shall be deemed transferred to Newco LP.

          (b) Immediately prior to the Distribution, Horizon shall contribute to Newco all of its partnership interests in Horizon Partnership.

          (c) Notwithstanding Sections 4.1(a) and (b), Horizon Partnership Group shall retain and not contribute to Newco LP any of its respective right, title, or interest in and to the Retained Assets.

          (d) At the Time of Contribution, Horizon Partnership shall issue and contribute to Newco LP an unsecured negotiable recourse promissory note, payable to the order of Newco LP on demand, in the principal amount of the Retained Mortgage Loan Deficiency, if any. The unpaid balance of such note shall bear interest daily at a rate per annum equal to 10% until paid in full. As used herein, "Retained Mortgage Loan Deficiency" shall mean the excess, if any, of (i) an amount equal to $160,000,000 less the aggregate amount of proceeds from sales of retail outlet centers included in the definition of Retained Assets applied between November 12, 1997 and the Time of Contribution to reduce the principal balance of mortgage loans included in the definition of Retained Liabilities, over (ii) the aggregate unpaid principal balance of mortgage loans included in the definition of Retained Liabilities and outstanding at the Time of Contribution. If a retail outlet center listed on Schedule 1.1(b) has been sold prior to the Time of Contribution, the net proceeds of such sale shall be applied to any mortgage loans secured thereby, and any remainder to any other mortgage loans included in the definition of Retained Liabilities.

     4.2  ASSUMPTION OF  LIABILITIES.

          (a) Subject to Section 4.2(b) and effective as of the Time of Contribution, Newco LP, in partial consideration for the Contribution, hereby unconditionally assumes and undertakes to pay, satisfy and discharge when due in accordance with their terms the Assumed Liabilities.

          (b) Notwithstanding Section 4.2(a), Horizon Partnership Group shall retain, and Newco LP shall not assume and shall have no liability with respect to, the Retained Liabilities.

     4.3 TRANSFER AND ASSUMPTION DOCUMENTATION. In furtherance of the contribution, grant, conveyance, assignment, transfer and delivery of the Contributed Assets and the assumption of the Assumed Liabilities set forth in this Article IV, at the Time of Contribution or as promptly as practicable thereafter (i) Horizon Partnership shall execute and deliver, and cause its Subsidiaries to execute and deliver, such deeds, bills of sale, stock powers, certificates of title, assignments of leases and contracts and other instruments of contribution, grant, conveyance, assignment, transfer and delivery necessary to evidence such contribution, grant, conveyance, assignment, transfer and delivery and (ii) Newco LP shall execute and deliver such instruments of assumption as and to the extent necessary to evidence such assumption.

     4.4 NONASSIGNABLE CONTRACTS. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset if an assignment or attempted assignment of the same without the consent of the other party or parties thereto would constitute a breach thereof or in any way impair the rights after the Contribution of Horizon Partnership Group or Newco LP Group thereunder. Horizon Partnership shall, prior to the Time of Contribution, use reasonable best efforts (it being understood that such efforts shall not include any requirement of the Initial Horizon Partnership Group to expend money or offer or grant any financial accommodation) as requested by Newco LP, and Newco LP shall cooperate in all reasonable respects with Initial Horizon Partnership Group, to obtain all consents and waivers and to resolve all impracticalities of assignments or transfers necessary to convey to Newco LP the Contributed

Assets. If any such consent is not obtained or if an attempted assignment would be ineffective or would impair either group's rights under any such lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset so that Newco LP would not receive all such rights, then (x) Horizon Partnership shall use reasonable best efforts (it being understood that such efforts shall not include any requirement of Initial Horizon Partnership Group to expend money or offer or grant any financial accommodation) to provide or cause to be provided to Newco LP, to the extent permitted by law, the benefits of any such lease, license agreement, contract, agreement, sales order, purchase order, open bid or other commitment or asset.

     4.5  USE OF NAMES.

          (a) Prior to the Contribution, Horizon Partnership Group and Newco LP shall determine which of the names, trademarks, trade names and other proprietary rights related to the Retained Assets Horizon Partnership shall have the sole and exclusive ownership of and right to use, as between Newco LP Group, on the one hand, and Horizon Partnership Group, on the other hand (the "Retained Proprietary Name Rights"). Following the Contribution, Newco LP Group shall have the sole and exclusive ownership of and right to use, as between the Newco LP Group on the one hand, and the Horizon Partnership Group on the other hand, all names, trade marks, trade names, service marks and other proprietary rights owned or used by Horizon Partnership Group immediately prior to the Contribution other than the Retained Proprietary Name Rights (the "Contributed Proprietary Name Rights").

          (b) Following the Contribution (i) Newco and Horizon Partnership shall, and shall cause their Subsidiaries and other affiliates (other than the Newco LP Group) to, take all action necessary to cease using, and change as promptly as practicable (including by amending any charter documents), any corporate or other names which are the same as or confusingly similar to any of the Newco LP Proprietary Name Rights, and (ii) Contributed Proprietary Name Rights shall, and shall cause its Subsidiaries and other affiliates to, take all action necessary to cease using, and change as promptly as practicable (including by amending any charter documents), any corporate or other names which are the same as or confusingly similar to any of the Retained Proprietary Name Rights. From and after the Closing Date, Newco and Horizon Partnership shall cause the Horizon Partnership Group to cease holding itself out as having an affiliation with Newco LP.

     4.6 NEWCO BOARD OF DIRECTORS. At the Time of Contribution, the board of directors of Newco shall consist of five (5) individuals, three (3) appointed by Horizon and two (2) appointed by Prime.

                                      ARTICLE V

                                  CERTAIN COVENANTS

     5.1 INDEMNITY AS BETWEEN NEWCO LP AND HORIZON PARTNERSHIP FROM ASSUMED LIABILITIES.

          (a) Effective upon the Contribution, Newco LP agrees to indemnify and hold Horizon Partnership Group, its affiliates, successors and assigns and the officers, directors, employees, agents, advisors and representatives of any of them, harmless from and against any and all Indemnified Losses arising out of or related to the Assumed Liabilities.

          (b) Effective upon the Contribution, Horizon Partnership agrees to indemnify and hold Newco LP Group, its affiliates, successors and assigns and the officers, directors, employees, agents and representatives of any of them, harmless from and against any and all Indemnified Losses arising out of or related to the Retained Liabilities.

     5.2  PROCEDURE FOR THIRD PARTY INDEMNIFICATION.

          (a) If a party entitled to be indemnified hereunder (an "Indemnified Party") shall receive notice of the assertion by a person who is not a party to this Agreement of any claim or of the commencement by any such person of any Action (a "Third Party Claim") with respect to which a party hereto is obligated to provide indemnification (an "Indemnifying Party"), such Indemnified Party shall give such Indemnifying Party prompt notice thereof after becoming aware of such Third Party Claim; provided that the failure of any Indemnitee to give notice as provided in this Section 5.3 shall not relieve the related Indemnifying Party of its obligations under this Article V, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice. Such notice shall describe the Third Party Claim in reasonable detail, and, if practicable, shall indicate the estimated amount of the Indemnified Loss that has been or may be sustained by such Indemnified Party.

          (b) An Indemnifying Party may elect to defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any Third Party Claim. If an Indemnifying Party elects to defend a Third Party Claim, it shall, within 30 days of notice of such Third Party Claim (or sooner, if the nature of such Third Party Claim so requires), notify the related Indemnified Party of its intent to do so and acknowledge its liability therefor, and such Indemnified Party shall cooperate in the defense of such Third Party Claim. After notice from an Indemnifying Party to an Indemnified Party of its election to assume the defense of a Third Party Claim, such Indemnifying Party shall not be liable to such Indemnified Party under this Article V for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof as long as the Indemnifying Party pursues such defense diligently and in good faith; provided that if, under applicable standards of professional conduct (as advised by counsel to the Indemnifying Party), a conflict on any significant issue between such Indemnified Party and such Indemnifying Party or between any two or more Indemnified Parties may exist in respect of such claim, then the Indemnifying Party shall pay the reasonable fees and expenses of one such additional counsel as may be required to be retained in light of such conflict. If an Indemnifying Party elects not to defend against a Third Party Claim, or fails to notify an Indemnified Party of its election as provided in this Section 5.2 within the time period specified, or fails to pursue the defense of a Third Party Claim diligently and in good faith, such Indemnified Party may defend, compromise and settle such Third Party Claim. Notwithstanding the foregoing, (i) neither an Indemnifying Party nor an Indemnified Party, as the party controlling the defense of a Third Party Claim, may compromise or settle any claim or consent to the entry of any judgment for other than monetary damages without the prior written consent of the other; provided that (upon reasonable notice thereof) consent to compromise or settlement or the entry of a judgment shall not be unreasonably withheld or delayed, and
(ii) no Indemnifying Party shall consent to the entry of any judgment or enter into any compromise or settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party and all other Indemnified Parties, as the case may be, subject to such Third Party Claim of a full and final release from all liability in respect of such claim or litigation.

     5.3 ADJUSTMENT FOR INSURANCE AND TAXES. The amount which either Newco LP or Horizon Partnership is required to pay to, for or on behalf of the other pursuant to Sections 5.1 and 5.2, shall be adjusted (including, without limitation, retroactively) (i) by any insurance proceeds actually recovered by or on behalf of Newco LP Group, Horizon Partnership Group or the Indemnified Party, as the case may be, in reduction of the related Indemnified Loss or Third Party Claim and (ii) reduced by the net difference between (A) the present value of the amount of any Tax savings resulting from any tax benefit to Newco LP Group, Horizon Partnership Group or the Indemnified Party, as the case may be as a result of the Indemnified Loss or Third Party Claim, and (B) the present value of the amount of any Tax due with respect to the receipt of the indemnification payment itself. Amounts required to be paid, as so adjusted, are hereafter sometimes called an "Indemnified Payment." If Newco LP Group, Horizon Partnership Group or the Indemnified Party, as the case may be, shall have received or shall have had paid on its behalf an Indemnified Payment in respect of an Indemnified Loss or Third Party Claim and shall subsequently receive insurance proceeds in respect of such Indemnified Loss or Third Party Claim, or realize any net tax benefit (as computed in clause (ii) above) as a result of such Indemnified Party or Third Party Claim, then Newco LP, Horizon Partnership or the Indemnified Party, as the case may be, shall pay to Newco LP, Horizon Partnership or the Indemnified Party, as the case may be, the amount of such insurance proceeds or net tax benefit, or if lesser, the amount of the Indemnified Payment.

     5.4  RISK OF CONTRIBUTED ASSETS.   Each party understands and agrees that,
except as otherwise specifically provided herein, no party nor any of its Subsidiaries is, in this Agreement or any other agreement or document representing or warranting to such party in any way as to the assets, business or Liabilities transferred or assumed as contemplated hereby or as to any consents or approvals required in connection with the consummation of the transactions contemplated by this Agreement, it being agreed and understood that each party shall take or keep all of its assets "as is" and that it shall bear the economic and legal risk that conveyance of such assets shall prove to be insufficient or that the title to any assets shall be other than good and marketable and free from encumbrances. All implied warranties are hereby expressly disclaimed.

     5.5 TRANSFER OF EMPLOYEES. With respect to the personnel employed on-site at the centers included in the Retained Business and such other employees of the Contributed Business designated by Horizon Partnership not later than the Closing Date as employees who will remain with Horizon Partnership Group (collectively, the "Retained Employees"), except as otherwise specifically provided in this Agreement, Horizon Partnership Group shall retain the liabilities and obligations with respect to, and continue to be responsible for, all liabilities and obligations whatsoever in connection with, claims made by or on behalf of such persons in respect of salary, wages, benefits, severance pay, salary continuation, COBRA continuation and similar obligations relating to the continued employment, or the termination or alleged termination of such persons' employment with Horizon Partnership Group by reason of the consummation of the transactions contemplated in this Agreement or the Merger Agreement or otherwise and neither Newco LP nor any member of Newco LP Group shall assume such liability. Effective as of the Partnership Merger Effective Time, Horizon Partnership and Newco LP shall cooperate to transfer to the employ of Newco
LP Group, each person employed by Horizon Partnership Group, other than the Retained Employees (such employees and other persons who become employees of the Newco LP Group after the Partnership Merger Effective Time in accordance with this Section 5.5 shall be hereinafter referred to as the "Transferred Employees"). With respect to the Transferred Employees, Newco LP Group shall assume the liabilities and obligations with respect to, and continue to be responsible for all liabilities and obligations whatsoever in connection with, claims made by or on behalf of such persons in respect of salary, wages, benefits, severance pay, salary continuation, COBRA continuation and similar obligations relating to the continued employment, or the termination or alleged termination of such persons' employment with the Newco LP Group by reason of consummation of the transactions contemplated in this Agreement or the Merger Agreement or otherwise and Horizon Partnership Group shall have no such liability.

     5.6 CERTAIN EMPLOYEE BENEFITS PLANS. Prior to Partnership Merger Effective Time, Newco LP and Horizon Partnership shall enter into an agreement relating to the parties' responsibilities with respect to certain employee benefit liabilities and obligations (the "Employee Benefits Agreement").

     5.7 INSURANCE. The parties agree to cooperate with each other with respect to the processing of any claims which are covered by any insurance policy in existence prior to the Partnership Merger Effective Time. Without limiting the generality of the foregoing, Horizon Partnership Group shall have the right to process and pursue any claim for insurance (including negotiating with the company issuing the insurance policy) in connection with any liability of Horizon Partnership Group, regardless of whether the insurance policy under which such claim is made is transferred pursuant to Section 4.1(a), and Newco LP Group shall have the right to process and pursue any claim for insurance (including negotiating with the company issuing the insurance policy) in connection with any liability of Newco LP Group, regardless of whether the insurance policy under which such claim is made is retained by Horizon Partnership Group pursuant to Section 4.1(b).

     5.8 TRANSFER TAXES. Newco LP shall pay or cause to be paid the Transfer Taxes (as defined in the Tax Disaffiliation Agreement) imposed in connection with or as a result of the Contribution or the Distribution.

                                  ARTICLE VI

                                  CONDITIONS

     The obligations of the parties to consummate the Contribution and Distribution shall be subject to the fulfillment or waiver in accordance with the Merger Agreement of each condition to the closing of the Merger set forth in Article VI of the Merger Agreement, other than the condition to each party's obligations set forth in Section 6.2 (h) thereof as to the consummation of the transactions contemplated by this Agreement.

                                     ARTICLE VII

                          ACCESS TO INFORMATION AND SERVICES

     7.1 PROVISION OF CORPORATE RECORDS. At the Time of Contribution, Horizon Partnership shall cause Initial Horizon Partnership Group to deliver, or cause to be delivered, to Newco LP Group all corporate books and records which relate primarily to Newco LP Group, the Contributed Assets or the Assumed Liabilities, including, without limitation, all active agreements, active litigation files and government filings. From and after the Time of Contribution, all such books, records and copies shall be the property of Newco LP Group.

     7.2 ACCESS TO INFORMATION. From and after the Time of Contribution (i) Horizon Partnership shall cause Horizon Partnership Group to afford to Newco LP Group and its authorized accountants, counsel and other designated representatives reasonable access (including, without limitation, using reasonable efforts to give access to persons or firms possessing Information (as defined below)) and duplicating rights during normal business hours to all records, books, contracts, instruments, computer data and other data and information (collectively, "Information") within Horizon Partnership Group's possession relating to the Contributed Assets or the Assumed Liabilities, insofar as such access is reasonably required by Newco LP Group, and (ii) Newco LP shall cause Newco LP Group to afford to Horizon Partnership Group and its authorized accountants, counsel and other designated representatives reasonable access (including, without limitation, using reasonable efforts to give access to persons or firms possessing Information) and duplicating rights during normal business hours to all Information within Newco LP Group's possession relating to the Initial Horizon Partnership Group, the assets of Horizon Partnership Group (including without limitation, the Contributed Assets or the Assumed Liabilities), insofar as such access is reasonably required by Horizon Partnership Group. Information may be requested under this Section 7.2 for, without limitation, audit, accounting, claims, litigation and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

     7.3 PRODUCTION OF WITNESSES. From and after the Time of Contribution, each party shall use reasonable efforts to make available to the other party, upon written request, its officers, directors, employees and agents as witnesses to the extent that any such person may reasonably be required in connection with any legal, administrative or other proceedings in which the requesting party may from time to time be involved.

     7.4 RETENTION OF RECORDS. Except as otherwise required by law or agreed to in writing, Horizon Partnership shall cause Horizon Partnership Group, and Newco LP shall cause Newco LP Group each to retain, for a period of at least five years following the Time of Contribution, all significant Information relating to the Contributed Assets or the Retained Business. Notwithstanding the foregoing, either Horizon Partnership Group or Newco LP Group may destroy or otherwise dispose of any of such Information at any time, provided that, prior to such destruction or disposal (a) Horizon Partnership or Newco LP, as the case may be, shall cause the Person seeking to destroy or otherwise dispose of any Information to provide no less than 90 days or more than 120 days' prior written notice to the parties hereto, specifying the Information proposed to be destroyed or disposed of and (b) if any party shall request in writing prior to the scheduled date for such destruction or disposal that any of the Information proposed to be destroyed or disposed of be delivered to the other party, such Person shall promptly arrange for the delivery of such of the Information as was requested, at the expense of the requesting party.

     7.5 CONFIDENTIALITY. Each party shall hold, and shall cause its officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law or in order to comply with the requirements of a binding stock exchange listing application or agreement or applicable stock exchange rules, all non-public Information concerning the other party furnished it by such other party or its representatives or otherwise in its possession (except to the extent that such Information can be shown to have been (a) available to such party on a non-confidential basis prior to its disclosure by the other party, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished), and each party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who have a need to know such Information and who agree to be bound by the provisions of this Section 7.5.

                                     ARTICLE VIII

                              MISCELLANEOUS AND GENERAL

     8.1 MODIFICATION OR AMENDMENT. The parties hereto may modify or amend this Agreement by written agreement executed and delivered by authorized officers of the respective parties, provided Prime has consented in writing to any such modification or amendment. The parties expressly agree that Prime shall be a third party beneficiary of this Section 8.1.

     8.2 COUNTERPARTS. For the convenience of the parties hereto, this Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and which counterparts shall together constitute the same agreement.

     8.3 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without reference to its conflicts of law principles.

     8.4 NOTICES. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (i) on the date of delivery if delivered by facsimile (upon confirmation of receipt) or personally, (ii) on the first business day following the date of dispatch if delivered by Federal Express or other reputable next-day courier service or (iii) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. On and after the Partnership Merger Effective Date, all notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

                    If to Newco or Horizon Partnership:

                    Horizon Group, Inc.
                    5000 Hakes Drive
                    Norton Shores, MI 49441
                    Attention:     James S. Wassel
                    Fax: No.:      (616) 798-5100

                    with a copy to:

                    Rudnick & Wolfe
                    203 North LaSalle Street
                    Suite 1500
                    Chicago, IL 60601-1293
                    Attention:     Errol R. Halperin, Esq.
                    Fax No.:       (312) 236-7516

                    If to Horizon, Sky Merger, or Newco LP:

                    Prime Retail, Inc.
                    100 East Pratt Street
                    19th Floor
                    Baltimore, Maryland 21202

                    Attention:     Michael W. Reschke
                                   C. Alan Schroeder
                    Fax No.:       (410) 234-1703

                    With a copy to:

                    Winston & Strawn
                    35 W. Wacker Drive
                    Chicago, Illinois 60601
                    Attention:     Wayne D. Boberg
                                   Steven J. Gavin
                    Fax No.:       (312) 558-5700

     8.5 CAPTIONS. All Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

     8.6 ASSIGNMENT. Nothing contained in this Agreement or the agreements referred to herein (except as otherwise expressly set forth therein) is intended to confer on any person or entity other than the parties hereto and their respective successors and permitted assigns any benefit, rights or remedies under or by reason of this Agreement and such other agreements, except that the provisions of Section 5.1 and 5.2 hereof shall inure to the benefit of the Persons referred to therein.

     8.7 FURTHER ASSURANCES. Subject to the terms and conditions hereof and, as applicable, of the Merger Agreement, the parties will, and will cause their respective Subsidiaries and affiliates to, do such additional things as are necessary or proper to carry out and effectuate the intent of this Agreement or any part hereof or the transactions contemplated hereby.

     8.8 ATTORNEY-CLIENT PRIVILEGE; WORK PRODUCT. Anything herein or in the Merger Agreement notwithstanding, the transactions contemplated hereby and by the Merger Agreement shall not be deemed to transfer to or vest in Newco LP Group any right to waive, nor shall they be deemed to waive, any attorney-client privilege between Horizon Partnership Group and its legal counsel, with respect to legal advice concerning the business or operations of Horizon Partnership Group including, without limitation, the Retained Liabilities or the transactions contemplated hereby and by the Merger Agreement, in either case, concerning privileged communications (or work product related thereto) at any time prior to the Closing Date (as defined in the Merger Agreement). Newco and Horizon Partnership each shall assign to Newco LP, and cause each member of Horizon Partnership Group to assign to Newco LP Group, its rights (if any) to any attorney-client privilege with respect to legal advice concerning the business or operations of Newco LP Group including, without limitation, the Assumed Liabilities or the transactions contemplated hereby concerning privileged communications (or work product related thereto) at any time prior the Closing Date. Horizon Partnership Group and their successors and assigns shall not be entitled to waive or have access, nor shall they attempt to waive or seek access, to any privileged communications (or work product related thereto) between Newco LP Group and its legal counsel with respect to legal advice concerning the business or operations of the Newco LP Group, including the Assumed Liabilities or the transactions contemplated hereby.

     8.9 NO THIRD-PARTY BENEFICIARIES. Except as provided in Section 5.1 and 8.1 hereof, this Agreement, the Tax Disaffiliation Agreement and the Employee Benefits Agreement, are not intended to confer upon any person other than the parties hereto and thereto any rights or remedies hereunder or thereunder.

     8.10 CONFLICT WITH TAX DISAFFILIATION AGREEMENT. In the event of any conflict between this Agreement and the Tax Disaffiliation Agreement, the Tax Disaffiliation Agreement shall control.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first hereinabove written.

                              HORIZON GROUP, INC.

                              By:  __________________________________
                                   Name:
                                   Title:

                              [NEWCO, INC.]

                              By:  ______________________________
                                   Name:
                                   Title:

                              HORIZON/GLEN OUTLET CENTERS LIMITED PARTNERSHIP

                              By:  Horizon Group, Inc., its sole general partner

                              By:  _______________________________________
                                   Name:
                                   Title:

                              SKY MERGER CORP.

                              By:  ______________________________
                                   Name:
                                   Title:

                              SKY/NEWCO, LP

                              By:  Horizon Group, Inc., its sole general partner

                              By:  _________________________________
                                   Name:
                                   Title:

                                       FORM OF
                             TAX DISAFFILIATION AGREEMENT

    TAX DISAFFILIATION AGREEMENT, dated as _____________, 1998, among HORIZON GROUP, INC., a Michigan corporation ("Horizon"), SKY MERGER CORP., a Maryland corporation ("Sky Merger"), and [Newco], a Maryland corporation ("Newco").

    WHEREAS, upon the terms and subject to the conditions set forth herein, immediately prior to the consummation of the Mergers and after the formation of Newco, it is contemplated that (i) Horizon Partnership shall contribute certain of its assets to Newco LP, and that Newco LP shall assume certain obligations of Horizon Partnership, and (ii) Horizon shall contribute to Newco all of its partnership interests in Horizon Partnership, all as provided in the Contribution and Distribution Agreement.

    WHEREAS, upon the terms and subject to the conditions set forth herein on the consummation date of the Mergers (the "Distribution Date") and immediately prior to the consummation of the Mergers and after the consummation of the Contribution, Horizon Partnership shall declare and make a distribution of all of its limited partnership interests in Newco LP (the "Partnership Distribution") made on a pro rata basis to the record holders of limited partnership interests in Horizon Partnership on the date of consummation of the Mergers (the "Record Date"), as provided in the Contribution Agreement.

    WHEREAS, upon the terms and subject to the conditions set forth herein, on the Distribution Date and immediately prior to the consummation of the Mergers and after the consummation of the Partnership Distribution, Horizon shall declare and make a distribution (the "Corporate Distribution" and together, with the Partnership Distribution, the "Distribution") of the capital stock of Newco, such Corporate Distribution to be made on a pro rata basis on the Distribution Date to the record holders of Horizon Common Shares on the Record Date, all as provided in the Contribution Agreement.

    WHEREAS, immediately following the consummation of the Partnership Merger, Horizon and Sky Merger shall effectuate the merger of Horizon into Sky Merger pursuant to which Sky Merger shall survive as a Maryland corporation.

    WHEREAS, Horizon, Sky Merger and Newco desire on behalf of themselves, their Subsidiaries, and their successors to set forth their rights and obligations with respect to matters affecting their reporting of, and liability for, Taxes (as defined below).

    Section 1. DEFINITIONS. Unless otherwise defined herein, for purposes of this Tax Disaffiliation Agreement (the "Agreement") the following terms will have the following definitions:

    "Subsidiary" shall mean a current or former corporation, partnership, joint venture, or other business entity in which 50 percent or more of the outstanding equity or voting power is owned directly or indirectly by Newco or Horizon; PROVIDED, HOWEVER, that Newco and any Subsidiary of Newco shall not be considered a Subsidiary of Horizon.

    "Tax" shall mean all taxes, charges, fee, levies, imposts, duties and other assessments imposed by any governmental authority, including, without limitation, income, gross receipts, excise, property, sales, use, ad valorem, value added, withholding, employment, payroll, occupation, license, franchise, transfer, and windfall profits taxes, fees and charges, and any interest, fines, penalties, additions to tax, or other additional amounts imposed by any governmental authority with respect to any tax, charge, fee, levy, impost, duty, or other assessment.

    "Tax Return" shall mean all returns or reports to be filed or that may be filed with respect to any Tax.

    "Underpayment Rate" shall mean the rate specified in Section 6621(a)(2) of the Code.

    Other capitalized terms not defined herein, have the meaning set forth in that certain Agreement and Plan of Merger, dated as of November 13, 1997 by and among Prime Retail, Inc., a Maryland corporation, Prime Retail, L.P., a Delaware limited partnership, Horizon Group, Inc., a Michigan corporation, Sky Merger Corp., a Maryland corporation, Newco, LP, a Delaware limited partnership, and Horizon/Glen Outlet Centers Limited Partnership, a Delaware limited partnership.

    Section 2.  TAX RETURNS AND TAX PAYMENTS.

    (a)  Obligations to File Tax Returns.

         (i) Newco shall timely file, or caused to be filed, all Tax Returns that relate to Newco, or any of its Subsidiaries, for any taxable period that ends after the Distribution Date.

         (ii) Horizon shall timely filed, or caused to be filed, all Tax Returns that relate to the Horizon, or any of its Subsidiaries, for any taxable period.

    (b) Obligations to Pay Taxes. Horizon and Newco shall remit, or caused to be remitted, any Taxes due in respect of any Tax for which it is required to file a Tax Return.

    Section 3.  TAX SHARING OBLIGATIONS.

    (a) Obligations of Newco. Newco shall be liable and hold Horizon, and any of its Subsidiaries, harmless against any liability for Taxes that arising from its operations or because of Newco's ownership of any Subsidiary or any other corporation, partnership, joint venture, or other business entity.

    (b) Obligations of Horizon. Horizon shall be liable and hold Newco, any of its Subsidiaries harmless against any liability for Taxes arising from its operations or because of the Horizon's ownership of any Subsidiary or any other corporation, partnership, joint venture, or other business entity (other than Newco).

    (c) Payments. To the extent that either party (the "Payor") owes money to another party (the "Payee") pursuant to this Section 3 of the Agreement, the Payor shall pay the Payee no later than 15 days after the date the Payor makes a demand for payment, which is accompanied with appropriate calculations, of the amount the Payor is required to indemnify the Payee under this Section 3 of the Agreement.

    (d) Interest. Any payments required by this Agreement that are not made on or before the date provided shall bear interest after such date at the Underpayment Rate.

    Section 4.  TAX AUDITS.

    (a) Responsibility. Newco and Horizon shall have sole responsibility for all audits or other proceedings with respect to Tax Returns that it is required to file under Section 2 of this Agreement.

    (b) Cooperation. Newco and Horizon shall cooperate with each other in the conduct of any audit (and in the filing of any Tax Return) and each shall execute and deliver such powers of attorney and make available such other documents and employees as are necessary to carry out the intent of this Agreement.

    Section 5.  RETENTION OF RECORDS.

    (a) Maintenance. Newco and Horizon shall maintain until the expiration of the relevant statute of limitations all records, documents, accounting data, and other information necessary for the preparation and filing of all Tax Returns of Newco and Horizon or for the audit of such Tax Returns.

    (b) Access. Newco and Horizon shall provide each other reasonable access to any records, documents, accounting date, and other information and to its personnel and premises for purposes of a review or audit of such information to the extent it is relevant to a obligation or liability of a party under this Agreement.

    Section 5.  HORIZON/SUBSIDIARY MERGER.

    Upon the Horizon/Subsidiary Merger, Sky Merger shall assume all obligations of Horizon under this Agreement.

    Section 6.  MISCELLANEOUS PROVISIONS.

    (a) Notices and Governing Law. All notices required to permitted to be given pursuant to this Agreement shall be given, and the applicable law governing the interpretation of this Agreement, shall be determined by reference to the Distribution Agreement.

    (b) Biding Effect. This Agreement shall be binding on, and shall inure to the benefit of, the parties and their respective successors and assigns.

    (c) Entire Agreement. This Agreement constitutes the entire agreement of the parties concerning the subject matter hereof and supersedes all prior agreements, whether or not written, concerning the subject matter. This Agreement may not be amended expect by an agreement in writing, signed by all parties.

    (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

    IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as the date first written above.

                                  HORIZON GROUP, INC



                                  By:________________________

                                  Its:________________________


                                  SKY MERGER CORP.



                                  By:________________________

                                  Its:________________________



                                  [NEWCO]



                                  By:________________________

                                  Its:________________________